UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.            )

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ON Semiconductor Corporation

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Keith D. Jackson

President and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of ON Semiconductor Corporation will be held at our principal offices located at 5005 East McDowell Road, Phoenix, Arizona 85008 on Wednesday, May 15, 2013 at 2:00 p.m., local time, for the following purposes:

1. To elect three Class II Directors, each for a three-year term expiring at the Annual Meeting of Stockholders to be held in 2016 or until his or her successor has been duly elected and qualified, or until the earlier of his or her death, resignation or removal;

2. To vote on an advisory resolution to approve executive compensation;

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year;

4. To approve an amendment to the 2000 Employee Stock Purchase Plan to increase the cumulative total number of shares of common stock issuable thereunder from 15,000,000 to 18,000,000; and

5. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on March 28, 2013, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of ON Semiconductor Corporation, Law Department, 5005 E. McDowell Road, Phoenix, Arizona 85008 between the hours of 8:30 a.m. and 5:00 p.m., local time, each weekday. Such list will also be available at the Annual Meeting. Directions for attending the Annual Meeting may be found on our website at www.onsemi.com.

Your vote is very important to us. Please vote as soon as possible by signing, dating and returning the proxy card in the enclosed postage-paid envelope or you may vote by internet, telephone or in person as described in the enclosed proxy statement.

Sincerely yours,

April 5, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 15, 2013.

The Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders and its
Annual Report to Stockholders for the fiscal year ended December 31, 2012 are available at
www.onsemi.com/annualdocs.

i

(continued)

ii

ON SEMICONDUCTOR CORPORATION

5005 E. McDowell Road

Phoenix, Arizona 85008

PROXY STATEMENT

This statement and the accompanying notice and proxy card are furnished in connection with the solicitation by the Board of Directors (“Board”) of ON Semiconductor Corporation (“we” or the “Company”) of proxies to be used at its annual meeting of stockholders to be held on Wednesday, May 15, 2013 at 2:00 p.m., local time, at our principal offices located at 5005 East McDowell Road, Phoenix, Arizona 85008 and at any adjournment or postponement thereof (“Annual Meeting”). This statement and the accompanying notice and proxy card are first being mailed to stockholders on or about April 5, 2013.

Whether or not you plan to attend the Annual Meeting, the Board encourages you to vote your shares as more fully described in the proxy card and below.

If you are the “record holder” of your shares, meaning that you hold the shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

Vote by internet. The website address for internet voting is on your proxy card. Internet voting is available 24 hours a day;

Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day;

Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States); or

Vote in person. You may vote in person if you or your validly designated proxy attends the Annual Meeting.

If the shares you own are held in “street name” by a bank or brokerage firm, the bank or brokerage firm, as the record owner, will vote your shares according to your instructions. You will need to follow the directions your bank or brokerage firm provides you.

All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted according to the Board’s recommendations below:

	Proposal	Board Recommendation
1.

Election of three Class II Directors, each for a three-year term expiring at the annual meeting of the Company’s stockholders to be held in 2016 or until his or her successor has been duly elected and qualified, or until the earlier of his or her death, resignation or removal

FOR

2.	Advisory resolution to approve executive compensation	FOR

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year	FOR

4.	Amendment to the 2000 Employee Stock Purchase Plan to increase the cumulative total number of shares of common stock issuable thereunder from 15,000,000 to 18,000,000	FOR

We are not aware of any other matters that will be brought before the stockholders for a vote. If other matters properly come before the Annual Meeting, all shares validly represented by proxies will be voted in accordance with the discretion of the appointed proxies.

Record Date and Quorum

The Board has fixed the close of business on March 28, 2013, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 450,302,333 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

The presence, in person or by proxy, of holders of a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum. Abstentions, withheld votes and broker non-votes are included in determining whether a quorum is present for the meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters. As discussed in more detail below, we believe the following proposals will be considered non-routine and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you: Proposal No. 1 (Election of Directors), Proposal No. 2 (Advisory Resolution to Approve Executive Compensation), and Proposal No. 4 (Amendment to the 2000 Employee Stock Purchase Plan). Broker non-votes will not be counted as either votes cast for or against a matter, but will be counted for purposes of determining a quorum for the meeting.

Required Vote

On February 16, 2012, the Board approved an amendment to the Company’s bylaws and Corporate Governance Principles to change the way our directors are elected. See “The Board of Directors and Corporate Governance-- Majority Voting for Directors” below in this proxy statement. As a result, each Director standing for election at the Annual Meeting in Proposal No. 1 must be elected by a majority of the votes cast with respect to that Director’s election, meaning that the number of votes cast “for” the Director nominee must exceed the number of votes cast “against” that Director nominee. Abstentions and broker non-votes, as applicable, are not treated as votes cast and, therefore, will have no effect on Proposal No. 1. Any incumbent Director nominee who is not elected by majority vote shall promptly tender his resignation to the Board. The Corporate Governance and Nominating Committee, or such other Board committee designated by the Board, will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date of the certification of the election results.

The affirmative vote of a majority of the votes duly cast on that item at the Annual Meeting is required to approve Proposal No. 2 (Advisory Resolution to Approve Executive Compensation), Proposal No. 3 (Ratification of Appointment of Independent Registered Public Accounting Firm) and Proposal No. 4 (Amendment to the 2000 Employee Stock Purchase Plan). Abstentions and broker non-votes, as applicable, are not treated as votes cast and, therefore, will have no effect on Proposal Nos. 2, 3 and 4.

Your broker is NOT able to vote on your behalf in any director election without specific voting instructions from you. In addition, your broker is not able to vote on your behalf on Proposal Nos. 2 and 4. Accordingly, we encourage you to vote your shares on Proposals Nos. 1, 2 and 4, as well as Proposal No. 3, either by returning your proxy by internet, mail or telephone so that your shares will be voted at the meeting if you cannot attend in person.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised by submitting to our Secretary a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

MANAGEMENT PROPOSALS

Proposal No. 1:

Election of Directors

The Board is currently divided into three classes of Directors. Directors hold office for staggered terms of three years or until their successors are duly elected and qualified, or until the earlier of their death, resignation or removal. One of the three classes is elected each year to succeed the Directors whose terms are expiring. Class II Directors will be elected at the Annual Meeting to serve for a term expiring at the annual meeting in the year 2016. Each of the nominees has agreed to serve as a director if elected by the stockholders. The Class III Directors’ terms will expire in 2014. The Class I Directors’ terms will expire in 2015.

The Board has determined that a majority of our Board is independent according to the applicable rules of the Securities and Exchange Commission (“Commission”) and the listing standards of the NASDAQ Global Select Market (“NASDAQ”), including each of the following current Directors and nominees: J. Daniel McCranie, Atsushi Abe, Curtis J. Crawford, Ph.D., Bernard L. Han, Emmanuel T. Hernandez, Phillip D. Hester, Daryl A. Ostrander, and Teresa M. Ressel. The Board also determined that Robert H. Smith was independent in accordance with such standards during his period of service on the Board in 2012. Due to his reaching the age of retirement, Mr. Smith did not stand for reelection at the 2012 annual meeting and his term expired at the 2012 annual meeting.

Transactions and Relationships Considered in Independence Determinations. Consistent with NASDAQ listing standards, in making its independence determinations, the Board considered transactions occurring since the beginning of 2010 between the Company and entities associated with the independent directors or members of their immediate family. The Board determined that no “categorical” bars to independence under NASDAQ listing standards applied to any of the non-employee directors. In making its determination that no relationships exist that, in the opinion of the Board, would impair the director’s independence, the Board considered the following transactions, relationships or arrangements: (i) the transactions, relationships or arrangements under the headings “Relationships and Related Transactions — Related Party Transactions” and “Management Proposals — Proposal 1: Election of Directors” included in our annual meeting proxy statements filed with the Commission on April 5, 2012 and April 1, 2011 and (ii) the associations certain of our non-employee Directors have with other companies in the semiconductor industry, as disclosed in their biographies and discussed further below.

In connection with clause (ii) above, in making independence determinations, the Board considered a category of transactions occurring since 2010 which involved the Company doing business with organizations in our industry that have a Company non-employee director serving in a board or management position.1 In each applicable instance, the amounts paid to and received from each company (and ON Semiconductor) were significantly below the “categorical” bar to independence set forth in the NASDAQ listing standards, which uses a threshold of 5% of consolidated revenues of such entity. With the exception of the transaction with Cypress Semiconductor Corporation (“Cypress Semiconductor”), each of the below commercial relationships were in the ordinary course of business for ON Semiconductor and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers. In particular, the Board considered the following transactions and relationships with respect to the independence of certain non-employee directors:

•

With respect to the independence of Mr. McCranie and Mr. Smith, the Board considered the Company’s activity with Virage Logic Corporation (“Virage Logic”) relating primarily to the payment for a production license for intellectual property in 2010. Mr. McCranie was the President and Chief Executive Officer of Virage Logic from January 2007 to October 2008, was a director of Virage Logic from January 2007 until Virage Logic was purchased by Synopsys, Inc. (“Synopsys”) in September 2010, and served as the Executive Chairman of Virage Logic from October 2008 until Virage Logic was purchased by Synopsys in September 2010. Mr. Smith was a director of Virage Logic before its acquisition by Synopsys in 2010, and served in that position since 2003.

•

With respect to the independence of Mr. Hester, the Board considered sales to and purchases of supplies from National Instruments Corporation (“NIC”). Since December 2009, Mr. Hester has been the Senior Vice President of Research and Development of NIC.

•

With respect to the independence of Mr. Hernandez, the Board considered that Mr. Hernandez joined the Board of Directors of MEMC Electronic Materials, Inc. (“MEMC”) in May 2009. The Company purchases primarily silicon wafers and polysilicon from MEMC.

•

With respect to the independence of Mr. McCranie, the Board considered the purchase of the CMOS image sensor business unit from Cypress Semiconductor in February 2011. Mr. McCranie is a director of Cypress Semiconductor.

•

Additionally, with respect to the independence of Mr. McCranie, the Board also considered the sales of wafer, die and engineering services to Freescale Semiconductor, Inc. (“Freescale Semiconductor”) and certain of its subsidiaries. Mr. McCranie became a director of Freescale Semiconductor in March 2011.

•

With respect to the independence of Ms. Ressel, the Board considered that Ms. Ressel was the Chief Executive Officer of UBS Securities LLC from 2007 to 2012 and that an affiliate of that entity provides certain cash management services to the Company, while another affiliate is a syndicate lender under the Company’s revolving credit facility.

1 In situations where the Company non-employee director’s interest was only related to his service as a director of the other company, Item 404 of Regulation S-K explicitly provides that a direct or indirect material interest does not exist for such director. In each other transaction where a determination was required, the Company non-employee director was determined not to have a direct or indirect material interest that would require disclosure under Item 404 of Regulation S-K as a “related party transaction.” Such determination included a consideration of any equity (or derivative rights) owned by the Company’s non-employee director in such other company.

Unless you withhold your vote or indicate otherwise on your proxy card, and except in a case of a broker non-vote, proxies will be voted FOR the election of the nominees. The Board has no reason to believe that any of the following nominees will be unable to serve. If, however, any one of them should become unavailable, the Board may reduce the size of the Board or designate a substitute nominee. If the Board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

Set forth below is information concerning our nominees and other directors, including their business experience and public company directorships for the past five years.

In each biography below, we describe certain of the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director of the Company as of the date of this proxy statement. In addition to the specific qualifications described below, we believe that each director has the integrity, honesty and adherence to high ethical standards necessary to set the “tone at the top” for our Company. Each is possessed of the business acumen and sound judgment that we believe are required for the proper functioning of our Board. Most of our directors also have significant other public company board experience that broadens their knowledge of board processes, issues and solutions.

In Proposal No. 1, you are asked to vote for each of the nominees for Class II directors listed below.

Class II — Current Terms Expiring in 2013

J. Daniel McCranie, 69. Mr. McCranie has served as the Chairman of the Board of Directors of ON Semiconductor Corporation since August 2002 and as a Director since November 2001. Mr. McCranie served as Executive Chairman of Virage Logic, a provider of application optimized semiconductor intellectual property platforms, from October 2008 until it was purchased by Synopsys in September 2010. Previously, Mr. McCranie served as President and Chief Executive Officer of Virage Logic from January 2007 to October 2008, Executive Chairman of Virage Logic from March 2006 to January 2007, and Chairman of the Board of Directors of Virage Logic from August 2003 to March 2006. Prior to joining Virage Logic, from 1993 until his retirement in 2001, Mr. McCranie was employed in various positions with Cypress Semiconductor, a supplier of diversified, broadline semiconductor products, focusing on the communications industry, lastly as its Executive Vice President, Marketing and Sales. From 1986 to 1993, Mr. McCranie was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. Mr. McCranie currently serves on the board of directors of Cypress Semiconductor and Mentor Graphics; and is the non-executive chairman of the board of directors of Freescale Semiconductor. Within the last five years, Mr. McCranie also served on the boards of directors of Virage Logic and Actel Corporation, a designer and provider of field programmable gate arrays and programmable system chips.

Mr. McCranie has extensive experience in the semiconductor industry, including management experience as a chief executive officer of two publicly held semiconductor corporations, with the resulting knowledge and understanding of what such a position entails. As a long-time member of our Board, Mr. McCranie has gained a deep understanding of the Company’s strengths and issues.

Emmanuel T. Hernandez, 57. Mr. Hernandez has served as a director of ON Semiconductor Corporation since November 2002. From April 2005 to November 2008, Mr. Hernandez served as the Chief Financial Officer of SunPower Corporation. He retired as Chief Financial Officer of SunPower Corporation in November 2008, but continued in a transition role at SunPower Corporation until January 2009. Prior to April 2005, Mr. Hernandez served for more than 11 years as the Executive Vice President of Finance and Administration and Chief Financial Officer for Cypress Semiconductor, having joined that company in 1993 as its Corporate Controller. Prior to that, Mr. Hernandez held various financial positions with National Semiconductor Corporation from 1976 through 1993. Mr. Hernandez currently serves on the board of directors of Aruba Networks, Soraa, Inc., a private company that is developing LED and laser technology, and EnStorage, Inc., a private company that develops flow battery/storage technology for the renewable energy industry; and is chairman of the board of directors of MEMC Electronic Materials, Inc. In addition, in the past five years, Mr. Hernandez has served on the board of directors of Integration Associates. From May 2010 to January 2013, Mr. Hernandez also served as an operating partner at Khosla Ventures.

Mr. Hernandez has extensive experience in the semiconductor industry. In addition, through his experience as chief financial officer of both a publicly held semiconductor company and a publicly held solar company, Mr. Hernandez has significant management experience and relevant knowledge of financial statement preparation and regulatory compliance. As a long time member of our Board, Mr. Hernandez has gained a deep understanding of the Company’s strengths and issues.

Teresa M. Ressel, 50. Ms. Ressel has served as a Director of the Company since March 2012. From 2012 through present, Ms. Ressel has served on the management team of Olayan Americas based in New York. The Olayan Group’s private multinational enterprise engages across distribution, services and global investment including specialty asset classes. From 2004 until 2012, Ms. Ressel served in various capacities as CEO of UBS Securities LLC and previously COO of UBS Investment Bank, The Americas covering a broad array of banking and regulatory functions across the Americas region. From 2001 until 2004, Ms. Ressel served at the U.S. Department of the Treasury. She was confirmed by the United States Senate as Assistant Secretary for Management and Budget for the U.S. Treasury and was designated by Presidential Directive as the Chief Financial Officer of the department, where she served in both capacities. From 2000 until 2001, Ms. Ressel provided private equity consulting services. From 1994 until 2000, Ms. Ressel served as Vice President and then Sr. Vice President at Kaiser Permanente. Her various positions included Corporate Audit and Corporate Environmental, Health and Safety programs; Vice President and Chief Compliance Officer; and Sr. Vice President and Chief Operating Officer, e-commerce. From 1990 until 1994, Ms. Ressel was employed at Hewlett Packard and from 1987 until 1990, Ms. Ressel was employed at the Electric Boat Division, General Dynamics, Groton, CT. Both of these roles encompassed a combination of engineering, audit, operational controls and risk management.

Ms. Ressel has extensive experience in the financial industry, as well as senior executive experience covering relevant knowledge of financial statement preparation and regulatory compliance in public, private and governmental sectors. In addition, she has a strong knowledge of end-user market affiliations, which includes an understanding of the end-user customer as well as original equipment manufacturers and distributors.

Required Vote. To be elected, each of the three Class II Director-nominees must receive the affirmative vote of the majority of votes cast, meaning that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the proposal to elect Directors.

The Board of Directors recommends a vote “for” election of each of the

Class II Director-nominees in Proposal No. 1.

The individuals listed below are also presently serving as Directors.

Class III — Current Terms Expiring in 2014

Keith D. Jackson, 57. Mr. Jackson was elected as a Director and appointed as President and Chief Executive Officer of ON Semiconductor Corporation in November 2002. Mr. Jackson has over 30 years of semiconductor industry experience. Before joining ON Semiconductor, he was with Fairchild Semiconductor Corporation, serving as Executive Vice President and General Manager, Analog, Mixed Signal, and Configurable Products Groups, beginning in 1998, and, more recently, was head of its Integrated Circuits Group. From 1996 to 1998, he served as President and a member of the board of directors of Tritech Microelectronics in Singapore, a manufacturer of analog and mixed signal products. From 1986 to 1996, Mr. Jackson worked for National Semiconductor Corporation, most recently as Vice President and General Manager of the Analog and Mixed Signal division. He also held various positions at Texas Instruments Incorporated, including engineering and management positions, from 1973 to 1986. Mr. Jackson has served on the board of directors of the Semiconductor Industry Association since 2008 and joined the board of directors of Veeco Instruments Inc. in February 2012.

Mr. Jackson is our chief executive officer and as such, offers the Board his extensive experience in the semiconductor industry and intimate and detailed understanding of the day to day workings of our Company and the issues that it faces.

Phillip D. Hester, 57. Mr. Hester has served as a director of ON Semiconductor Corporation since August 2006. In December 2009, Mr. Hester was appointed as the Senior Vice President of Research and Development at NIC where he was an independent technology consultant from April 2008 to December 2009. From 2005 to April 2008, he served as the Chief Technology Officer at Advanced Micro Devices, Inc. (“AMD”). From approximately mid-2006 to April 2008, Mr. Hester had also been a Senior Vice President of AMD. From September 2005 to approximately mid-2006, Mr. Hester was a Vice President of AMD. In his positions with AMD, Mr. Hester was responsible for, among other things, setting the architectural and product strategies and plans for AMD’s microprocessor business. He also chaired the AMD Technology Council. Mr. Hester was a co-founder of Newisys, which is now a Sanmina-SCI company. From July 2000 to September 2005, Mr. Hester was the Chief Executive Officer of Newisys. Prior to July 2000, Mr. Hester spent 23 years at IBM serving in a variety of key leadership and executive technical roles. While at IBM, Mr. Hester led a number of system technology development efforts, including the RS/6000, and served as one of 15 members of the IBM Corporate Technology Council.

Mr. Hester has over 30 years of system design and enterprise computing experience. Mr. Hester has extensive experience in the semiconductor industry, including with technological issues, strategies, and design. He also has had management experience as a chief technology officer and as a chief executive officer.

Bernard L. Han, 49. Mr. Han has served as a Director of the Company since March 2012. Since April 2009, Mr. Han has served as the Chief Operating Officer of DISH Network Corporation (“DISH Network”) and is in charge of all operations, information technology, and retention marketing functions for DISH Network. In addition, he oversees all direct and indirect sales and distribution for that company. Mr. Han served as DISH Network’s Executive Vice President and Chief Financial Officer from September 2006 until April 2009 and as Chief Information Officer from 2006 to 2007. Mr. Han also served as EchoStar Corporation’s (“EchoStar”) Executive Vice President and Chief Financial Officer from January 2008 to June 2010 pursuant to a management services agreement between DISH Network and EchoStar. From October 2002 to May 2005, Mr. Han served as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. (“Northwest”). Mr. Han was the Executive Vice President and Chief Financial Officer of America West Airlines (“America West”) in 2002 before transitioning to

Northwest in that same year. While at America West, he worked in other senior level sales and marketing and financial planning positions within the company from 1996 through 2001. Prior to joining America West, Mr. Han worked in various director and financial manager positions at Northwest between 1991 and 1995.

Mr. Han has a strong financial and operations background, through his experience as chief operations officer and chief financial officer of various publicly held companies. Mr. Han also has significant strategic planning and general management experience across a variety of corporate functions.

Class I — Current Terms Expiring in 2015

Atsushi Abe, 59. Mr. Abe has served as a director of ON Semiconductor Corporation since February 2011. From December 2009 to the present, Mr. Abe has served as the managing partner of Sangyo Sosei Advisory Inc., a technology, media and telecommunication industry focused mergers and acquisitions advisory firm. From August 2004 to March 2009, he served as a partner at Unitas Capital (formerly CCMP Capital Asia and JP Morgan Partners Asia) and was responsible for investments in Japan and in technology companies generally. From August 1998 until July 2004, Mr. Abe worked for Deutsche Bank Group in San Francisco and in Tokyo as a managing director and held leadership positions including head of Global Corporate Finance in Japan, head of Global Semiconductor Investment Banking and head of TMT Investment Banking in Asia. From December 1992 through July 1998, Mr. Abe worked as a managing director for Alex Brown & Sons, Inc. in San Francisco and Tokyo, which was subsequently acquired by Deutsche Bank Group. Prior to joining Alex Brown & Sons, Inc., Mr. Abe spent over 14 years at Mitsui & Co., Ltd. where he held various management positions in the Industrial Electronics Division and Principal Investment Unit. Mr. Abe has served on the board of Edwards Group Limited, an UK based vacuum technology company, from May 2007 through October 2009.

Mr. Abe has extensive experience in the investment banking and private equity industry, particularly in the area of technology. Mr. Abe’s experience in mergers and acquisitions as well as in capital markets transactions provides valuable knowledge and perspective in financial transactions and negotiations. In addition, his familiarity with technology companies and businesses throughout Asia, including Japan, offers the Board unique insight.

Curtis J. Crawford, Ph.D., 65. Dr. Crawford has served as a director of ON Semiconductor Corporation since September 1999. Dr. Crawford served as ON Semiconductor’s Chairman of the Board from September 1999 until his resignation from that position in April 2002. Dr. Crawford is Founder, President and Chief Executive Officer of XCEO, Inc. (“XCEO”), a consulting firm specializing in leadership and corporate governance that provides mentoring and support for executives. Prior to founding XCEO, he was the President and Chief Executive Officer of Onix Microsystems, Inc., a developer and manufacturer of optically transparent switches for communication networks, from February 2002 to April 2003. From 1999 to March 2001, he was Chairman, and from 1998 to March 2001, he was President and Chief Executive Officer of Zilog, Inc., a semiconductor design, manufacturing and marketing company. From 1997 to 1998, Dr. Crawford was Group President of the Microelectronics Group and President of the Intellectual Property division of Lucent Technologies. From 1995 to 1997, he was President of the Microelectronics Group. From 1993 to 1995, Dr. Crawford was President of AT&T Microelectronics, a business unit of AT&T Corporation. From 1991 to 1993, he held the position of Vice President and Co-Chief Executive Officer of AT&T Microelectronics. From 1988 to 1991, he held the position of Vice President, Sales, Service and Support for AT&T Computer Systems. Prior to 1988, he served in various sales, marketing and executive management positions at various divisions of IBM.

Dr. Crawford currently serves as a member of the board of trustees of DePaul University and as a member of the boards of directors of Xylem. Inc. and E.I. du Pont de Nemours. In the past five years, Dr. Crawford has also served on the board of directors for Agilysys, Inc. and ITT Corp. Dr. Crawford is the author of three books on leadership and corporate governance.

Dr. Crawford is a long-time member of the Board with the resulting in-depth knowledge of the Company’s strengths and issues. He has extensive experience in the semiconductor industry. He not only has management and technology experience, including as a chief executive officer of a publicly held semiconductor company, but offers us his extensive knowledge of leadership and corporate governance.

Daryl A. Ostrander, 64. Mr. Ostrander has served as a director of ON Semiconductor Corporation since February 2009. Mr. Ostrander has 35 years of experience in the semiconductor industry with expertise in semiconductor manufacturing, semiconductor technology, and production implementation of new products. From 1981 to 2008, Mr. Ostrander was the Senior Vice President, Manufacturing and Technology for AMD, a global provider of microprocessor solutions for the computing, communications and consumer electronic markets. On February 1, 2010, Mr. Ostrander became a director of RF Micron, Inc., a private startup company focused on the development of next generation Radio Frequency Identifier (RFID) microchips for itemized tracking applications. On June 2, 2012, Mr. Ostrander became a director of Caddie Central, LLC, a company that provides caddie tournament management and software services for resorts and golf tournaments.

Mr. Ostrander has extensive experience in the semiconductor industry. In addition to his management experience in a publicly held semiconductor company and his entrepreneurial experience, his focus on manufacturing processes offers the Board a different viewpoint.

Proposal No. 2:

Advisory Resolution to Approve Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking for stockholder approval of the compensation of our Named Executive Officers (defined below under “Compensation Discussion and Analysis - Overview”). The Board of Directors recommends that stockholders approve such compensation by approving the following advisory resolution:

RESOLVED, that the stockholders of ON Semiconductor Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers identified in the Summary Compensation Table included in this proxy statement as such compensation is described pursuant to Item 402 of Regulation S-K in this proxy statement (which disclosure includes the Compensation Discussion and Analysis and the compensation tables and accompanying footnotes and narratives under the heading “Compensation of Executive Officers” in this proxy statement).

The principal objective of our compensation programs is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term while also accomplishing our long-term plans and goals. The Company seeks to accomplish this goal by rewarding performance, both individual and corporate, in a way that is aligned with the Company’s and stockholders’ short and long-term interests. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our Named Executive Officers is performance-based and dependent upon the Company’s achievement of specified financial goals or the increase in the market price of our common stock. The Company believes that its executive compensation program satisfies the Company’s goals. We describe our compensation policies and programs in more detail below in this proxy statement, including in the Compensation Discussion and Analysis (“CD&A”).

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and will consider whether any actions are necessary to address those concerns. The Board has adopted a policy providing for an annual advisory vote to approve executive compensation. Unless the Board otherwise modifies this policy, the next advisory vote will be at the 2014 annual meeting of stockholders.

Required Vote. The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on this proposal.

The Board of Directors recommends a vote “for” the advisory (non-binding) resolution to approve executive compensation in Proposal No. 2.

Proposal No. 3:

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm (i) to audit our consolidated financial statements for the year ending December 31, 2013 and (ii) to render other services as required of them, including to report on the effectiveness of our internal control over financial reporting as of December 31, 2013, and is seeking ratification by the stockholders of this appointment.

A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions by stockholders.

Stockholder ratification of the selection of PricewaterhouseCoopers as our independent registered public accounting firm is not required by our bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice and because the Audit Committee values stockholders’ views on our independent auditors.

If the stockholders fail to ratify the election, the Audit Committee will reconsider the appointment of PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in our best interest and the best interest of our stockholders.

Required Vote. The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions are not treated as votes cast and, therefore, will have no effect on this proposal.

The Audit Committee and the Board of Directors recommend a vote “for”

approval of Proposal No. 3.

Audit and Related Fees

The Audit Committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers, our independent registered public accounting firm, as well as the fees charged by PricewaterhouseCoopers for such services. In its review of non-audit services and fees and its appointment of PricewaterhouseCoopers as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PricewaterhouseCoopers’ independence.

Fees Billed by PricewaterhouseCoopers. The table below sets forth the aggregate fees for audit and other services provided by PricewaterhouseCoopers for 2012 and 2011.

Fee Type	2012 (in millions)	2011 (in millions)
Audit Fees (1)	$4.0	$4.8
Audit-Related Fees	$0.0	$0.0
Tax Fees (2)	$1.7	$0.9
All Other Fees	$0.0	$0.0

Total Fees	$5.7	$5.7

(1)

Includes fees billed or expected to be billed for each of 2012 and 2011 for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint ventures, and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents.

(2)

Includes fees billed for each of 2012 and 2011 for professional services rendered in connection with the preparation of our federal and state income tax returns as well as the income tax returns of certain of our subsidiaries worldwide, tax planning, tax advice, assistance with mergers and acquisitions, consultations relating to transfer pricing, and expatriate tax preparation and consultation fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services. Under the Audit Committee charter, the Audit Committee must pre-approve all audit services and permitted non-auditing services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services prescribed in the federal securities laws and regulations which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to one or more members of the Audit Committee authority to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented to the full Audit Committee at its next scheduled meeting. During 2012 and 2011, all audit and permissible non-audit services were pre-approved by the Audit Committee pursuant to its charter.

The Audit Committee has determined that the provision of services described above is compatible with maintaining PricewaterhouseCoopers’ independence.

Proposal No. 4:

Amendment to the 2000 Employee Stock Purchase Plan

General Information

The Company’s 2000 Employee Stock Purchase Plan (as amended and restated as of May 20, 2009, and as further amended on May 19, 2010) (the “2000 ESPP”), provides eligible employees of the Company and its participating subsidiaries with the opportunity to purchase shares of our common stock through convenient payroll deductions, except where prohibited by law.

In February 2000, the Board and stockholders adopted the original plan that authorized the issuance of 1,500,000 shares. In May 2001, the Board and stockholders increased the number of shares authorized for issuance by 4,000,000 shares for a total of 5,500,000 shares; in May 2004, the Board and stockholders increased the number of authorized shares from 5,500,000 to 8,500,000; in May 2009, the Board and stockholders increased the number of authorized shares from 8,500,000 to 15,000,000 and eliminated the 90 day waiting period for eligible participants to re-enroll in the plan after a withdrawal or cancellation of enrollment; and in May 2010, a minor technical amendment regarding the eligibility of non-U.S. employees to participate in the 2000 ESPP was adopted.

The Board has determined, in order to give us the ability to continue to attract and retain the talented employees necessary for our continued growth and success, to amend the 2000 ESPP to increase the number of shares of common stock authorized for issuance under the 2000 ESPP by 3,000,000 shares, for a cumulative total of 18,000,000 shares (which includes all shares previously issued under the 2000 ESPP), effective as of the date of stockholder approval. The amendment would be effective for the offering period ending on June 30, 2013.

The Company will utilize proceeds from the sale of 2000 ESPP shares for general corporate purposes.

During the year ended 2012 and 2011, employees purchased approximately 1,400,000 and 1,200,000, respectively, under the 2000 ESPP. Therefore, we expect that the 3,000,000 share increase that is the subject of Proposal No. 4 would allow for at least 2 years of 2000 ESPP purchases. These 3,000,000 additional shares represent less than 1% of our total common shares outstanding. As of March 28, 2013, the shares remaining available for issuance under the 2000 ESPP are 2,605,544.

Summary of Plan

The following general description of the material features of the 2000 ESPP is qualified in its entirety by reference to the 2000 ESPP, as proposed to be amended, which is attached as Appendix A.

Purpose

The purpose of the 2000 ESPP is to encourage ownership of common stock of the Company by all eligible employees and to provide incentives for them to exert maximum efforts for the success of the Company and its affiliates. The 2000 ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Eligibility to Participate

The Board delegated to the Compensation Committee the Board’s duties and authority to administer the 2000 ESPP, including the authority to designate the subsidiaries of the Company whose employees may participate in the 2000 ESPP. The Compensation Committee has delegated to the Chief Executive Officer and/or to the President of the Company the authority to designate new United States and Malaysian subsidiaries of the Company that are eligible to be participating employers in the 2000 ESPP, subject to certain restrictions.

All employees of the Company or any subsidiary so designated are eligible to participate in the 2000 ESPP, provided such employees are employed by the Company or a subsidiary authorized to participate in the 2000 ESPP on the first day of the offering period. An employee is not eligible, however, if he or she owns or has the right to acquire five percent or more of the voting stock of the Company or of any subsidiary of the Company. Also, an employee is not eligible if he or she normally is scheduled to work less than or equal to twenty hours per week or five months per calendar year or if the employee has been employed by the Company for less than 90 days. An individual who is a citizen or resident of a foreign jurisdiction will be ineligible to participate in the 2000 ESPP if the offering is prohibited under the laws of the jurisdiction or if compliance with the laws of the jurisdiction would cause the offering to violate Section 423 of the Code. The 2000 ESPP is intended to be a broad base compensation plan and currently the only subsidiaries of the Company whose employees are eligible to participate in the 2000 ESPP are certain of the Company’s United States and Malaysian subsidiaries. As of December 31, 2012, there were approximately 5,900 employees eligible to participate, subject to limitations of local law, tax policy and custom in such foreign country.

Administration, Amendment and Termination

The Board has delegated the authority to administer the 2000 ESPP to the Compensation Committee. The members of the Compensation Committee serve at the pleasure of the Board.

Subject to the terms of the 2000 ESPP, the Compensation Committee has the authority to amend, suspend, waive and rescind the rules and regulations as it deems necessary or advisable to administer the 2000 ESPP, to correct any defect or supply any omission or reconcile any inconsistency in the 2000 ESPP and to construe and interpret the 2000 ESPP and rules and regulations thereunder. The Compensation Committee may also make any other decision and determination under the 2000 ESPP, including determinations relating to eligibility.

The Company’s Board of Directors may amend or terminate the 2000 ESPP at any time for any reason unless stockholder approval is required by federal or state law or regulation or the rules of the automated quotation system or stock exchange on which the Company’s stock is quoted or listed, or is necessary in order for the 2000 ESPP to continue to meet the requirements of Section 423 of the Code. In a case where stockholder approval is required, such approval must be obtained within one year of Board action. No amendment or termination may materially and adversely affect the rights of a participant without such participant’s consent.

Number of Shares of Common Stock Available Under the 2000 ESPP

Currently 15,000,000 shares of common stock are authorized for issuance pursuant to the 2000 ESPP. If the proposed amendment is adopted, the number of shares authorized for issuance will be increased to 18,000,000. Shares sold under the 2000 ESPP may be newly issued shares, treasury shares or shares purchased on the open market. In the event of any stock split or other change in the capital structure of the Company or similar event affecting the stock, appropriate adjustments will be made in the number and kind of shares available for purchase under the 2000 ESPP.

Enrollment and Contributions

Eligible employees voluntarily elect whether or not to enroll in the 2000 ESPP. Currently, employees may join for a period of three months, which is the maximum offering period provided for in the 2000 ESPP. Employees who have joined the 2000 ESPP are automatically re-enrolled for additional rolling three-month periods, provided that the employee remains eligible under the rules of the 2000 ESPP. However, an employee may cancel his or her enrollment at any time, subject to 2000 ESPP provisions.

Employees may contribute to the 2000 ESPP through payroll deductions. Participating employees generally may contribute up to 10% of their eligible compensation through after-tax payroll deductions. From time to time, the Compensation Committee may establish a lower or higher maximum permitted contribution percentage. An employee may change the payroll contribution amount for a future offering period by filing a new enrollment form at least two weeks prior to the beginning of the offering period. An employee may discontinue payroll contributions during an offering period by filing a new enrollment form, and the change will be effective for the next payroll after the enrollment form is received.

Purchase of Shares

At the end of each offering period, each participating employee’s payroll deductions are used to purchase shares of common stock for the employee. The price of the shares purchased will be 85% of the lower of (i) the stock’s fair market value on the first day of the three-month offering period, or (ii) the stock’s fair market value on the last day of the offering period. Currently, during any single offering period, no employee may purchase more than the lesser of: (i) 500 shares of common stock, or (ii) the number of shares derived by dividing $6,250 by 100% of the fair market value of one share of common stock on the first day of the offering period. In the event that an employee’s payroll contribution is greater than the amount the employee is able to purchase, the excess amount will be returned to the employee as soon as practical after the end of the offering period.

Termination of Participation

Participation in the 2000 ESPP terminates when a participating employee’s employment with the Company and its subsidiaries ceases for any reason, the employee withdraws from the 2000 ESPP, the employee becomes ineligible to participate under the rules of the 2000 ESPP, or the 2000 ESPP is terminated or amended such that the employee no longer is eligible to participate.

Number of Shares Purchased by Certain Individuals and Groups

The following table sets forth the purchases made in the 2012 fiscal year under the 2000 ESPP for the individuals and groups of individuals specified. The actual number of shares that may be purchased by these individuals and groups during the current year will not be determinable until the fiscal year end.

Plan Benefits Table

	Number of Shares Purchased	Total Purchase Price	FMV at Purchase
Name and Principal Position		($)(1)	($)(2)
Keith D. Jackson	0	0	0
President and Chief Executive Officer
Bernard Gutmann	0	0	0
Executive Vice President, Chief Financial Officer, and Treasurer
Donald Colvin	0	0	0
Former Executive Vice President, Chief Financial Officer and Treasurer
W. John Nelson, Ph.D.	0	0	0
Former Executive Vice President and Chief Operating Officer
George H. Cave	2,000	11,526	14,668
Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary
William M. Hall	2,000	11,526	14,668
Senior Vice President and General Manager, Standard Products Group
Robert Klosterboer	0	0	0
Senior Vice President and General Manager, Application Products Group

All current executive officers, as a group	6,000	34,578	44,004
All directors who are not executive officers, as a group (3)	0	0	0
All employees who are not executive officers, as a group	1,439,309	8,259,669	10,500,205

(1) The amount in this column is calculated by multiplying the purchase price per share (85% of the lesser of the fair market value of one share of stock on the first day of an offering period, or the fair market value of one share of stock on the last day of an offering period) by the total number of 2000 ESPP shares purchased during the corresponding period.

(2) The amount in this column is calculated by multiplying the closing market price of our common stock on the purchase date by the total number of 2000 ESPP shares purchased during the corresponding period.

(3) Directors who are not employees of the Company are not eligible to participant in the 2000 ESPP.

Tax Aspects

The Company intends that the 2000 ESPP qualify as an employee stock purchase plan under Section 423 of the Code. The following discussion provides a general summary of the material federal income tax consequences of the purchase of shares of stock under the 2000 ESPP. Tax consequences for any particular individual, however, may be different. This discussion does not address the consequences of state, local or foreign tax laws.

An employee does not recognize taxable income when shares of stock are purchased through the 2000 ESPP. An employee, however, will generally recognize taxable income upon the sale or disposition of stock purchased through the 2000 ESPP.

For shares that are disposed of 24 months or later after the first day of the offering period under which shares were purchased (a “qualifying disposition”), gain is taxed as ordinary income up to the amount of the discount from the market price of the stock on the first day of such offering period. Any additional gain above that amount is taxed at the long-term capital gain rates. If, however, the employee sells the stock for less than the purchase price, there will be no ordinary income. Instead, the employee will have a long-term capital loss for the difference between the sale price and the purchase price.

If a participant disposes of shares during the 24 month period after the first day of the offering period in which shares were purchased (a “disqualifying disposition”), the employee will recognize ordinary income on the difference between the purchase price and the fair market value of the stock on the actual purchase date, regardless of whether there is any gain upon such disposition. Any additional gain (or loss) is taxed to the stockholder as long-term or short-term capital gain (or loss). The purchase date starts the holding period for determining whether the gain (or loss) is short-term or long-term.

If an employee makes a disqualifying disposition, the Company will receive a deduction equal to the amount of ordinary income an employee must recognize for the year of the disqualifying disposition. The Company will not receive a deduction for qualifying dispositions.

Required Vote

The affirmative vote of a majority of the votes duly cast on this item is required to approve this proposal. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the approval of this proposal.

The Board of Directors recommends a vote “for” approval of Proposal No. 4.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth equity compensation plan information as of December 31, 2012:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (4)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Plan Category:
Equity compensation plans approved by security holders (1)	22,465,466 (3)	$7.27	46,289,577 (5)
Equity compensation plans not approved by security holders (2)	3,635,675	$9.29	0
Total	26,101,141		46,289,577

(1)

Consists of the ON Semiconductor Corporation 2000 Stock Incentive Plan (the “2000 SIP”), the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan (the “Amended and Restated Plan”) and the 2000 ESPP.

(2)

We have assumed awards in accordance with applicable NASDAQ listing standards under the AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan, which has not been approved by our stockholders, but which was approved by AMIS stockholders. We have also assumed awards in accordance with applicable NASDAQ listing standards under the following plans, which have not been approved by our stockholders but which were approved by Catalyst stockholders: the Catalyst Options Amended and Restated 2003 Stock Incentive Plan, the Catalyst 2003 Director Stock Option Plan, and the Catalyst 1998 Special Equity Incentive Plan. We have also assumed awards in accordance with applicable NASDAQ listing standards under the following plans, which have not been approved by our stockholders but which were approved by CMD stockholders: the California Micro Devices Corporation 2004 Omnibus Incentive Compensation Plan, the California Micro Devices Corporation 1995 Non-Employee Directors’ Stock Option Plan, the California Micro Devices Corporation 1995 Employee Stock Option Plan and options granted under agreements between California Micro Devices and certain employees. Also included are shares that were added to the 2000 SIP as a result of the assumption of the number of shares remaining available for grant under the AMIS Holdings, Inc. Employee Stock Purchase Plan and AMIS Holdings Inc. Amended and Restated 2000 Equity Incentive Plan.

(3)

Includes 8,935,339 shares of common stock subject to time-based and performance-based RSUs, which entitle each holder to one share of common stock for each unit that vests over the holder’s period of continued service or based on the achievement of certain performance criteria. This column excludes purchase rights accruing under the 2000 ESPP that has a shareholder approved reserve of 15,000,000 shares. Under the 2000 ESPP, each eligible employee may purchase up to the lesser of (a) 500 shares of common stock or (b) the number derived by dividing $6,250 by 100% of the fair market value of one share of common stock on the first day of the offering period, as defined in the 2000 ESPP, during each three-month period at a purchase price equal to 85% of the lesser of the fair market value of a share of stock on the first day of the period or the fair market value of a share of stock on the last day of the period.

(4)

Calculated without taking into account shares of common stock subject to outstanding RSUs that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(5)

Includes 2,605,544 shares of common stock reserved for future issuance under the 2000 ESPP and 43,684,033 shares of common stock available for issuance under the Amended and Restated Plan, as adjusted to account for full value awards which reduce the shares of common stock available for future issuance at a fungible ratio of 1:1.58 for each full value award previously awarded pursuant to the plan document. The 2000 SIP terminated on February 17, 2010, therefore there are no available shares for future grants under the 2000 SIP as of

December 31, 2012. However, if an award under the Amended and Restated Plan or under the 2000 SIP is forfeited, terminated, cancelled, expires or is paid in cash, the shares subject to such award, to the extent of the forfeiture, termination, cancellation, expiration or cash payment, may be added back to the shares available for issuance under the Amended and Restated Plan on a one for one basis for options and SARs and on the basis of 1.58 to one for other awards.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board met 7 times last year and the committees, including any special committees, of the Board held a total of 31 meetings. Each director serving during 2012 attended at least 75% of the aggregate of all Board and applicable committee meetings held during 2012. We do not currently have a policy with regard to Directors’ attendance at the Annual Meeting of Stockholders; however, three Directors, Messrs. McCranie, Hernandez, and Jackson attended the annual meeting of stockholders on May  15, 2012.

Committees of the Board

Our current Board standing committees and membership is as follows:

Corporate Governance and Nominating Committee	Audit Committee	Compensation Committee	Executive Committee	Integration Oversight Committee	Science and Technology Committee
Curtis J. Crawford*	Emmanuel T. Hernandez*	Bernard L. Han**	J. Daniel McCranie*	Atsushi Abe*	Phillip D. Hester*
Philip D. Hester	Curtis J. Crawford	Curtis J. Crawford	Curtis J. Crawford	Emmanuel T. Hernandez	J. Daniel McCranie
J. Daniel McCranie	Atsushi Abe**	J. Daniel McCranie*	Phillip D. Hester	Daryl A. Ostrander	Daryl A. Ostrander
Teresa M. Ressel **	Teresa M. Ressel **	Atsushi Abe**	Keith D. Jackson	Bernard L. Han**

*	Denotes the Chairman of such committee.

**

Mr. Abe joined the Audit Committee and Compensation Committee on March 21, 2012. Ms. Ressel was appointed to the Board on March 21, 2012 and joined the Audit Committee effective that same day. Ms. Ressel was appointed to the Corporate Governance and Nominating Committee to replace Mr. Ostrander on that Committee, effective December 7, 2012. Mr. Han was appointed to the Board on March 21, 2012 and joined the Compensation Committee on May 17, 2012. Mr. Han joined the Integration Oversight Committee effective December 7, 2012.

Audit Committee. The Audit Committee, established pursuant to Section 3(a)(58)(A) of the Exchange Act, has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Our Audit Committee has the specific purpose under its charter to:

•	monitor the integrity of the corporate accounting and financial reporting processes of the Company and the audits of the financial statements;

•	provide to the Board the results of its monitoring and recommendations derived therefrom;

•	outline to the Board changes made, or to be made, in internal accounting controls noted by the Audit Committee;

•	appoint, determine funding for, and oversee our independent registered public accounting firm;

•	review the independence, qualifications and performance of our internal and independent auditors;

•

oversee that management has the processes in place to assure our compliance with applicable corporate policies, and legal and regulatory requirements that may have a material impact on our financial statements; and

•	inform the Board and appropriately provide information and materials on significant matters that require the Board’s attention.

Among other things, the Audit Committee has the specific authority and responsibility under its charter to:

•

pursuant to the Commission’s rules, establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•

review and oversee related party transactions to the extent required under applicable federal securities laws and related rules and regulations or NASDAQ rules, unless such transactions are submitted to another comparable independent body of the Board;

•

discuss with management our major financial risk exposures and the steps we have taken to monitor and control such exposures, including related risk assessment and risk management policies as they relate to the Audit Committee’s responsibilities; and

•

review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in our annual report.

The Audit Committee has other specific responsibilities under its charter, including its policies and procedures for pre-approval of auditing services and permitted non-auditing services (including the fees and terms thereof) of our independent registered public accounting firm. The Audit Committee also has authority and responsibility, as provided in its charter, over various other financial statement and disclosure matters, other items associated with the Company’s independent registered public accounting firm, and additional events associated with the Company’s internal audit and compliance functions. To the extent it deems necessary or appropriate, the Audit Committee may retain independent legal, accounting or other advisors, with appropriate funding related thereto to be provided by the Company.

The Board has determined that each member of the Audit Committee during 2012 and current member is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ, including Mr. Smith, who was a member of the Audit Committee until the 2012 annual meeting at which he did not stand for reelection. The Board has also determined that each current member of the Audit Committee is financially competent under the current listing standards of NASDAQ. The Audit Committee includes at least one independent Director, Emmanuel T. Hernandez, who has been determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with Commission rules and similar financial sophistication rules under NASDAQ listing standards. See “Proposal No. 1: Election of Directors – Class II – Current Terms Expiring in 2013” above for more information regarding Mr. Hernandez’s experience. See also “Audit Committee Report” below for more information on this committee. The Audit Committee met nine times in 2012.

Compensation Committee. The Compensation Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Among other things, our Compensation Committee has the specific purpose under its charter to:

•

discharge the Board’s responsibilities relating to the application of compensation policies and all elements of compensation of the CEO, other executive officers and any other employees whose total compensation is substantially similar to such other officers, and non-employee Directors (“Outside Directors”); and

•	administer the Company’s stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company.

Among other things, our Compensation Committee has the specific authority and responsibility under its charter to:

•

annually review and approve corporate goals and objectives relevant to the compensation of each of our CEO and senior executives, evaluate each of our CEO and senior executive’s performance in light of those goals and objectives, and establish the compensation level for each of our CEO and senior executives based on this evaluation, subject to any employment agreements that may be in effect (the CEO may not be present during deliberation or voting concerning the CEO’s compensation);

•	review and approve or recommend to the Board for approval any employment agreement with the CEO and any senior executive;

•	periodically review and establish compensation for Outside Directors for service on our Board and its committees;

•	review the competitive position of, and recommend changes to, the plans, systems and practices of the Company relating to compensation and benefits;

•	make recommendations to the Board with respect to equity-based plans and any equity compensation arrangements outside of such plans (pending stockholder approval where appropriate);

•

administer the stock option and other equity-based plans, all other short-term and long-term incentive plans, and any deferred compensation programs of the Company, and approve or review the designation of participants in the plans and the principles and procedures used in determining grants and awards under the plans;

•

retain or terminate any compensation consultants or other advisors or obtain advice of such persons in accordance with applicable federal securities laws and related rules and regulations and NASDAQ rules (including after any necessary evaluation of independence and potential conflicts of interests of such persons), to assist the Compensation Committee in evaluating any aspect of CEO, senior executive or Outside Director compensation or on any other subject relevant to its responsibilities, including direct responsibility to oversee the work and the authority to approve the fees and compensation of such consultants and advisers; the Company is required to provide appropriate funding for the payment of such fees and other compensation;

•	review insurance coverage for directors and officers and make recommendations to the Board with respect to such insurance;

•	obtain or perform an annual evaluation of the Compensation Committee’s performance; and

•	consider and discuss with management whether compensation arrangements for Company employees incentivize unnecessary and excessive risk taking.

Pursuant to its charter, the Compensation Committee also prepares an annual report required by the rules of the Commission for inclusion in our proxy statement. This report is included below immediately following the CD&A in this proxy statement.

The Amended and Restated Plan, which was approved by our stockholders at our 2010 annual meeting of stockholders and amended with approval of our stockholders at our 2012 annual meeting of stockholders, contemplates that pursuant to a specific written delegation of authority by the Compensation Committee, the CEO may grant awards to individuals who are not “Covered Employees” or subject to Section 16 of the Exchange Act to expedite the hiring process and retain talented employees. We describe the role of executive officers in determining or recommending the amount or form of executive compensation in the CD&A under “Processes and Procedures for Considering and Determining Executive Compensation — Role of Senior Officers in Determining Executive Compensation.” The role that officers play in determining or recommending the amount or form of director compensation is generally consistent with that description.

The Compensation Committee has regularly and directly engaged a compensation consultant to assist in recommending the form and amount of executive and director compensation. In May 2011, the Compensation Committee retained Meyercord & Associates (“Meyercord”) to assist in recommending the form and amount of executive and director compensation. In May of 2012, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) as its primary compensation consultant. The Compensation Committee has considered the independence of each of Meyercord and PM&P in light of new Commission rules and NASDAQ listing standards regarding compensation consultants and has concluded that the consultants’ work for the Compensation Committee has not raised any conflict of interest. Additional information regarding the Compensation Committee’s retention and use of the consultants can be found in “Compensation of Directors — Discussion of Director Compensation” and in the CD&A in “Processes and Procedures for Considering and Determining Executive Compensation — Role of Compensation Consultants.”

The Board has determined that each member of the Compensation Committee during 2012 and current member is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ, including Mr. Smith, who was a member of the Compensation Committee until the 2012 annual meeting at which he did not stand for reelection. The Compensation Committee met seven times in 2012.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com. The adequacy of this charter is reviewed at least annually.

Our Corporate Governance and Nominating Committee has the specific purpose under its charter to:

•	assist the Board in identifying qualified individuals to become Board members;

•	assist the Board in determining the composition of the Board and its committees;

•	assist the Board in monitoring the process to assess Board effectiveness;

•	assist the Board in developing and implementing the Company’s corporate governance principles; and

•

review and make recommendations to the Board regarding other matters of corporate governance as requested by the Board or otherwise determined to be appropriate by the Corporate Governance and Nominating Committee.

Among other things, our Corporate Governance and Nominating Committee has the specific responsibility under its charter to:

•	oversee the evaluations of the Board and its committees;

•

develop and periodically review criteria for director nominees, which may include without limitation specific skills, experience, other qualifications and diversity, and develop a process for the recommendation of director nominees by the Corporate Governance and Nominating Committee;

•

identify and recommend to the Board slates of director nominees for election or re-election at each annual meeting of the stockholders or for nomination to election to the Board when Board vacancies arise, consistent with the developed nomination criteria, including nominees’ qualifications, capability and availability to serve, conflicts of interest and other relevant factors;

•	make recommendations to the Board regarding director retirement age and tenure;

•	make recommendations to the Board regarding the size and composition of the Board;

•	review and make recommendations to the Board regarding committee assignments;

•	retain and terminate any search firm to be used to identify director candidates and approve fees and retention terms of any such search firm;

•	review activities of directors with the Company or other entities that may diminish such director’s effectiveness or be inconsistent with the criteria established for Board membership;

•	subject to applicable law, consider stockholder nominations, if a stockholder complies with our director nomination procedures described in the bylaws and applicable law;

•	encourage and facilitate directors’ continuing education;

•

develop policies and procedures for recommendation to the Board related to the succession of the CEO and other key executives, including succession planning, and review such succession planning on at least an annual basis;

•	review and oversee environmental, health and safety and corporate social responsibility related matters;

•	develop and recommend to the Board a set of corporate governance principles applicable to the Company and continue to monitor and update such principles; and

•	review the Company’s risk exposure relating to the foregoing functions and provide guidance to the Board regarding its risk oversight responsibilities.

As noted above, the Corporate Governance and Nominating Committee is required to develop and periodically review criteria for director nominees, which may include specific skills, experience, other qualifications and diversity. We have no formal policy on the consideration of diversity in identifying director nominees, but we endeavor to have a board representing diverse experiences and in areas that are relevant to the Company’s global activities. When the Committee considers diversity, it may consider diversity of experience, skills and viewpoints, as well as traditional diversity concepts such as race or gender, as it deems appropriate.

Among other matters, the Corporate Governance and Nominating Committee may consider the following nomination criteria regarding Board membership:

•	the appropriate size of the Board;

•

a nominee’s knowledge, skills and experience, including without limitation, experience in finance and accounting, general business management, the semiconductor industry and semiconductor technology, international business, sales and marketing, corporate governance and compliance and intellectual property;

•	the needs of the Company with respect to particular skills and experience;

•	a nominee’s independence as defined in NASDAQ and Commission rules and regulations;

•	diversity;

•	a nominee’s age and tenure; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspectives provided by new Board members.

The Company’s goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experiences. In doing so, the Corporate Governance and Nominating Committee will also consider candidates with appropriate non-business backgrounds. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. See also, “Corporate Governance Principles — Qualifications” for a further discussion about qualifications for our Board members. Other than the foregoing, there are no stated criteria for Director nominees, although the Corporate Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders. The Corporate Governance and Nominating Committee does believe it appropriate for at least one, and preferably, several, members of the Board to meet the criteria for an “audit committee financial expert,” as defined by Commission rules, and to have past employment experience in finance and accounting sufficient to meet the financial sophistication rules under NASDAQ listing standards. The Corporate Governance and Nominating Committee also believes it is appropriate for certain key members of the Company’s management to participate as members of the Board.

The Corporate Governance and Nominating Committee identifies nominees by first evaluating the willingness of current members of the Board to continue service on the Board. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Corporate Governance and Nominating Committee decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Corporate Governance and Nominating Committee may engage in research to identify qualified individuals, which may include engaging a professional search firm from time to time. The Company did not retain a professional search firm during fiscal 2012 to recommend director nominees. However, XCEO, as a third party, from time to time provides information to the Board free of charge to assist in identifying and evaluating potential candidates. Pursuant to its charter, if a shareholder complies with the director nomination procedures described in the bylaws, the Corporate Governance and Nominating Committee will consider that nomination and will evaluate the stockholder nomination in the same manner as it evaluates other nominees. For a description of the procedure for stockholder nominations, see “Miscellaneous Information — Stockholder Nominations and Proposals” below.

The Board has determined that each member of the Corporate Governance and Nominating Committee during 2012 and current member is independent within the meaning of applicable Commission rules and the listing standards of NASDAQ, including Mr. Ostrander who was a member of the Corporate Governance and Nominating Committee until December 7, 2012. The Corporate Governance and Nominating Committee met seven times in 2012.

Executive Committee. The Executive Committee has a formal written charter, a copy of which is available on our website at www.onsemi.com.

Our Executive Committee has the specific purpose under its charter to:

•

exercise between meetings of the Board all the delegable powers and authority of the Board regarding the management of the business affairs of the Company to the extent not expressly prohibited and not separately delegated to other committees of the Company, and subject to applicable restrictions and limitations.

As set forth in its charter, the Executive Committee does not have the power, among other things, to:

•	amend or repeal any resolution of the Board which by its express terms is not so amendable or repealable;

•	appoint or remove the Chairman of the Board, the President or the CEO; or

•

appoint other committees of the Board or the members of such committees or amend or revise their duties and responsibilities or their charters (the Executive Committee may, however, appoint and delegate to subcommittees as permitted under applicable law).

The Executive Committee did not meet in 2012.

Other Committees. In February 2011, the Company established two additional Board committees: the Integration Oversight Committee and the Science and Technology Committee. The Integration Oversight Committee oversees integration activities for certain designated acquisitions of the Company, including the SANYO Semiconductor transaction, as determined by the committee in its sole discretion. The Science and Technology Committee advises the Board as to the scope, health, direction, quality, investment levels and execution of the Company’s technology strategies.

The Board, from time to time, has deemed it desirable and in the best interest of the Company to form various special committees and independent committees.

Compensation of Directors*

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Atsushi Abe	84,097	175,001	0	0	0	0	259,098
Curtis J. Crawford	87,943	175,001	0	0	0	0	262,944
Bernard L. Han	51,673	206,332	70,600				328,605
Emmanuel T. Hernandez	87,382	175,001	0	0	0	0	262,383
Phillip D. Hester	73,504	175,001	0	0	0	0	248,505
Keith D. Jackson (4)	0	0	0	0	0	0	0
J. Daniel McCranie	136,073	175,001	0	0	0	0	311,074
Daryl A. Ostrander	73,504	175,001	0	0	0	0	248,505
Teresa M. Ressel	56,366	206,332	70,600	0	0	0	333,298
Robert H. Smith	31,356	0	0	0	0	0	31,356

*	This table includes compensation for 2012 for all persons who served as directors at any time during 2012.

(1)

This column includes annual retainer fees earned for 2012 regardless of when paid. For additional information about compensation paid to directors see “Compensation of Directors — Discussion of Director Compensation” and “Compensation of Directors — Retainers” below. As described above, due to reaching the age of retirement, Mr. Smith did not stand for reelection at the 2012 annual meeting. Amounts for Mr. Smith reflect retainer fees earned for his services through the date of the 2012 annual meeting. Ms. Ressel and Mr. Han were appointed to the Board effective on March 21, 2012. Amounts in this column reflect retainer fees earned from the start date of their service on the Board. Compensation for service on Committees is prorated for the number of days served on the Committees in the applicable capacities.

(2)

This column includes the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to the awards of fully vested stock made in 2012. The 2012 awards are described below under “Equity Compensation” and consisted of an annual grant for all directors except for Mr. Smith and Mr. Jackson and a stub period grant for Ms. Ressel and Mr. Han to reflect the period of time they served on the Board after joining the Board on March 21, 2012 to the date of the annual grant. The grant date fair value is the closing price ($6.44 for the annual grant and $8.98 for the stub period grant) on the date of grant (June 4, 2012 for the annual grant and April 2, 2012 for the stub period grant) for stock grant awards to each outside director. As of December 31, 2012, the directors (other than Mr. Jackson) did not hold unvested stock awards other than options described in footnote 3 below. With respect to Mr. Jackson, see footnote 4 below.

(3)

This column includes the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to awards of options in 2012. The fair value of each option grant is estimated on the date of grant using a lattice-based option valuation model. The lattice based model uses: (i) a constant volatility; (ii) a participant exercise behavior model (based on an analysis of historical exercise behavior); and (iii) the treasury yield curve to calculate the fair value of each option. The Black-Scholes assumptions equivalent is included in the table below. We describe these options in more detail in the “Discussion of Director Compensation” below. In 2012, there were no grants of stock options to directors other than to Ms. Ressel and Mr. Han, who were each granted 20,000 stock options on April 2, 2012 due to their appointment to the Board. The grant date fair value of Ms. Ressel and Mr. Han’s awards computed in accordance with ASC Topic 718 was $3.53 per option. With respect to Mr. Jackson, see footnote 4 below. As of December 31, 2012, the following directors held stock options (vested and non-vested) to purchase common stock in the following amounts: Mr. Abe — 20,000; Mr. Crawford — 26,983; Mr. Han – 20,000; Mr. Hernandez — 14,000; Mr. Ostrander — 20,000; Ms. Ressel – 20,000. Mr. Hester, Mr. McCranie and Mr. Smith had no options outstanding as of December 31, 2012. The following table sets forth the assumption in our calculations of grant date fair value for options granted in fiscal 2012 to the below listed Directors:

Name	Grant Date	Volatility %	Expected Life (Years)	Risk-Free Interest Rate %	Divided Yield ($)	Aggregate Grant Date Fair Value ($)
Bernard L. Han	04/02/2012	45.40%	4.72	1.04%	0	70,600
Teresa M. Ressel	04/02/2012	45.40%	4.72	1.04%	0	70,600

(4)

Mr. Jackson is a Named Executive Officer and his compensation is set forth below in the Summary Compensation Table. Mr. Jackson did not receive any compensation in connection with his service as a Director.

Discussion of Director Compensation. The Compensation Committee regularly reviews the compensation payable to Outside Directors. See “The Board of Directors and Corporate Governance — Committees of the Board — Compensation Committee” for a description of the authority of the Compensation Committee. In reviewing Board compensation practices, the Compensation Committee is advised by its outside consultants from time to time. In May 2012, PM&P provided the Board with an analysis of outside director compensation, including a review of director compensation of a peer group. Acting on this report and the recommendations therein, in May 2012, the Compensation Committee approved the compensation program for our directors as described below.

Retainers. Under the Director compensation program in 2012, the annual cash retainers were revised as follows:

•	to the Chairman of the Board, $115,000 per year;

•	to Outside Directors, $60,000 per year;

•	to the Chair of the Audit Committee, $25,000 per year;

•	to the non-Chair members of the Audit Committee, $12,500 per year;

•	to the Chair of the Compensation Committee, $15,000 per year;

•	to the non-Chair members of the Compensation Committee, $7,500 per year;

•	to the Chair of the Corporate Governance and Nominating Committee, $10,000 per year;

•	to the non-Chair members of the Corporate Governance and Nominating Committee, $5,000 per year;

•	to the Chair of the Science and Technology Committee, $10,000 per year;

•	to the non-Chair members of the Science and Technology Committee, $5,000 per year;

•	to the Chair of the Integration Oversight Committee, $10,000 per year; and

•	to the non-Chair members of the Integration Oversight Committee, $5,000 per year.

Annual cash retainers are paid quarterly in arrears and will be pro-rated based upon the period of time that a director has served on the Board or a committee of the Board, as applicable.

Equity Compensation. Until revised in 2012 as described below, when an individual initially became a member of the Board, we granted him or her a stock option (or other comparable equity-based compensation) to purchase 20,000 shares of our common stock, with equal pro rata vesting over a three year period beginning on the first anniversary of the grant date, at an exercise price equal to the fair market value of the stock on the grant date, and subject to the terms of the applicable stock incentive plan and a relevant stock option grant agreement. In connection with joining the Board on March 21, 2012, each of Ms. Ressel and Mr. Han received such an option on April 2, 2012 for 20,000 shares with an exercise price of $8.98 per share. In May 2012, the Board revised the Director compensation program to eliminate this type of grant.

Under our director compensation program, each Outside Director is to receive an annual award of fully-vest stock with a value equal to approximately $175,000, rounded up or down such that only whole shares are issued. The annual grant, based on the closing price of our stock on June 4, 2012 ($6.44), the effective date of the grant, resulted in a grant of 27,174 shares to each Outside Director except for Mr. Smith who did not continue as a director after the 2012 annual meeting. Additionally, a stub period grant in the form of fully-vest stock with a value equal to approximately $31,331, based on the closing price of our stock on April 2, 2012 ($8.98), the effective date of the grant, resulted in a grant of 3,489 shares to each of Ms. Ressel and Mr. Han. Based on the last market study conducted prior to the grant, this amount was determined to be an amount allowing total Director compensation to be at or about the mid-point of our peer group in effect at the time. The 2012 grants were made under the Amended and Restated Plan. Under our director compensation program, should a director be appointed after the date of the annual grant, the award amount would be prorated based on the period of the year during which the director serves. As Ms. Ressel and Mr. Han joined the board on March 21, 2012, each of their stock awards received on April 2, 2012 reflects the period of time they served on the Board.

Other. We reimbursed Outside Directors for reasonable expenses incurred to attend Board and Committee meetings and to perform other relevant Board duties. Employee Directors do not receive any additional compensation for their services as a member of the Board.

Majority Voting for Directors

On February 16, 2012, the Board adopted an amendment to our Bylaws and Corporate Governance Principles to change the way our Directors are elected. Each director is now elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. However, if, as of the tenth day preceding the date we first mail the notice of such meeting to our stockholders, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast. A majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).

In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the incumbent director must promptly tender his or her resignation to the Board. The Corporate Governance and Nominating Committee, or such other committee designated by the Board for this purpose, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board must act on the resignation, taking into account such committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within ninety days following certification of the election results. The committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

If the Board accepts a director’s resignation pursuant to these provisions, or if a nominee for director is not elected and the nominee is not an incumbent director, then the resulting vacancy may be filled by vote of a majority of the Directors then in office pursuant to Article NINTH, Section 2 of our Amended and Restated Certificate of Incorporation.

Other Board Matters

Board Leadership Structure. We currently separate the roles of CEO and Chairman of the Board to align the Chairman role with our independent Directors and to further enhance the independence of the Board from management. Our Chairman works closely with our CEO to set the agenda for meetings, facilitate information flow between the Board and management, and to gain the benefit of the CEO’s Company-specific experience, knowledge and expertise.

The Board’s Role in Risk Oversight. While management is responsible for the day-to-day management of risk, the Board plays an ongoing and active role in the oversight of risk. The Board, both directly and through its committees, carries out its oversight responsibilities by regularly reviewing and discussing with management areas of material risk to the Company, which may include financial risks, legal and regulatory risks, operational risks and strategic risks, along with key risk areas within each of those risk categories. The Board also reviews with management, as appropriate, mitigation measures being taken to address such risks. While the Board has primary responsibility for risk oversight, the Board’s committees support the Board by regularly addressing risks in their respective areas of oversight. Specifically, the Audit Committee charter requires the Audit Committee to discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. In designing our compensation programs and structuring awards, the Compensation Committee considers the likelihood of undue risk taking and the impact that such compensation decisions may have on the Company’s risk profile. The Corporate Governance and Nominating Committee, Integration Oversight Committee, and the Science and Technology Committee charters also require each committee to review the Company’s risk exposure relating to their respective functions and, in the case of the Corporate Governance and Nominating Committee, to provide guidance to the Board regarding its overall risk oversight responsibilities. The Chairman of the relevant committee then reports on risk discussions to the full Board to the extent appropriate.

As part of its review of the Company’s material areas of risk, the Board has semiannual strategy and planning meetings at which business plans and proposals for the Company and various units or groups within the Company are presented and discussed. Comprehensive risk analysis is a significant part of such planning. At quarterly Board meetings, our business unit heads, and the heads of certain administrative function groups, report to the Board or the appropriate committee regarding status. These reports include risk evaluation and assessment as a matter of course. For example, internal audit presents quarterly reports to the Audit Committee that include analysis of financial and regulatory risk. Specific risks are addressed appropriately as and when they are identified. At least annually, the Board reviews how risk is being managed and reported to the Board and its committees, along with areas where the Board would like additional analysis or discussion.

For additional information regarding risk considerations in setting compensation for our Named Executive Officers, see “Compensation Discussion and Analysis — Processes and Procedures for Considering and Determining Executive Compensation — Risk Analysis” below.

Corporate Governance Principles

The ON Semiconductor Corporation Corporate Governance Principles were originally adopted by the Board in 2003 and last amended on February 16, 2012 (“Principles”). These Principles provide guidance for all types of corporate governance matters and are available on our website at www.onsemi.com. Among other matters, the Principles include the following items:

The Role of Board and Management. Our business is conducted by our employees, managers and officers, under the direction of the CEO and the oversight of the Board to enhance the long-term value of the Company for its stockholders. Both our Board and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including employees, recruits, customers, suppliers, creditors, ON Semiconductor communities, government officials and the public at large.

Functions of the Board. The Board has at least four regularly scheduled meetings a year at which it reviews and discusses reports by management on our performance, plans and prospects and immediate issues facing the Company. The Board may choose to schedule additional meetings in accordance with our by-laws. In addition to general oversight of management, the Board, acting through its directors or members of its committees, also performs specific functions, including, among other things: (i) selection, evaluation and compensation of the CEO and other senior management and overseeing CEO succession planning; (ii) reviewing and monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions; (iii) assessing major risks facing the Company and reviewing options for their mitigation; (iv) ensuring that processes are in place for maintaining the integrity of the Company, financial statements, compliance with law and ethics, relationships with customers and suppliers, and relationships with other stakeholders; and (v) performing such other functions as are prescribed by law.

Qualifications. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to serve on the Board for an extended period of time. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experiences, and in areas that are relevant to the Company’s global activities. See “Management Proposals — Proposal No. 1: Election of Directors” above, regarding classification of Directors, and “The Board of Directors and Corporate Governance — Committees of the Board — Corporate Governance and Nominating Committee” above, regarding the qualifications we seek in our Directors. The Principles require that Directors shall limit the number of boards of public or private companies (excluding non-profits and subsidiaries) on which they serve to no more than four for Outside Directors and no more than two for Directors holding management positions at the Company, taking into account a Director’s attendance, participation and effectiveness on these boards. The number of audit committees on which the members of the Company’s Audit Committee may sit concurrently shall be reviewed annually by the Corporate Governance and Nominating Committee. In addition, after a Director reaches the age of 75, the Board shall not, under any circumstances, nominate such Director for re-election and such Director shall not stand for re-election.

Independence of Directors. We will seek to have, at a minimum, a sufficient number of independent Directors to comply at all times with relevant and applicable Commission, NASDAQ and other rules and regulations.

Board Committees. See “The Board of Directors and Corporate Governance — Committees of the Board” above, for information regarding committees established by the Board.

Self-Evaluation. The Board will perform an annual self-evaluation, in order to provide its assessment of the effectiveness of the Board. The Corporate Governance and Nominating Committee is charged with overseeing the evaluation of the Board and its committees.

Compensation of the Board. The Compensation Committee has the responsibility for recommending to the Board compensation and benefits for Outside Directors. The Board has delegated responsibility for determining Outside Director compensation to the Compensation Committee pursuant to its charter. In determining compensation and benefits, the Compensation Committee is guided by three goals: (i) compensation should fairly pay Directors for work required in a public company of our size and scope; (ii) compensation should align Directors’ interests with the long-term interests of stockholders; and (iii) the structure of the compensation should be simple, transparent and easy for stockholders to understand. Generally, the Compensation Committee believes that these goals will be served by compensating Outside Directors with cash and/or equity-based awards.

Directors’ and Officers’ Stock Ownership Guidelines. In order to align Directors’ and officers’ interests and objectives with those of stockholders and further promote the Company’s longstanding commitment to sound corporate governance, the Company has established guidelines for Company stock ownership which were amended on February 16, 2012. Directors who are not officers are required to hold Company stock in an amount equal to a minimum of five times the annual director retainer fee set for non-chair directors. Directors serving on the Board as of February 16, 2012 are expected to meet the ownership requirement within three years of such date. Directors who are elected or appointed following February 16, 2012 will be expected to meet the ownership requirement within five years of commencing service on the Board. For Directors serving on the Board as of February 16, 2012, their guideline is established using the annual director retainer fee on this date and the average closing price of the Company’s common stock as calculated under the guideline. New directors will have their individual guideline established based upon their annual retainer fee and the average closing price of the Company’s common stock as calculated under the guideline at the time they commence service on the Board. If a Director fails to attain this stock ownership guideline within the specified transition period, the Chairman of the Board will meet with the relevant Director to formulate an individualized and structured plan to ensure compliance. Notwithstanding the preceding, if the Director continues to fail to comply within the specified time period allotted within the individualized plan, the Director will not be eligible to stand for re-election at the next stockholder meeting at which that Director’s class is up for re-election. Once established, a Director’s guideline will generally not change as a result of changes in the annual retainer fee or fluctuations in the Company’s common stock price. Stock that qualifies towards satisfaction of these stock ownership guidelines for Directors includes:

•	Shares purchased on the open market;

•	Shares obtained through exercises of stock options granted by the Company;

•	Vested stock units from RSUs (whether time-based or performance-based) granted by the Company; and

•	Shares owned jointly with, or separately by, a spouse and/or minor children.

Officers of the Company and the Company’s subsidiary, Semiconductor Components Industries, LLC (“SCI”), are required to hold Company stock in an amount equal to a minimum of a multiple of base salary as follows: (i) CEO — five times annual base salary; (ii) Executive Vice Presidents — two times annual base salary; and (iii) Senior Vice Presidents — one times annual base salary. The CEO is expected to meet the ownership guideline within two years of February 16, 2012. The Executive Vice Presidents and Senior Vice Presidents subject to the guideline as of January 1, 2008 were expected to meet the ownership requirement within four years of such date and officers who become subject to the guidelines after that date (or February 16, 2012 in case of the CEO) will have four years after they become subject to the requirements to meet the ownership requirement. For current officers subject to the guideline as of January 1, 2008 (or February 16, 2012 in case of the CEO), their respective guideline is established using each person’s annual base salary on January 1, 2008 (or February 16, 2012 in case of the CEO) and the average closing price of the Company’s common stock as calculated under the guideline. For officers that become subject to the guideline after January 1, 2008, the individual guideline will be established based upon their annual base salary at the time they become subject to the guideline and the average closing price of the Company’s common stock as calculated under the guideline. Once established, an officer’s guideline will generally not change as a result of changes in the person’s annual base salary or fluctuations in the Company’s common stock price. Stock that qualifies towards satisfaction of these stock ownership guidelines for officers includes:

•	Shares purchased on the open market;

•	Shares obtained through exercises of stock options granted by the Company;

•	Vested stock units from RSUs (whether time-based or performance-based) granted by the Company;

•	Shares obtained through the 2000 ESPP; and

•	Shares owned jointly with, or separately by, a spouse and/or minor children.

If an officer fails to meet these stock ownership guidelines within the specified transition period, the CEO will meet with the relevant officer to formulate an individualized and structured plan to ensure compliance.

These guidelines may be waived for Directors and officers, at the discretion of the Corporate Governance and Nominating Committee, if compliance would create severe hardship or for other good reasons. It is expected that these instances will be rare.

Other Matters. The Principles include a discussion of Board size and selection, the determination of the Board agenda, the process available for reporting concerns to the Audit Committee relating to our accounting and auditing matters, access to senior management and independent advisors, and other matters typical of boards of directors of other publicly traded semiconductor or peer companies.

Code of Business Conduct

We have adopted a broad Code of Business Conduct (“Code of Conduct”) for Directors and employees. Within this Code of Conduct is a financial code of ethics that applies to our CEO, Chief Financial Officer (“CFO”), Principal Accounting Officer or Controller, and other persons performing similar functions, as well as to our Directors and each member of our Finance Department. We believe that the Code of Conduct satisfies the standards promulgated by the Commission and NASDAQ. The Code of Conduct is available free of charge on our website at www.onsemi.com. To receive a copy, you may also write to our Investor Relations Department, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008, call our Investor Relations at (602) 244-3437, or email your request to investor@onsemi.com.

Compliance and Ethics Program

We have a Compliance and Ethics Program designed to prevent and detect violations of the Code of Conduct, other standards of conduct and the law. A major goal of the Compliance and Ethics Program is to promote an organizational culture that encourages ethical conduct and a commitment to compliance with the law. In this regard, we have established avenues for parties external to the Company to raise compliance and ethics concerns to our Chief Compliance and Ethics Officer with respect to our employees, Directors and third parties doing business with the Company. If you have a concern of this nature, you may report it anonymously (or on a non-anonymous basis) by: (1) calling the Compliance and Ethics Hotline (subject to local legal requirements), telephone number at 800-243-0186 from the U.S., Bermuda or Puerto Rico or 00531-11-4799, 0066-33-801240, or 0034-800-900112 if you are calling from Japan (depending on the service provider), or, if you are outside of these areas, calling (i) AT&T country access code + (800) 243-0186 if you are dialing from an analog telephone or (ii) AT&T country access code + # #(800) 243-0186 if you are dialing from a digital telephone; (2) visiting the website at https://onsemi.alertline.com; (3) calling our Chief Compliance and Ethics Officer at (602) 244-5226; (4) mailing a note to the ON Semiconductor Chief Compliance and Ethics Officer at ON Semiconductor Law Department, M/D-A700, 5005 E. McDowell Road, Phoenix, Arizona 85008; or (5) emailing a note to our Chief Compliance and Ethics Officer at sonny.cave@onsemi.com.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The purpose of this CD&A is to provide material information about our compensation objectives and policies and to explain and put into context the material elements of the disclosure that is contained in this proxy statement with respect to the compensation of our Named Executive Officers. Based on Commission rules, our Named Executive Officers consist of (i) all persons serving as our principal executive officer or as principal financial officer during 2012; (ii) the three most highly paid executive officers, other than the principal executive officer and the principal financial officer, who were serving as executive officers at the end of 2012; and (iii) up to two additional individuals who would have been included under the above principles except that the individual was not serving as an executive officer at the end of 2012 (“Named Executive Officers”). For 2012, our Named Executive Officers were:

•	Keith D. Jackson, President and Chief Executive Officer

•	Bernard Gutmann, Executive Vice President and Chief Financial Officer from September 26, 2012

•

Donald A. Colvin, former Executive Vice President and Chief Financial Officer – Mr. Colvin resigned as our Executive Vice President and Chief Financial Officer effective September 26, 2012 and subsequently left the Company on October 26, 2012

•	William John Nelson, Ph.D., former Executive Vice President and Chief Operating Officer through September 28, 2012

•	George H. Cave, Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Corporate Secretary

•	William M. Hall, Senior Vice President and General Manager, Standard Products Group

•	Robert Klosterboer, Senior Vice President and General Manager, Application Products Group

Executive Summary

2012 Financial Highlights. In 2012, we continued to deal with the challenges of operating a global semiconductor business in a weakened economy. Our SANYO Semiconductor products division continued to be affected by the 2011 Thailand flooding and the closing of certain of our facilities as a result of that flooding, as well as by tensions between Japan and China and the softening demand in the Japanese consumer markets. Highlights of 2012 include:

•	Total revenues of approximately $2,894.9 million

•	Gross margin of approximately 32.9%

•	Net loss of $0.20 per share

•	Cash, cash equivalents and short-term investments of $631.7 million

•	Retired $96.2 million of Zero Coupon Convertible Senior Subordinated Notes due 2024

•	Extended the earliest date of debt maturity for $99.9 million of 2.625% Convertible Senior Subordinated Notes due 2026 from December 2013 to December 2016

•	Completed the repurchase of 8.8 million shares of common stock under our previously announced share repurchase program

2012 Compensation Decisions. As discussed in more detail below in this CD&A, we undertook the following general actions in 2012 relating to compensation for our Named Executive Officers:

•	We granted certain merit increases in base salary effective in July 2012.

•

We significantly revised the general design of our annual cash incentive bonus program. In August of 2012, given the challenges then facing us and our financial condition, the Compensation Committee cancelled this program for 2012.

•

We again evaluated the form for delivery of our annual long-term equity awards and determined to grant time-based restricted stock units (“RSUs”) and options in addition to our more typical performance-based restricted stock units (“PBRSUs”).

As discussed in more detail below in this CD&A, highlights of our compensation practices for 2012 Named Executive Officer compensation include:

•	Total pay was weighted to performance-based incentives.

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Equity grants were primarily performance-based through our option and PBRSU awards, but we also awarded time-based RSUs as a more retention driven award opportunity. The addition of option awards was designed to align the interests of management with those of our shareholders based solely on the price of our common stock.

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The Company has followed a responsible approach to equity-based compensation in the past. The Company’s three-year adjusted average annual burn rate, as of December 31, 2012, is 3.43%. This is well below the ISS Corporate Services’ applicable burn rate cap of 6.58% for our industry. Further, the Company’s three-year unadjusted average annual burn rate, as of December 31, 2012, is 1.93%.

•	Our executive officers have stock ownership requirements that are designed to align their interests with those of our stockholders.

•	Our long-term equity incentives vest over a period of three to four years to ensure that our executives maintain a long-term view of stockholder value.

•	We adopted an annual cash incentive program in early 2012, but cancelled that program later in the year given the financial situation of the Company.

•	Our compensation policies and practices are designed so that they do not pose a material risk to us.

•	There is not an excessive pay differential between the CEO and our next highest paid executive officers.

•	We provide only limited perquisites to our executives.

•	We do not allow our executives to hedge their exposure to ownership of, or interest in, our stock or to engage in speculative transactions with respect to our stock.

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We do not allow our executives to pledge or margin our stock, although transactions in effect as of September 2012 are grandfathered. Grandfathered transactions cannot be renewed or extended beyond their then current termination dates or expanded to cover additional Company securities.

•	Our change in control agreements do not contain single triggers or excessive benefits. There are no excise tax provisions in the employment agreements for our Named Executive Officers.

•	There are no tax gross-ups on any perquisites other than standard relocation benefits that are available to all employees.

Stockholder Approval of our Compensation Decisions. At the 2012 annual meeting of shareholders, the Company’s shareholders approved the advisory (non-binding) vote on executive compensation by approximately 99% of the votes cast. The Compensation Committee considers this vote a validation of its approach to executive compensation and generally has continued its compensation processes and philosophy in making 2012 executive compensation decisions.

Compensation Philosophy and Guiding Principles

Our Compensation Committee is responsible for setting our compensation philosophy and guiding principles and for monitoring their effectiveness. The principal objective of our compensation programs is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders in the short term while also accomplishing our long-term plans and goals. We believe that this philosophy should apply to all our employees, with a more significant level of variability and compensation generally at risk as an employee’s level of responsibility increases. Our compensation philosophy is focused on the following core principles:

Market or Peer Company Comparison. Our Compensation Committee, with the assistance of independent consultants, analyzes market compensation data in the design and implementation of our compensation programs. Our compensation programs must be competitive with those of our peer companies in order to retain our senior executives. As a general rule, we target the market median (50th percentile) for compensation and above the median for exceptional performance. The Company considers other semiconductor and high-technology companies as its market and generally utilizes survey or peer company data in these sectors to analyze the competitiveness of compensation design.

Pay for Performance. A portion of compensation should be tied to an individual’s performance, both to incentivize goal-oriented performance and to reward individual contributions to our performance.

Alignment with Stockholder Interests. In general, achieving acceptable and expected corporate results and performance are a necessary condition for our executives to realize targeted levels of compensation, particularly with respect to variable pay and long-term incentives. We believe that basing a component of employee compensation on corporate results and performance aligns employee interests with stockholder interests. In addition, as a general rule, the use of stock incentives further aligns executives’ interests with those of our stockholders.

Retention. Our compensation program must be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with retention features. For instance, we enter into employment agreements with our Named Executive Officers and other senior executives, which typically contain severance and change of control arrangements. In addition, our stock-based awards are designed to retain our officers and other employees, while also accomplishing our other compensation goals and objectives. We recognize that two of our most senior executive officers left the Company in the fourth quarter of 2012 and we have considered and will continue to consider this in compensation design determinations.

Purpose of Compensation

Generally, we believe that our compensation program should be designed to reward performance, both individual and corporate. We attempt to deliver a competitive rewards package comprised of base pay, variable pay, long-term incentives and other benefits. Even if a particular award is not performance-based per se, the Compensation Committee considers corporate and individual performance in making compensation decisions.

While our emphasis is normally on performance incentives, a competitive compensation program must also have elements that are not solely performance-based in order to be competitive in attracting and retaining talented executives. However, we generally attempt to set these elements at a level that is consistent with our performance objectives and peer group practices.

Annual incentives in our compensation program are principally cash-based. Annual incentives are intended to promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for our stockholders. Long-term incentives in our compensation program are principally stock-based. The aim of the long-term incentives is to motivate long-term performance while promoting key employee retention. The long-term incentive grants also afford the officer the opportunity to increase stock ownership, which aligns the officer’s interest with that of our stockholders and assists the officer in complying with our mandatory stock ownership guidelines. For a description of our stock ownership guidelines, see “Other Matters Relating to Executive Compensation – Stock Ownership Guidelines for Officers” below in this CD&A.

Processes and Procedures for Considering and Determining Executive Compensation

Among other responsibilities, our Compensation Committee is primarily responsible for monitoring, annually reviewing and approving the goals and objectives relevant to our compensation programs for our Named Executive Officers, including the CEO, and for establishing compensation for these officers. In the material below, we describe the process used and principal factors considered by the Compensation Committee in setting 2012 executive compensation for the Named Executive Officers.

Role of Compensation Consultants. In determining compensation, the Compensation Committee considers information provided by independent consultants. On May 18, 2011, the Compensation Committee hired Meyercord & Associates (“Meyercord”) as its compensation consultant. The Committee had utilized Meyercord as its consultant in the past and was familiar with its work product. In addition, the Committee knew that it could work comfortably with Meyercord and valued that firm’s understanding of the Company. Meyercord solely provided compensation consulting services to the Compensation Committee and had no other relationship to the Company. Pursuant to its contract, Meyercord was engaged to provide consultation services in the area of executive and non-employee director compensation as requested, including to provide an analysis of executive compensation compared to peer company practice and data.

In May of 2012, following an evaluation of the Compensation Committee’s consultant, the Compensation Committee engaged Pearl Meyer & Partners (“PM&P”) as its consultant. The Committee determined that the Company’s greater size and complexity argued in favor of utilizing a consultant with more depth in personnel. The Committee felt that PM&P had the necessary skills, knowledge, expertise and experience, including experience with technology companies, as well as the resources available to provide a comprehensive approach to executive and director compensation planning, strategy and governance. Pursuant to its contract, PM&P was engaged to provide advice related to executive and non-employee director compensation as requested, including to provide an analysis of executive compensation compared to peer company practice and data.

During 2011, Meyercord conducted an executive compensation study covering fourteen executives and made certain preliminary recommendations regarding changes to compensation design for the 2012 program. Meyercord presented this report to the Compensation Committee in October 2011 and updated the report in February of 2012 (the “Meyercord Report”) to assist in setting levels of executive compensation for 2012. At the request of the Compensation Committee, from time to time in 2012, Meyercord or PM&P, as appropriate, also participated in Compensation Committee meetings, made proposals for compensation adjustments, advised and provided comparator group data on compensation for newly appointed officers, provided other back-up information and analysis of compensation matters and discussed the same with the Compensation Committee. Except for limited work on compensation for newly appointed officers and directors and similar projects, generally PM&P’s work for the Committee related to 2013 executive and director compensation.

If requested, the Compensation Committee consultant may also assist in preparing agendas for Compensation Committee meetings and provide input on management materials and recommendations in advance of Compensation Committee meetings to identify and resolve or minimize differences in advance of such meetings. While the Compensation Committee considers the advice and recommendations of its independent consultants, ultimately, the Compensation Committee’s decisions about the executive compensation program, including the specific amounts paid to executive officers, are its own.

Role of Senior Officers in Determining Executive Compensation. The Compensation Committee made all compensation decisions related to our Named Executive Officer compensation in 2012. However, our CEO and other senior officers regularly provide information and recommendations to the Compensation Committee on the performance of the executive officers, the design, structure and components of our compensation programs and of specific grants, appropriate levels of compensation, including equity grants, and the targets for corporate and business unit performance or other goals for our incentive programs and stock-based awards. The senior officers also assist the Compensation Committee in determining the level of achievement of the performance targets underlying performance-based awards and incentives and provide other information specifically requested by the Compensation Committee from time to time. The senior officers also provide information to the compensation consultants, as appropriate, at the request of the Compensation Committee or such consultants, and work with such consultants to develop relevant information and proposals for executive compensation planning and implementation. Pursuant to our Corporate Governance Principles, the CEO works with the Chairman of the Board or committee chairs, as appropriate, to determine the nature and extent of information that is provided to the directors before each Board or committee meeting. With respect to the compensation of the CEO, the independent consultant works directly with the Compensation Committee. The Compensation Committee does not seek, nor does management provide, recommendations from or decisions by management concerning the level of CEO compensation.

Use of Market Data. In general, the Compensation Committee targets the market median based on peer group or other survey data for total compensation of our executive officers, recognizing that critical skill sets, above median performance, retention concerns, or other considerations may justify pay levels above or below the median. The Committee also considers comparison data, among other things, in determining the individual elements of our compensation programs and how to allocate between cash and non-cash compensation and between short-term and long-term incentive compensation. Although the peer company or other survey data is a starting point and a significant factor in the Compensation Committee’s compensation determinations, it is not the only factor. See “Other Factors” below in this CD&A.

In setting 2012 compensation for our Named Executive Officers, the Compensation Committee used data provided in the Meyercord Report to assist in structuring the compensation packages. From time to time, we also use compensation survey data specific to the semiconductor industry obtained from third-party survey companies (e.g., AON/Radford) and not prepared specifically for us.

In 2011, after considering the recommendation of Meyercord, the Compensation Committee approved changes to the peer group to more accurately reflect the increased size of the Company following the acquisition of SANYO Semiconductor. Twelve of the fourteen companies in the peer group were chosen from among companies in the same global industry classification (“GICS”) code as the Company (semiconductor and semiconductor equipment companies) whose revenue and market cap are within a range comparable to the Company’s, as projected following the acquisition of SANYO Semiconductor. Two members of the peer group (Sandisk Corporation and Vishay Intertechnology, Inc.) are in different GICS codes, but have revenue and market cap in the same comparable range. The range of peer revenues was anticipated to be approximately one-half to two times the Company’s projected post SANYO Semiconductor acquisition revenues, while the range of market cap value would be approximately one-third to six times.

Based on these standards, it was determined that the peer group would consist of Advanced Micro Devices, Inc., Altera Corporation, Analog Devices, Inc., Atmel Corporation, Broadcom Corporation, Freescale Semiconductor, Ltd., Lam Research Corporation, LSI Corporation, Marvell Technology Group Ltd., Maxim Integrated Products, Inc., Nvidia Corporation, SanDisk Corporation, Vishay Intertechnology, Inc., and Xilinx, Inc.

Information provided by Meyercord comparing certain financial information of the Company to the median and average of the peer group follows (as of October 2011—amounts in millions except percentages):

Company	Revenue, latest 4 quarters*	Shares outstanding	Market Cap	Enterprise Value	1 year TSR	3 year TSR	5 year TSR
ON Semiconductor	$3,600	448	$3,235	$3,390	-35%	73%	-14%
Peer Group Median	$3,143	312	$7,221	$6,100	-20%	103%	0%
Peer Group Average	$3,634	387	$7,163	$5,860	-23%	116%	-1%
*	ON revenue was estimated based on inclusion of SANYO Semiconductor revenue.

The Meyercord Report compared the compensation of the top executives with matching positions in the compensation peer group, or using survey data from Radford provided to Meyercord by the Company covering semiconductor and general industry technology companies. Competitive peer company data was not aged. In evaluating the competitiveness of compensation, the report compared senior executives to their functional matches (e.g., CFO is compared to comparator company CFOs), where available.

The report included information on each executive’s competitive position for base salary, total cash at target (base pay and target bonus under the annual incentive program), as well as target bonus as a percentage of base salary, actual annual cash, equity grants and total direct compensation at target (base pay, bonus and equity grant value). The report did not include any comparison data or recommendations for Mr. Gutmann, as he was not then one of the top fourteen executive officers of the Company.

Among other things, the Meyercord Report summarized the following with respect to 2011 annual compensation for the specified officers (negative amounts mean that compensation is below the competitive median and positive amounts reflect that compensation is above the competitive median):

Officer	Salary (Variance from Competitive Median)	Total Target Cash (Variance from Competitive Median) (1)	Total Actual Cash (Variance from Competitive Median) (2)
Keith D. Jackson	-0.8%	7.0%	-48.0%

Donald A. Colvin	0.2%	-2.0%	-33.0%

W. John Nelson, Ph.D.	-6.3%	-4.0%	-46.0%

George H. Cave	-9.4%	-10.0%	-22.0%

William M. Hall	-2.9%	-8.0%	-24.0%

Robert Klosterboer	-4.1%	-9.0%	-24.0%

(1)	Total target cash consists of base salary plus target bonus.

(2)	Total actual cash consists of salary and actual bonus paid.

The Meyercord Report summarized the following with respect to long-term incentive and total target direct compensation for the specified officers (negative amounts mean that compensation is below the competitive median and positive amounts reflect that compensation is above the competitive median):

Officer	(2009 – 2011) Three Year Average LTI Grant Value (Variance from Competitive Median)	2011 Total Direct Compensation at Target (Variance from Competitive Median) (1)
Keith D. Jackson	9.0%	7.0%

Donald A. Colvin	4.0%	2.0%

W. John Nelson, Ph.D.	24.0%	1.0%

George H. Cave	23.0%	22.0%

William M. Hall	47.0%	31.0%

Robert Klosterboer	38.0%	19.0%

(1)	Total direct compensation at target consists of 2011 base salary, target annual bonus, and 3-year average grant value of long-term incentive.

The Meyercord Report recommended a salary increase of 5% for each of the Named Executive Officers, that the percentage cash incentive opportunity for General Manager positions be increased from 50% to 60%, and that we make long-term incentive grants in the form of one-third PBRSUs, one-third time-based RSUs and one-third options, instead of 100% PBRSUs. The Report also recommended the long-term incentive grant values for each of the Named Executive Officers that are described in the chart below under the heading “Elements of our Compensation Program — Long-Term Incentives” showing the 2012 equity awards actually granted, except that the value recommended for Mr. Hall was $670,000 and the actual value approved was $685,000. As noted earlier, the Meyercord Report does not include information or recommendations about Mr. Gutmann.

Additional comparison data following 2012 compensation decisions is contained below under the heading “Elements of our Compensation Program — Base Salary” and “Elements of our Compensation Program — Long-Term Incentives.”

Other Factors. The Compensation Committee takes into account the data provided by its independent consultants and their recommendations as to competitiveness and the structure of compensation in determining compensation for the Named Executive Officers. For example, prior to approving awards, the Compensation Committee generally considers the implications of the awards in terms of variance from the 50th percentile in the comparison data. However, the Compensation Committee also focuses on the executive’s individual responsibilities, skills, expertise and value added through performance, prior award accumulation, and other factors, and applies these views in conjunction with the information provided by the consultant. The performance of each officer is formally reviewed by management and shared with the Compensation Committee prior to the Compensation Committee’s annual determinations with respect to salary and target bonus adjustments and long-term incentive awards. Our CEO presents the Compensation Committee with an individual performance overview for each executive officer, describing the officer’s accomplishments for the prior year, his or her strengths, areas of improvement and development plans and potential for additional responsibility. The Compensation Committee separately reviews CEO performance based on, among other factors considered relevant, Company performance, primarily adjusted non-GAAP EBITDA, revenue growth, earnings growth, earnings per share, and total shareholder return.

The Compensation Committee considers each component of executive compensation in light of total compensation. In considering awards and other adjustments to the total compensation of each Named Executive Officer, the Compensation Committee also considers the value of previous compensation, including then-outstanding equity grants. The Compensation Committee receives data for each executive officer prior to its annual determinations with respect to salary and target bonus adjustments and long-term incentive awards. The data generally includes compensation information for 2003 forward or if less, the number of years the executive officer has been employed with the Company, with total cash compensation, total long-term incentive, and total compensation values, as well as gains from option exercises and RSU (including PBRSU) vesting and the value of outstanding award opportunity. In 2012, at the Compensation Committee’s request, management also provided the Compensation Committee with information concerning expectations regarding the vesting of outstanding long-term incentive awards and the potential value of these awards to the executive. As Mr. Gutmann was not then one of our senior executive officers, tally sheet information was not provided for Mr. Gutmann. The Compensation Committee uses these tally sheets and other data to evaluate whether the officer’s compensation, existing incentive opportunities from prior awards and wealth accumulation from prior awards reflects Company operating performance and stockholder value, as well as the particular officer’s performance, the extent to which they continue to motivate the officer, and whether adjustments are required to the program or an individual officer’s compensation. The Compensation Committee will also consider other external factors that it considers relevant, such as the financial condition of the Company and other issues facing us at the time.

The Compensation Committee considers contractual commitments in determining or recommending executive pay. Each of the Named Executive Officers has entered into an employment agreement with us. The employment agreements generally provide for an initial level of annual salary, a target percentage of annual salary that can be earned pursuant to the annual or semi-annual incentive plans, and a certain level of perquisites. However, the employment agreements also provide for periodic review by the Board or Compensation Committee of the officer’s salary and target percentage for the annual incentive plans. They also generally provide for certain payments in the event of termination of employment of the Named Executive Officer. The employment agreement of each Named Executive Officer is described below under the heading “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” in this proxy statement. The terms of these arrangements were approved by the Compensation Committee after considering the aggregate of these obligations in the context of the desirability of hiring or retaining the applicable officer. In each case, the initial level of salary and target percentage provided for in the employment agreements of the Named Executive Officers was less than or equal to the current salary and target percentage of the Named Executive Officers. Therefore, contractual commitments did not play a significant role in compensation decisions for 2012.

When considering equity awards to our officers, including the Named Executive Officers, the Compensation Committee considers our equity availability and usage, the potential voting power dilution to our stockholders (“overhang”), and the projected impact on our earnings for the relevant years. The Company believes that its share usage and potential dilution have generally been conservative compared to peer group levels.

While the Compensation Committee considers internal pay equity in making compensation decisions, we do not have a policy requiring any set levels of internal pay differentiation. As previously discussed, we generally target the compensation levels among our executives to be competitive with the market. This accounts for most of the difference in compensation among our Named Executive Officers. Based on information from the Meyercord Report, which shows 2011 salary and target bonus and three-year average long-term incentive value, the ratio of Mr. Jackson’s total target direct compensation to that of the other Named Executive Officers is: Mr. Colvin: 2.4:1; Dr. Nelson: 2.0:1; Mr. Cave: 3.8:1; Mr. Hall:

5.2:1; and Mr. Klosterboer: 5.7:1. You can review the Commission rule-based total compensation of each of our Named Executive Officers in the Summary Compensation Table below in this proxy statement. The Compensation Committee believes that the differentiation between the pay of Mr. Jackson, our CEO, and that of the other Named Executive Officers is appropriate.

Risk Analysis. The Compensation Committee considers the potential for unacceptable risk taking in its compensation design. We believe that the design of our executive compensation program does not unduly incentivize our executives to take actions that may conflict with our long-term best interests. Material risk in our compensation design is mitigated in several ways, including as follows:

•	We have an appropriate mix of pay elements, with compensation not overly weighted toward short-term incentives.

•	Base salaries are intended to constitute a sufficient component of total compensation to discourage undue risk taking in the meeting of incentive goals.

•	Performance-based pay opportunities are designed with goals that are intended to result in long-term value to the stockholders.

•	Earnings goals and opportunity in our performance-based incentive programs are at levels intended to be attainable without the need to take inappropriate risks.

•	Bonus and incentive opportunities are capped so that the upside potential is not so large as to encourage detrimental risk taking.

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Our stock-based incentives vest or are earned over a multi-year period, which provides long-term upside potential, but also requires the executive to bear the economic risk of the award over the vesting period.

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Assuming achievement of at least a minimum level of performance, payouts under certain of our performance-based plans generally result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

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Provisions of our performance-based awards that allow carry forward of unvested units if performance measures are not satisfied on the first possible vesting date mitigate the incentive to take unnecessary risks to satisfy those performance measures.

•	Different performance metrics in different programs and awards lessen the opportunity to take undue risk in meeting a single goal.

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The stock components inherent in our long-term incentive program, combined with our stock ownership guidelines, align the interests of our executives with a goal of long-term appreciation of stockholder value.

•	The Compensation Committee considers information from comparator companies in compensation design, thereby avoiding unusually high pay opportunities relative to the Company’s peers.

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To retain our executives, the Company maintains severance programs with reasonable terms (two years of salary for the CEO and one year for other executives) and a double trigger change of control provision.

Elements of our Compensation Program

Our compensation programs are designed to provide a competitive total compensation package consistent with our performance in the marketplace and our desire to retain talented management. The compensation program for each of our executives generally includes:

•	base salary;

•	annual cash incentive awards tied to specific, quantifiable and objective performance measures;

•	annual equity awards, based on corporate and individual performance;

•	severance and change of control agreements;

•	limited perquisites; and

•	other benefits plans and programs.

While executives have more of their total compensation at risk than other employees, the principles that serve as the basis for executive compensation practices generally apply to the compensation plans for all employees; namely, corporate and individual performance drive incentive compensation.

Base Salary. The Compensation Committee approved base salary increases effective July 16, 2012 for each of the Named Executive Officers other than Mr. Gutmann as set forth below:

Officer	2011 Base Salary	2012 Base Salary	% Increase
Keith D. Jackson	$798,000	$837,900	5.0%
Donald A. Colvin	$449,842	$466,036	3.6%
W. John Nelson, Ph.D.	$454,857	$477,600	5.0%
George H. Cave	$359,058	$377,011	5.0%
William M. Hall	$317,638	$328,120	3.3%
Robert Klosterboer	$313,964	$326,523	4.0%

In making determinations regarding these salary increases, the Compensation Committee considered information from and the recommendations in the Meyercord Report as described above under “Processes and Procedures for Considering and Determining Executive Compensation – Use of Market Data” in this CD&A. Meyercord had recommended a salary increase of 5% for each of the Named Executive Officers. Differences in salary among officers are based on market median data and other factors as described above in this CD&A.

The Compensation Committee also considered the following information regarding the variances of the Named Executive Officers’ base salaries from market median:

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Following the adjustments, base salary for the Named Executive Officers varied from the 50th percentile in the following amounts: Mr. Jackson: 7.0%; Mr. Colvin: 7.0%; Dr. Nelson: 2.0%; Mr. Cave: -3.0%; Mr. Hall: 2.0%; and Mr. Klosterboer: 2.0%.

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Following the adjustments, total cash compensation (including salary and annual incentive opportunity at target) for the Named Executive Officers varied from the 50th percentile as follows: Mr. Jackson: 15.0%; Mr. Colvin: 6.0%; Dr. Nelson: 5.0%; Mr. Cave: -4.0%; Mr. Hall: 3.0%; and Mr. Klosterboer: 3.0%.

The change in total cash compensation opportunity takes into account the increase in bonus opportunities of certain officers, as described below under “Elements of our Compensation Program — Annual Cash Incentive Programs.”

Mr. Gutmann’s base salary increased from $268,376 in 2011 to $276,000 in 2012, a 2.84% increase effective July 16, 2012. Upon his appointment as our Executive Vice President and Chief Financial Officer effective September 26, 2012, Mr. Gutmann’s salary was further increased to $396,000 per year. The amount of the increase in base pay was determined primarily in order to move Mr. Gutmann’s pay closer to the median of peer data. In approving this amount, the Compensation Committee considered data showing that Mr. Gutmann’s salary at this level would vary from the then ISS peer group median by -2%.

Annual Cash Incentive Program. Our compensation program generally includes a semi-annual or annual cash incentive award program for our executive officers under the Amended and Restated Plan. The purpose of this program is to increase stockholder value by providing an incentive for key executives to achieve our strategic and financial goals and to perform to the best of their abilities.

In February of 2012, the Compensation Committee revised the design of our bonus program for our most senior executives, including our Named Executive Officers and certain other designated employees, due to the challenges facing the Company after the 2011 SANYO Semiconductor acquisition as a result of economic conditions in Japan and the natural disasters in 2011 affecting that business. The 2012 program included the following parameters:

•	The 2012 program was an annual rather than semi-annual plan as in prior years.

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The participants in the program were split into two groups: a SANYO Semiconductor group and a corporate group. All of our Named Executive Officers other than Mr. Gutmann were part of the corporate group. Mr. Gutmann was part of the SANYO Semiconductor group.

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For the corporate group, award opportunity for the program was based on two performance metrics: second half 2012 corporate revenue and fourth quarter 2012 corporate exiting velocity cost savings, after achievement of a minimum non-GAAP earnings per share (“EPS”) for the fourth quarter of 2012 of $0.20, calculated generally consistent with the non-GAAP measures in our earnings releases.

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For the SANYO Semiconductor group, award opportunity for the program was based on two performance metrics: second half 2012 SANYO Semiconductor revenue and fourth quarter 2012 SANYO Semiconductor exiting velocity costs savings, after achievement of a minimum non-GAAP EPS for the fourth quarter of 2012 of $0.20, calculated generally consistent with the non-GAAP measures in our earnings releases.

•	Exiting velocity cost savings was based on three categories of savings: operational, manufacturing restructuring, and SANYO Semiconductor head count restructuring.

•	The two performance metrics were equally weighted and measured separately. A bonus could be earned on one metric even if the other was not achieved.

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Each executive participating in the program was granted an award opportunity based on a threshold (0%), target (100%), and stretch (300%) amount of eligible target bonus based on earned base salary compensation paid during the bonus period.

•	Potential payment for the bonus period was based on eligible compensation for the period times the executive’s target bonus percentage times the attainment factor for the program.

•	The program was designed to pay at target (100%) in the 2012 budget.

Revenue and Exiting Velocity Cost Savings Goals for the 2012 corporate program were set as follows:

Second Half 2012 Corporate Revenue:

	Payout	Goal (in millions)
Threshold	0%	$1,580.0
Target	100%	$1,660.0
Stretch	300%	$1,826.0

Fourth Quarter Corporate Exiting Velocity Cost Savings (in millions):

	Payout	Factor	Goal
Threshold	0%	Operational	$24.0
		Mfg Restructuring	27.0
		SANYO Headcount Restructuring	3.0
		Total:	$54.0
Target	100%	Operational	$30.7
		Mfg Restructuring	38.0
		SANYO Headcount Restructuring	4.4
		Total:	$73.1
Stretch	300%	Operational	$39.0
		Mfg. Restructuring	49.0
		SANYO Headcount Restructuring	6.0
		Total:	$94.0

Revenue and Exiting Velocity Cost Savings Goals for the 2012 SANYO Semiconductor program were set as follows:

Second Half 2012 SANYO Semiconductor Revenue:

	Payout	Goal (in millions)
Threshold	0%	$450.0
Target	100%	$475.0
Stretch	300%	$576.0

Fourth Quarter SANYO Semiconductor Exiting Velocity Cost Savings (in millions):

	Payout	Factor	Goal
Threshold	0%	Operational	$9.0
		Mfg Restructuring	25.0
		SANYO Headcount Restructuring	3.0
		Total:	$37.0
Target	100%	Operational	$13.6
		Mfg Restructuring	35.0
		SANYO Headcount Restructuring	4.4
		Total:	$53.0
Stretch	300%	Operational	$18.0
		Mfg. Restructuring	45.0
		SANYO Headcount Restructuring	6.0
		Total:	$69.0

The 2012 program continued the Compensation Committee’s practice of using goals that are intended to focus the executive on basic business metrics within his or her area of control. For the corporate program, we included Company-wide revenue and cost saving goals, but recognized the importance of SANYO Semiconductor to Company performance by including specific cost saving goals related to SANYO Semiconductor, which were the same as those used for the SANYO Semiconductor program. The Compensation Committee believed that these new measures would focus the executives on the fundamental steps needed to improve Company performance and would also assist with retention of key talent.

For the 2012 bonus program, the calculation of the gating non-GAAP EPS measure was to be generally consistent with the calculation of that measure in our earnings releases, which also contain a reconciliation of such measure to its most directly comparable GAAP measure. The calculation of non-GAAP EPS in our earnings releases is based on our non-GAAP net income and includes stock compensation expense. Non-GAAP EPS generally excludes items such as gain (loss) on debt pre-payment; restructuring, asset impairment and other charges, net; inventory step up from purchase accounting; in process research and development; intangibles amortization; implied interest on convertible securities; non-cash portion of taxes; goodwill and intangible impairment; and other similar infrequent items.

The Compensation Committee believed that non-GAAP EPS should be used as a measure for the bonus plan rather than EPS to prevent payments under the plan from being significantly impacted (positively or negatively) by extraordinary or unusual events or non-cash items. For example, an executive should not be deterred in taking necessary actions, such as restructuring or plant closures, due to the potential impact on his compensation, nor should he be influenced by incentive compensation to take actions that may result in one-time benefits to the Company. The Compensation Committee also considered adjustments eliminating the effect of certain non-cash items to be appropriate believing that the adjusted numbers are a better indicator of current actual Company operating performance.

Goals were set with the general guideline that the measurement points should be better than those in the previous year, although the state of the economy and the Company’s business generally were taken into account. As a general rule, amounts were set after considering impact on stockholder value. Because stock price performance is not always rationally based on Company performance, the Compensation Committee prefers to establish metrics for our programs that use a standard assumption of logic in the stock market and we use models that project TSR based on our program parameters. However, the

Compensation Committee believes that focusing the executive on business functions within his or her control is a more effective motivational and retention tool than using stock price performance alone. In addition, the targets were set such that target performance was equal to budgeted performance.

At its meeting on February 15, 2012, the Compensation Committee considered the award opportunity for each of the Named Executive Officers other than Mr. Gutmann. The following table sets forth the award opportunity, expressed as a percentage of base salary, for 2011 and 2012 for each such Named Executive Officer.

Officer	2011 Target % of Base Salary	2012 Target % of Base Salary
Keith D. Jackson	150%	150%
Donald A. Colvin	80%	80%
W. John Nelson, Ph.D.	85%	85%
George H. Cave	70%	70%
William M. Hall	50%	60%
Robert Klosterboer	50%	60%

In making determinations regarding these bonus opportunity increases, the Compensation Committee considered, among other factors, information from and the recommendations in the Meyercord Report as described above under “Processes and Procedures for Considering and Determining Executive Compensation – Use of Market Data” in this CD&A. See “Elements of our Compensation Program — Base Salary” above for a description of certain survey data considered by the Compensation Committee with respect to these target percentages. The award opportunity increases for Messrs. Hall and Klosterboer were consistent with the recommendation of Meyercord and were generally designed to move them closer to the median for total target cash compensation based on the survey data.

Prior to Mr. Gutmann’s appointment as our Chief Financial Officer, his award opportunity was set at 40% for each of 2011 and 2012. In his employment agreement entered into upon appointment as our Executive Vice President and Chief Financial Officer, Mr. Gutmann’s award opportunity was increased to 80%. The amount of the increase in award opportunity was determined primarily in order to move Mr. Gutmann’s percentage opportunity closer to the median of peer data.

In August 2012, due to continuing challenges facing the Company and its then financial condition, the Compensation Committee cancelled the 2012 bonus program and there was no payout under this program for 2012.

2013 Program Revisions. In February 2013, the Compensation Committee adopted a new semi-annual bonus program for our most senior executives, including our Named Executive Officers, and certain other designated employees. For more information on our semi-annual bonus program, refer to our Form 8-K filed on February 12, 2013.

Other Information Regarding Cash Incentives. The Compensation Committee annually reviews the bonus component of executive incentive compensation and, in addition to bonuses paid under the Executive Incentive Plan, the Compensation Committee may approve payment of discretionary bonuses to the Named Executive Officers for performance or other reasons. During fiscal 2012, we did not pay any discretionary bonuses to our Named Executive Officers.

Long-Term Incentives. Long-term incentives for executives are entirely equity-based and are designed to reinforce the alignment of executive and stockholder interests. These rewards provide each individual with a significant incentive to manage from the perspective of an owner. In February 2012, the Compensation Committee made annual long-term incentive grants to the Named Executive Officers. In a change from prior years, after considering the recommendation of the Compensation Committee’s consultant at the time and studies of peer company practice, as well as the Committee’s views on the relative benefits of the equity programs considered, the Compensation Committee made awards to each Named Executive Officer consisting of one-third PBRSUs, one-third time-based RSUs, and one-third options. In connection with his promotion to be our Executive Vice President and Chief Financial Officer, in October 2012, Mr. Gutmann also received an award consisting of options and time-based RSUs as described in more detail below. The Compensation Committee granted awards to our Named Executive Officers pursuant to the Amended and Restated Plan.

Statement of Financial Accounting Standards No. 123R altered the accounting treatment for stock options effective in 2006. As a result, starting in 2006, our Company and many other public companies began issuing RSUs. While the value of the RSUs will fluctuate with changes in our stock price, RSUs will generally have some value in the long run, encouraging retention. To that extent, RSUs can provide greater compensation value than options, which can lose all value based on stock price decreases. Therefore, when using restricted stock or RSUs, we can issue fewer shares than in stock option grants, which may be less dilutive to our stockholders.

Starting in 2007, based in part upon advice from our independent consultants, we also granted certain PBRSUs. We determined that it was desirable to add PBRSUs to the portfolio of long-term incentives we offered executives because, unlike time-based RSUs, the payout of PBRSUs requires achievement of performance objectives, which increase the alignment between executive compensation and stockholder value enhancement.

From 2009 to 2011, we adjusted our traditional annual grants practice of issuing a variety of equity forms (options, RSUs and PBRSUs) and issued only PBRSUs to our Named Executive Officers to reflect above-market practice and to drive stockholder value.

In 2012, in making the decision to use forms of award opportunity other than solely PBRSUs, the Compensation Committee considered, among other things, the following factors (based on information provided by Meyercord):

•	long-term incentive awards to officers, particularly the top three officers, have been consistently below their peers because none of the Company’s peers have awarded 100% of equity tied to performance; and

•	the top three officers at the time (Mr. Jackson, Mr. Colvin and Dr. Nelson) took no long-term equity grants in 2010, creating a “hole” rolling forward that has impacted the competitiveness of their compensation each year since 2010 and has thus impacted the retention value of awards to these officers since that date.

For each Named Executive Officer, the 2012 awards of time-based RSUs vest annually in equal amounts over a three year period on each anniversary of the grant date through March 5, 2015 for the March awards and through October 1, 2015 for the October awards to Mr. Gutmann, subject to the award agreement.

The March 2012 awards of options will vest 25% on March 5, 2013, and thereafter 6.25% per quarter on each 3-month anniversary through March 5, 2016, subject to the award agreement. The October 2012 options awarded to Mr. Gutmann will vest 25% on each anniversary of the grant date, also subject to the award agreement.

The PBRSUs are based on the following:

•	the first measurement period is based on 2012 results;
•	subsequent measurement periods will be each fiscal quarter through the fourth quarter of 2014;
•	there is both a threshold achievement and target goal for each measurement period—there is no opportunity to earn above target awards;
•	there is a carry-forward provision if the goal is missed until either the expiration of the grant or the goal is achieved; and
•	the goals for the 2012 awards are based on total corporate adjusted non-GAAP EBITDA in the following amounts over three years, including SANYO Semiconductor and any acquisitions:

Vesting	Threshold EBITDA (in millions)	Target EBITDA (in millions)
2012	$500	$558
Q1 2013	$125	$132
Q2 2013	$125	$141
Q3 2013	$125	$160
Q4 2013	$125	$158
Q1 2014	$125	$138
Q2 2014	$125	$152
Q3 2014	$125	$162
Q4 2014	$125	$157

The tranches vest equally at threshold and target. In other words, if the threshold amount is achieved but the target amount is not, one-half of the total amount that could vest for such period will vest. If both the threshold and target amount are achieved, the full possible amount that could vest for such period will vest.

The target adjusted EBITDA goals were determined based on the 2012 budget for the 2012 vesting target; 6% annual growth in adjusted non-GAAP EBITDA for 2013 and 3% annual growth in adjusted non- GAAP EBITDA for 2014.

For 2012, the Compensation Committee chose adjusted non-GAAP EBITDA (“non-GAAP EBITDA”) as the basis for the 2012 PBRSU awards. For 2011, the Compensation Committee had used adjusted non-GAAP EBIT (“non-GAAP EBIT”) as the performance metric. As a risk mitigation tool, the Compensation Committee chose a performance measure for 2012 that is different from the measure used in 2011 and the measures used for the annual incentive plan, believing it advisable to have multiple measures applicable to different award opportunities. The Compensation Committee believes that EBITDA is particularly relevant in our industry and in the challenging economic environment in which we operate and that it drives stockholder value. In addition, as with non-GAAP EBIT, the Company considers non-GAAP EBITDA to be an important tool in measuring the liquidity of the Company. Generally, it is intended that the calculation of non-GAAP EBITDA will be consistent with the calculation of adjusted non-GAAP EBITDA in our earnings releases, which also contain a reconciliation of adjusted non-GAAP EBITDA to the most directly comparable GAAP measure. The Compensation Committee believed that the adjustments to EBITDA are appropriate to avoid the impact (positive or negative) on achievement of the vesting parameters as a result of extraordinary or unusual items or non-cash items.

The following table sets out the 2012 equity awards granted to each Named Executive Officer:

Officer	Approximate Value (1)	PBRSUs (2)	Time-Based RSUs (2)	Options (2)(3)
Keith D. Jackson	$6 million	238,095	238,095	476,191
Donald A. Colvin	$2.4 million	95,238	95,238	190,477
Bernard Gutmann	$84,000	3,333	3,333	6,667
W. John Nelson, Ph.D.	$2.4 million	95,238	95,238	190,477
George H. Cave	$1 million	39,682	39,682	79,366
William M. Hall	$685,000	27,182	27,182	54,366
Robert Klosterboer	$730,000	28,968	28,968	57,937

(1)

The actual value of each such award is disclosed in column (j) of the Outstanding Equity Awards at Fiscal Year-End 2012 Table below in this proxy statement, as described in such table. The approximate values assume that all PBRSUs would vest at target.

(2)	Based on a stock price of $8.40 per share on the date of grant.

(3)	For the conversion of full value shares to options, a 2:1 ratio was used.

In making determinations regarding these awards, the Compensation Committee considered information from and the recommendations in the Meyercord Report as described above under “Processes and Procedures for Considering and Determining Executive Compensation – Use of Market Data” in this CD&A. The Compensation Committee also considered certain data on final grant levels and on total direct compensation after the grant decisions showing that:

•

The annual grant value of the 2012 equity awards (based on a stock price of $8.00 per share) varied from the 50th percentile for each of the Named Executive Officers as follows: Mr. Jackson: +74%; Mr. Colvin: +55%; Dr. Nelson: +50%; Mr. Cave: +44%; Mr. Hall: +82%; and Mr. Klosterboer: +94%.

•

Following the salary increases and increase in bonus opportunity described above and taking into account the 2012 equity awards, target total direct compensation variance from the 50th percentile for each of the Named Executive Officers would be as follows: Mr. Jackson: +50%; Mr. Colvin: +38%; Dr. Nelson: +14%; Mr. Cave: +34%; Mr. Hall: +44%; and Mr. Klosterboer: +49%.

Award amounts for each individual were based on the comparative data and other factors and processes discussed above, as well as on the individual considerations described below. Generally, for these officers, variance from the 50th percentile based on the applicable benchmarking data was due to consideration of other factors by the Compensation Committee as described above in this CD&A. The Compensation Committee considered that benchmarking to the 75th percentile for equity amounts in 2012 for Mr. Jackson, Mr. Colvin and Dr. Nelson was appropriate due to the decision of these officers to forego any long-term equity awards in 2010.

In setting the amount of equity awards and other compensation for 2012, the Compensation Committee also considered major achievements for each Named Executive Officer other than Mr. Jackson, including the following:

Mr. Colvin:

•	Significantly de-risked our cash position by obtaining a $325 million revolver and pushing the maturities on $200 million of convertible debt
•	Drove financial reporting and control into SANYO Semiconductor acquisition with good results
•	Continued to recruit and promote new talent in the Finance organization

Dr. Nelson:

•	Key executive enabling the Company’s recovery from two natural disasters while integrating SANYO Semiconductor
•	Improved supply chain and customer service with new capacity and new business processes
•	Improved technology development execution with improved cycle-times in factories

Mr. Cave:

•	Completed SANYO Semiconductor and Cypress image sensor business acquisitions on schedule without any issues
•	Improved Compliance and Ethics program
•	Implemented the Government Affairs program with good initial results

Mr. Hall:

•	Assumed responsibility for MOSFET’s giving him full control of the discrete business for the Company
•	Implemented process for improving operating margins
•	Dealt with difficult market environment in which revenue and profit plans were impacted
•	Introduced competitive IGBT’s (insulated-gate bipolar transistors) to market, expanding our serviceable available market

Mr. Klosterboer:

•	Managed EBITDA despite weak market
•	Integrated CMOS Image sensor business acquired from Cypress and exceeded financial plans for business
•	Maintained execution through organizational changes to add automotive to Group
•	Grew the automotive business

Factors taken into account in considering the compensation of Mr. Jackson are described under the heading “Processes and Procedures for Considering and Determining Executive Compensation – Other Factors.”

The consideration of individual performance of executives is not formulaic, or quantifiable. Such considerations are merely factors among others that are taken into account in the course of making subjective judgments in determining final levels of executive compensation.

In addition, in September of 2012, upon his appointment as Executive Vice President and Chief Financial Officer, Mr. Gutmann was granted:

•	Options to purchase 163,266 shares of common stock at an exercise price of $6.13 per share and having an approximate value of $500,000 as of the grant date. See the Outstanding Equity

Awards at Fiscal Year-End 2012 Table for the actual value of these awards as described in such table. The options vest in equal annual installments over a period of four years subject to the terms and conditions of the award agreement.

•

81,633 time-based RSUs having an approximate value of $500,000 as of the grant date. See the Outstanding Equity Awards at Fiscal Year-End 2012 Table for the actual value of these awards as described in such table. The RSUs vest in the equal annual installments over a period of three years, subject to the terms and conditions of the award agreement.

The amount of the award was intended to move Mr. Gutmann’s equity compensation closer to the median equity award data for peer companies. In approving the award, the Compensation Committee considered data showing that the awards would place Mr. Gutmann’s long-term incentive at the 50th percentile of the peer group long-term incentive data.

See “Compensation of Executive Officers — 2012, 2011, and 2010 Awards of Equity — 2012 Awards of PBRSUs,” “-- 2012 Awards of Time-Based RSUs” and “--2012 Awards of Options” below in this proxy statement for further description of the 2012 equity awards. We also disclose these awards in the Summary Compensation Table in this proxy statement. The Grant of Plan-Based Awards 2012 Table, the Outstanding Equity Awards at Fiscal Year-End 2012 Table and the 2012 Option Exercises and Stock Vested Table also contain information about our long-term incentive awards to Named Executive Officers.

In February 2013, the Compensation Committee approved annual long-term incentive grants to the Named Executive Officers still employed with us effective March 25, 2013. Based upon the recommendation of the Compensation Committee’s consultant, studies of peer company practice, pay and performance relationships and retention value of existing awards, management recommended and the Compensation Committee approved awards to each such Named Executive Officer consisting of one-half PBRSUs and one-half time-based RSUs. The performance goal for the PBRSUs is based upon adjusted non-GAAP EBITDA. There is both a threshold and target performance goal for fiscal year 2013 with vesting based on a linear progression between threshold and target achievement. Vesting of the PBRSUs can occur over a period of three years in increments of (i) up to one-third on the first anniversary of the date of grant, based upon the level of performance achievement; and (ii) up to one-third on each anniversary of the grant date for each fiscal year thereafter based on the first year’s achievement level. Vesting in years two and three of the PBRSUs is solely time-based. If the threshold performance measure is not achieved for 2013, the entire award will be cancelled. For the same Named Executive Officers, the RSUs will vest annually in equal one-third increments on each anniversary of the grant date over a three year period, subject to the award agreement.

Other Elements Affecting Compensation

Severance and Change in Control Agreements. Under the 2000 SIP and the Amended and Restated Plan, the Board of Directors has discretion to accelerate equity-based vesting upon a “change of control.” In addition, with respect to our Named Executive Officers, our outstanding option agreements, RSU agreements, and PBRSU agreements generally contain provisions causing the unvested portion of the awards to vest either upon a termination of employment without cause (including, if applicable, a deemed termination for good reason) within a two year period after a change of control. For a description of the severance and change of control provisions of the employment agreements for our Named Executive Officers, see “Compensation of Executive Officers — Employment, Severance, and Change In Control Agreements and Arrangements” and “Compensation of Executive Officers — Potential Payments Upon Termination of Employment or Change of Control” below in this proxy statement.

We believe that our severance benefits and change of control arrangements are consistent with the principal objectives of our compensation programs. To the extent a Named Executive Officer’s agreement contains severance benefits or a change of control provision, such benefit is predicated upon the Named Executive Officer being terminated “without cause” or resigning “for good reason,” as such terms are defined in their agreements. In addition, our severance benefits are subject to the Named Executive Officer signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, as well as non-competition or non-interference agreements, which serves the best interests of the Company and its stockholders.

We believe that our management has played a crucial role in making us a successful company and it sends an important signal to the market and potential employees that we are willing to protect our management with some guaranteed compensation in the event of a termination after a change of control. In addition, management may be less reluctant to resist change of control transactions that are in the best interests of our stockholders if they have the added security that comes with such change of control arrangements.

Our change of control provisions do not include excise tax gross-ups.

Generally Available Benefits and Retirement Plan. We do not offer executive retirement plans, pension benefits, or non-qualified deferred compensation plans. Instead, we provide our Named Executive Officers with opportunities to accumulate retirement income primarily through appreciation of their equity awards.

Consistent with our pay-for-performance compensation philosophy, we do not provide our executive officers with significant perquisites, other than those offered to our employees generally. Executives are eligible to participate in benefit programs designed for all of the Company’s full-time employees. These programs include a tax qualified stock purchase plan, a 401(k) savings plan, and medical, dental, disability and life insurance programs. We also have a relocation program and provide a tax gross up for certain benefits under this program that is available to all employees who enjoy the benefits of the relocation policy. All employees receive mileage reimbursement if driving their own cars for business. An auto allowance of $800.00 per month is provided to outside sales and field engineering positions and $1,200 per month is provided to Senior Vice Presidents and above.

In addition to benefits that provide for broad-based employee participation, we provide our executives limited perquisites that we believe help to maintain the competitiveness of our compensation package vis-à-vis our peer companies and provide value at a reasonable cost to the Company. These include enhanced coverage for life insurance (each executive receives life insurance coverage of $1,000,000, which is $500,000 above the maximum allowed standard coverage of two-times base salary that is afforded to all employees) and financial planning services (up to $10,000.00 per year). Executives do not receive a tax gross-up on benefits and are taxed accordingly.

We describe the perquisites paid in 2012 to each of the Named Executive Officers in the Summary Compensation Table of this proxy statement.

Impact of Taxation and Accounting Considerations on Executive Compensation

Our Compensation Committee attempts to establish executive officer compensation programs that will maximize our related income tax deductions to the extent it determines that such actions are consistent with our compensation philosophy and in the best interests of our stockholders.

Section 162(m) of the Code places a $1 million limit on the amount of compensation the Company can deduct in any one year for compensation paid to our CEO and any of our three other most highly compensated executive officers (excluding our chief financial officer). This $1 million limit does not apply to compensation that qualifies for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m). While the Compensation Committee considers the deductibility of awards as a factor in determining executive compensation, the Compensation Committee reserves the right to make compensation payments and awards that do not qualify for the performance-based compensation exception to Section 162(m) when it believes such payments are appropriate and in the best interests of the Company.

The semi-annual or annual cash bonus awards made pursuant to the Amended and Restated Plan are intended to qualify for the “performance-based compensation” exception to the limitation on deducibility imposed by Section 162(m). The full amount of compensation resulting from the exercise of options and the vesting of PBRSUs granted under our 2000 SIP and the Amended and Restated Plan is also intended to qualify for the “performance-based compensation” exception. The amount of compensation resulting from the vesting of time-based RSUs granted pursuant to our 2000 SIP and the Amended and Restated Plan does not qualify for the “performance-based compensation” exception.

While certain awards may be intended to qualify for the “performance-based compensation” exception under Section 162(m), the determination of whether compensation actually qualifies for the exception is complex and is based on the facts and circumstances of each case. Consequently, we cannot guarantee that compensation that is intended to qualify for the “performance-based compensation” exception under Section 162(m) will in fact so qualify.

As described in more detail above, for awards granted in 2012 that are intended to comply with Section 162(m), the Compensation Committee used the following performance criteria under the Amended and Restated Plan: adjusted EBITDA, adjusted EPS, revenue and exiting velocity cost savings. The payments and awards made to our Named Executive Officers that are intended to comply with Section 162(m) as described above are disclosed in the Summary Compensation Table below in this proxy statement. For prior years payments, see the discussion under the heading “Impact of Taxation and Accounting Considerations on Executive Compensation” in the Compensation Discussion and Analysis and the Summary Compensation Table in such prior year’s proxy statements for a description of the payments to our named executive officers for those years that were intended to comply with Section 162(m). As of the filing of this proxy statement, there are no unresolved administrative proceedings or litigation initiated by the Internal Revenue Service (“IRS”) that challenge the Section 162(m) compliance of the Amended and Restated Plan in general or awards made under the Amended and Restated Plan for which a Section 162(m) deduction has been claimed or any Notice of Deficiency, Notice of Proposed Adjustment or Revenue Agent’s Report that states the IRS’s position that we improperly claimed a deduction in violation of Section 162(m) with respect to the Amended and Restated Plan in general and awards under the Amended and Restated Plan.

Section 409A of the Code imposes an additional 20% federal income tax and penalties on employees on “non-qualified deferred compensation” that is not paid in compliance with Section 409A. The Compensation Committee takes the impact of Section 409A into account in designing our executive plans and programs that provide for “non-qualified deferred compensation.” As a general rule, these plans and programs are designed either to comply with the requirements of Section 409A or to qualify for an applicable exception to Section 409A so as to avoid possible adverse tax consequences that may result from failure to comply with Section 409A. However, we cannot guarantee the preceding results.

The Compensation Committee also takes into account other tax and accounting consequences of its total compensation program and weighs these factors when setting total compensation and determining the individual elements of an officer’s compensation package.

Other Matters Relating to Executive Compensation

Hedging Transactions. We have a comprehensive Insider Trading Policy, which, among other things, provides that insiders shall not engage in short sales of, purchase on margin, or buy or sell puts, calls or other derivatives of our securities because of the potential conflict of interest or the perceptions created and the resulting possible impact on the market. In September of 2012, we updated and clarified our policies to more definitively prohibit any pledge or margin of our stock, although transactions in effect as of September, 2012 are grandfathered. Grandfathered transactions cannot be renewed or extended beyond their then current termination dates or expanded to cover additional Company securities.

Equity Award Policy. In August 2006, we adopted an equity award grant date policy statement. Under the policy, equity grants under our stock incentive plans generally become effective on the first Monday (or next following trading day if the first Monday is not a trading day) of the next month following the date of Board, Compensation Committee or CEO approval of the grant. From time to time, the Compensation Committee may approve an exception to the grant date policy in its discretion. Options granted are priced at the closing market value on the date of grant. We generally make our annual equity awards to executives in the first quarter of each year. The Company does not have a practice of timing grants of stock-based awards to coordinate with the release of material information to the market.

Stock Ownership Guidelines for Officers. Under our Corporate Governance Guidelines, our officers are required to hold our common stock in an amount equal to one to five times base salary. There is a transition period to achieve the required ownership. The required holdings and transition period are described under “The Board of Directors and Corporate Governance — Corporate Governance Principles — Directors’ and Officers’ Stock Ownership Guidelines” above. All of our Named Executive Officers are currently in compliance with the guidelines.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in the proxy statement for the 2013 Annual Meeting of Stockholders. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s 2012 Annual Report on Form 10-K and the proxy statement for the 2013 Annual Meeting.

This report is submitted by the Compensation Committee.

J. Daniel McCranie, Chairman

Atsushi Abe

Bernard L. Han

Curtis J. Crawford

2 Pursuant to Instruction 1 to Item 407(e)(5) of Regulation S-K, the information set forth under “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth information concerning compensation earned by, or paid for services provided to us and our subsidiaries for the periods indicated to: (i) all persons serving as our principal executive officer or as principal financial officer during 2012; (ii) the three most highly paid executive officers who were serving as executive officers at the end of 2012 other than the principal executive officer and the principal financial officer; and (iii) up to two additional individuals who would have been included except that the individual was not serving as an executive officer at the end of 2012 (“Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Keith D. Jackson, President and Chief Executive Officer	2012 2011 2010	814,881 777,539 726,394	0 0 0	3,999,996 4,819,500 0	1,619,049 0 0	0 424,297 1,068,127	0 0 0	30,293 30,092 30,172	6,464,219 6,051,428 1,824,693

Bernard Gutmann, Executive Vice President, Chief Financial Officer, and Treasurer (6)	2012	298,371	0	555,996	437,364	0	0	16,047	1,307,778

Donald A. Colvin, Former Executive Vice President and Chief Financial Officer (6)	2012 2011 2010	401,788 434,419 397,523	0 0 0	1,599,998 1,517,254 0	647,622 0 0	0 144,707 367,345	0 0 0	90,170 30,477 29,992	2,739,578 2,126,857 794,860

W. John Nelson, Ph.D., Former Executive Vice President and Chief Operating Officer (7)	2012 2011 2010	377,959 438,834 407,550	0 0 0	1,599,998 1,695,757 0	647,622 0 0	0 146,047 360,674	0 0 0	25,882 30,486 29,963	2,651,461 2,311,124 798,187

George H. Cave, Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary	2012 2011 2010	366,653 353,427 340,300	0 0 0	666,658 714,004 571,200	269,844 0 0	0 97,309 245,629	0 0 0	31,851 30,035 29,471	1,335,006 1,194,775 1,186,600

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

William M. Hall, Senior Vice President and General Manager, Standard Products Group	2012 2011 2010	310,916 306,977 293,685	0 63,809 0	456,658 365,929 652,800	184,844 0 0	0 0 163,578	0 0 0	49,466 31,246 39,798	1,001,884 767,961 1,149,861

Robert Klosterboer, Senior Vice President and General Manager, Applications Product Group	2012	319,277	0	486,662	196,986	0	0	28,656	1,031,581

(1)

Amounts in this column represent the aggregate grant date fair value of awards of PBRSUs and time-based RSUs computed in accordance with FASB ASC Topic 718 for 2012, 2011 and 2010. The grant date fair value for RSUs and PBRSUs is derived using the closing price on the date of grant. For PBRSUs, the grant date fair value is calculated by multiplying the probable number of units to vest as of the grant date by the closing price of a share of common stock on the grant date. The valuation is based upon the probable outcome of the performance conditions underlying the PBRSUs, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. We describe the 2012, 2011 and 2010 awards of PBRSUs and time-based RSUs below under “2012, 2011 and 2010 Awards of Equity – 2012 Awards of PBRSUs” and “- 2012 Awards of Time-Based RSUs” and in the CD&A under “Elements of our Compensation Program — Long-Term Incentives.”

The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards which were expected to vest as of December 31, 2012. As of February 26, 2013, approximately five-sixths of the PBRSUs awarded on February 16, 2010 vested and as of February 26, 2013, approximately one-sixth of the PBRSUs awarded on February 16, 2010 were cancelled. As of December 31, 2012, none of the PBRSUs awarded on March 7, 2011 were expected to vest. As of December 31, 2012, the PBRSUs awarded on March 5, 2012 were expected to vest in full by the final vesting date pursuant to the relevant award agreement. The estimated number of units which are expected to vest are evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements.

With respect to awards of PBRSUs made in 2012, 2011 and 2010 and included in the table, the chart below sets forth the maximum number of PBRSUs that could vest or could have vested if all performance conditions are or were met as well as the aggregate grant date fair value of the award on the date of grant assuming that the highest level of performance conditions will be or would have been achieved:

Name	Grant Date	Total Number of Units	Fair Value per Share ($)	Aggregate Grant Date Fair Value ($)

Keith D. Jackson	03/05/2012	238,095	8.40	1,999,998
	03/07/2011	540,000	10.71	5,783,400

Bernard	03/05/2012	3,333	8.40	27,997
Gutmann

Donald Colvin	03/05/2012	95,238	8.40	799,999
	03/07/2011	170,000	10.71	1,820,700

W. John	03/05/2012	95,238	8.40	799,999
Nelson, Ph.D.	03/07/2011	190,000	10.71	2,034,900

George H. Cave	03/05/2012	39,682	8.40	333,329
	03/07/2011	80,000	10.71	856,800

	02/16/2010	70,000	8.16	571,200

William M. Hall	03/05/2012	27,182	8.40	228,329
	03/07/2011	41,000	10.71	439,110

	02/16/2010	80,000	8.16	652,800

Robert	03/05/2012	28,968	8.40	243,331
Klosterboer

(2)

This column includes the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to awards of options in 2012. The fair value of each option grant is estimated on the date of grant using a lattice-based option valuation model. The lattice based model uses: (i) a constant volatility; (ii) a participant exercise behavior model (based on an analysis of historical exercise behavior); and (iii) the treasury yield curve to calculate the fair value of each option. The Black-Scholes assumptions equivalent and number of options granted and grant date fair values are included in the table below. The Company did not award options to our Named Executive Officers in 2011 or 2010.

Name	Grant Date	Volatility (%)	Expected Life (years)	Risk Free Interest Rate (%)	Dividend Yield ($)	Fair Value per Option ($)	Number of Options Granted	Aggregate Grant Date Fair Value ($)

Keith D.	03/05/2012	46.65%	4.83	0.87%	0	$3.40	476,191	$1,619,049
Jackson

Bernard Gutmann	03/05/2012 10/01/2012	46.65% 47.39%	4.83 5.03	0.87% 0.62%	0 0	$3.40 $2.54	6,667 163,266	$22,668 $414,696

Donald	03/05/2012	46.65%	4.83	0.87%	0	$3.40	190,477	$647,622
Colvin

W. John	03/05/2012	46.65%	4.83	0.87%	0	$3.40	190,477	$647,622
Nelson, Ph.D.

George H.	03/05/2012	46.65%	4.83	0.87%	0	$3.40	79,366	$269,844
Cave

William M.	03/05/2012	46.65%	4.83	0.87%	0	$3.40	54,366	$184,844
Hall

Robert	03/05/2012	46.65%	4.83	0.87%	0	$3.40	57,937	$196,986
Klosterboer

(3)

The amount in this column consists of earnings by each Named Executive Officer under our semi-annual cash incentive programs in 2011 and 2010. The Company cancelled the cash incentive program for 2012.

(4)	The deferred compensation plan was terminated effective in 2005. There are no defined benefit or actuarial pension plans with respect to our Named Executive Officers.

(5)

Amounts in this column for 2012 consist of the items in the table below. Additionally, the amount for Mr. Colvin includes $62,736 paid in 2012 as a severance payment upon his termination of employment with the Company. A tax gross-up for financial planning services was cancelled by the Compensation Committee in early 2011.

Name	Company Contributions Under 401(k) Plan (a)	Executive Group Term Life Insurance (“ETLI”) Imputed Income* (b)	Premiums Paid by the Company for Basic Life Insurance and Accidental Death And Dismemberment Insurance (c)	Car Allowance* (d)	Financial Planning Services* (e)	Imputed Income for Post-Tax Long-Term Disability Insurance Benefit Payments (“LTD”)* (f)
Keith D.
Jackson	$10,000	$4,902	$552	$14,400	--	$438

Bernard
Gutmann	$10,000	$1,561	$138	$3,780	--	$569

Donald
Colvin	$10,000	$4,243	$460	$12,000	--	$731

W. John
Nelson, Ph.D.	$10,000	$3,960	$414	$10,800	--	$708

Name	Company Contributions Under 401(k) Plan (a)	Executive Group Term Life Insurance (“ETLI”) Imputed Income* (b)	Premiums Paid by the Company for Basic Life Insurance and Accidental Death And Dismemberment Insurance (c)	Car Allowance* (d)	Financial Planning Services* (e)	Imputed Income for Post-Tax Long-Term Disability Insurance Benefit Payments (“LTD”)* (f)
George H.
Cave	$10,000	$4,903	$552	$14,400	$1,300	$697

William M.
Hall	$10,000	$4,903	$552	$14,400	$19,000	$612

Robert
Klosterboer	$10,000	$2,622	$552	$14,400	$475	$607

*	The Company also pays medicare tax at the rate of 1.45% on the amounts listed in columns (b), (d), (e), and (f).

(6)

Mr. Colvin resigned as our Executive Vice President and Chief Financial Officer effective September 26, 2012 and was replaced by Mr. Gutmann. Mr. Colvin remained with us during a transition period until October 26, 2012.

(7)	Dr. Nelson resigned as our Executive Vice President and Chief Operating Officer effective September 28, 2012.

Grants of Plan-Based Awards in 2012

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Possible Payouts Under Equity Incentive Awards (3)			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)(4)	All Other Options Awards: Number Of Securities Underlying Options (#)(5)	Exercise Or Base Price Of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards ($)(6)

		Approval Date (1)	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

Keith Jackson	3/5/2012	2/15/2012								476,191	8.40	1,619,049
	3/5/2012	2/15/2012							238,095			1,999,998
	3/5/2012	2/15/2012				9,920	--	238,095				1,999,998
		2/15/2012	0	1,222,321	3,666,963

Bernard Gutmann	3/5/2012	2/15/2012								6,667	8.40	22,668
	3/5/2012	2/15/2012							3,333			27,997
	3/5/2012	2/15/2012				138	--	3,333				27,997
	10/1/2012	9/26/2012								163,266	6.13	414,696
	10/1/2012	9/26/2012							81,633			500,002
		2/15/2012	0	119,348	358,045

Donald Colvin	3/5/2012	2/15/2012								190,477	8.40	647,622
	3/5/2012	2/15/2012							95,238			799,999
	3/5/2012	2/15/2012				3,968	--	95,238				799,999
		2/15/2012	0	321,431	964,292

W. John Nelson, Ph.D.	3/5/2012	2/15/2012								190,477	8.40	647,622
	3/5/2012	2/15/2012							95,238			799,999
	3/5/2012	2/15/2012				3,968	--	95,238				799,999
		2/15/2012	0	321,265	963,794

George H. Cave	3/5/2012	2/15/2012								79,366	8.40	269,844
	3/5/2012	2/15/2012							39,682			333,329
	3/5/2012	2/15/2012				1,653	--	39,682				333,329
		2/15/2012	0	256,657	769,972

William M. Hall	3/5/2012	2/15/2012								54,366	8.40	184,844
	3/5/2012	2/15/2012							27,182			228,329
	3/5/2012	2/15/2012				1,132	--	27,182				228,329
		2/15/2012	0	155,458	466,374

Robert Klosterboer	3/5/2012	2/15/2012								57,937	8.40	196,986
	3/5/2012	2/15/2012							28,968			243,331
	3/5/2012	2/15/2012				1,207	--	28,968				243,331
		2/15/2012	0	159,639	478,916

(1)

Pursuant to the Company’s Equity Award Grant Date Policy Statement, the date of grant is the first Monday (or the next following trading day if that Monday is not a trading day) of the month following the month in which the grant was approved by either the Board or the Compensation Committee. For additional information regarding our Equity Award Grant Date Policy Statement, see “Other Matters Relating to Executive Compensation — Equity Award Policy” in the CD&A.

(2)

Amounts in this column represent the possible payouts under the Company’s cash incentive program for 2012, which is described in the CD&A under “Elements of our Compensation Program — Annual Cash Incentive Programs.” Possible payouts were calculated based on target and maximum bonus percentages (expressed as a percentage of eligible earnings) set for each officer multiplied by the officer’s eligible earnings in effect for the annual period. The incentive program for 2012 was established by the Compensation Committee on February 15, 2012 and was cancelled on August 16, 2012.

(3)

This column represents PBRSU awards made in 2012. The amounts in the “Threshold” column (f) represent the minimum number of units that would vest, if any, under the award agreements for the 2012 PBRSUs assuming that certain performance measure(s) are achieved. If no performance measures are achieved, then no units will vest. The amounts in the “Maximum” column (h) represent the total number of units granted assuming that all performance goals are achieved and therefore all units would vest. These awards are described below under “2012, 2011, and 2010 Awards of Equity – 2012 Awards of PBRSUs.”

The amounts in this column do not necessarily represent the number of shares used for expensing purposes or the number of awards which were expected to vest as of December 31, 2012. As of December 31, 2012, the PBRSUs awarded on March 5, 2012 were expected to vest in full by the final vesting date pursuant to the relevant award agreement. The estimated number of units which are expected to vest are evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements.

(4)	This column represents time-based RSUs awards made to its Named Executive Officers in 2012.

(5)	This column represents option awards made to the Named Executive Officers in 2012.

(6)

This amount represents the grant date fair value of the award calculated in accordance with FASB ASC Topic 718. The grant date fair value for RSUs and PBRSUs is derived using the closing price on the date of grant. The valuation for PBRSUs is based upon the probable outcome of the performance conditions underlying the PBRSUs, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. We describe the maximum number of PBRSUs that could vest if all performance conditions are met as well as the aggregate grant date fair value of the award on the date of grant in footnote 1 to the Summary Compensation Table. The fair value of each option grant is estimated on the date of grant using a lattice-based option valuation model. The lattice based model uses: (i) a constant volatility; (ii) a participant exercise behavior model (based on an analysis of historical exercise behavior); and (iii) the treasury yield curve to calculate the fair value of each option. The Black-Scholes assumptions equivalent and, number of options granted and grant date fair values are in footnote 2 to the Summary Compensation Table.

2012, 2011, and 2010 Awards of Equity

Below is a summary of the 2012, 2011, and 2010 awards of PBRSUs. For additional information regarding equity awards, see the CD&A under “Elements of Our Compensation Program – Long-Term Incentives” in this Proxy Statement.

2012 Awards of Equity

In February 2012, the Compensation Committee made annual long-term incentive grants to the Named Executive Officers. In a change from prior years, the Compensation Committee made awards to each Named Executive Officer consisting of one-third PBRSUs, one-third time-based RSUs, and one-third options. The Compensation Committee granted Mr. Jackson 238,095 PBRSUs, 238,095 RSUs, and 476,191 options; Mr. Gutmann 3,333 PBRSUs, 3,333 RSUs, and 6,667 options; Mr. Colvin 95,238 PBRSUs, 95,238 RSUs, and 190,477 options; Dr. Nelson 95,238 PBRSUs, 95,238 RSUs, and 190,477 options; Mr. Cave 39,682 PBRSUs, 39,682 RSUs, and 79,366 options; Mr. Hall 27,182 PBRSUs, 27,182 RSUs, and 54,366 options; and Mr. Klosterboer 28,968 PBRSUs, 28,968 RSUs, and 57,937 options. The general objective of the 2012 awards was to enhance the ability of the Company to attract, retain, and motivate individuals upon whose judgment, interests and special effort the successful conduct of the Company’s operation is largely dependent.

In addition, on October 1, 2012, in connection with his promotion to be our Executive Vice President and Chief Financial Officer, we awarded Mr. Gutmann 81,633 RSUs and 163,266 options.

2012 Awards of PBRSUs. Each PBRSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award agreement. The performance period for the 2012 PBRSU awards begins on January 1, 2012 and ends on December 31, 2014. These awards will vest (if at all) in possible increments described below (subject to the carry forward of unvested units described below) on the date the Company files its Annual Report on Form 10-K for each of the 2012, 2013 and 2014 fiscal years and the date the Company files its Quarterly Report on Form 10-Q for the first, second and third quarter of each of the 2013 and 2014 fiscal years, provided the applicable performance measures are achieved.

The applicable performance measures for the PBRSUs are as follows:

Performance Measurement Period (based on the Company’s quarterly & annual reporting periods)	Measurement Period #	Portion of Units Eligible for Vesting	Performance Goals (dollars in millions)	Vesting Date
			Adjusted Non-GAAP EBITDA
FY 2012	1	1/6	Threshold - $500	Date on which the Company files its Form 10-K for FY 2012
		1/6	Target - $558
Fiscal Q1-2013	2	1/24	Threshold - $125	Date on which the Company files its Form 10-Q for 1st quarter of FY 2013
		1/24	Target - $132
Fiscal Q2-2013	3	1/24	Threshold - $125	Date on which the Company files its Form 10-Q for 2nd quarter of FY 2013
		1/24	Target - $141
Fiscal Q3-2013	4	1/24	Threshold - $125	Date on which the Company files its Form 10-Q for 3rd quarter of FY 2013
		1/24	Target - $160
Fiscal Q4-2013	5	1/24	Threshold - $125	Date on which the Company files its Form 10-K for FY 2013
		1/24	Target - $158
Fiscal Q1-2014	6	1/24	Threshold - $125	Date on which the Company files its Form 10-Q for 1st quarter of FY 2014
		1/24	Target - $138
Fiscal Q2-2014	7	1/24	Threshold - $125	Date on which the Company files its Form 10-Q for 2nd quarter of FY 2014
		1/24	Target - $152
Fiscal Q3-2014	8	1/24	Threshold - $125	Date on which the Company files its Form 10-Q for 3rd quarter of FY 2014
		1/24	Target - $162
Fiscal Q4-2014	9	1/24	Threshold - $125	Date on which the Company files its Form 10-K for FY 2014
		1/24	Target - $157

If each of the performance measure for adjusted non-GAAP EBITDA is met for the fiscal year or quarter, as applicable, one-third of the eligible units will vest on the date the Company files its Annual Report on Form 10-K for fiscal year 2012 and one-twelfth of the eligible units will vest on each relevant vesting date thereafter. If the threshold performance measures are met for the fiscal year or quarter, as applicable, but the target performance measures are not, then only one-sixth of the eligible units will vest on the date the Company files its Annual Report on Form 10-K for fiscal year 2012 and one-twenty-fourth of the eligible units will vest on each relevant vesting date thereafter. If none of the performance measures for non-GAAP EBITDA are met for the relevant measurement period, no portion of the units will vest on the relevant vesting date. Any unvested units will carryover to subsequent performance measurement periods until either the performance measure is met or the grant has expired. For example, if any applicable performance goal is not met on the date the Company files its Annual Report on Form 10-K for fiscal year 2012, the unvested units and the adjusted non-GAAP EBITDA performance goal will carry over and the units will vest if the adjusted non-GAAP EBITDA performance goal for fiscal year 2012 is satisfied during any four consecutive calendar quarters, provided that the cumulative non-GAAP EBITDA for those four consecutive quarters is at least $500 million with respect to the threshold performance measure and at least $558 million with respect to the target performance measure. Any unvested units for the first performance measurement period will not expire until all unvested units expire. If the threshold performance measure for the first quarter of 2013 is met but the target performance measure is not met, on the date the Company files its Quarterly Report on Form 10-Q for the first quarter of fiscal year 2013, then (i) the eligible units attributable to the threshold performance measure would vest, and (ii) the unvested units and the adjusted non-GAAP EBITDA performance goal attributable to the target performance measure will carry over and the units will vest if the adjusted non-GAAP EBITDA performance goal for the first quarter of 2013 is satisfied during the second quarter of fiscal 2013 or any subsequent quarterly period, provided that the cumulative non-GAAP EBITDA for the second quarter of 2013 or such other period is at least $132 million. All unvested units will expire on the earlier of either (i) the day following the date that the Company files its Form 10-K for fiscal year 2014, or (ii) the day following the last day of the first quarter of fiscal year 2015, provided that the Company or the Compensation Committee, as applicable, has determined whether the performance goals applicable to each vesting date have been achieved.

Under the 2012 PBRSU award agreements, adjusted non-GAAP EBITDA means the Company’s consolidated earnings before interest (income or expense), taxes, depreciation and amortization for the applicable performance measurement period, adjusted to exclude the following: (i) restructuring, asset impairments and other, net; (ii) goodwill and intangible asset impairment; (iii) non-cash manufacturing expenses; (iv) actuarial gains or losses on pension plans and other pension benefits; (v) gain or loss on acquisitions; (vi) gain or loss on debt repurchase, debt exchange, and early extinguishment of debt; (vii) expensing of inventory fair market value step up; and (viii) extraordinary items, but shall specifically include merger and acquisition activity of the Company, including the SANYO Semiconductor acquisition. Subject to certain limitations, the Compensation Committee has the authority under the 2012 PBRSU award agreement to adjust the performance measures for adjusted non-GAAP EBITDA, as it deems appropriate in its sole discretion, to exclude the effect (whether positive or negative) of any of the following occurring after the grant date of the award: impacts of natural disasters, and other unusual or infrequent material matters or material events. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period-to-period for the calculation of the performance goals in order to prevent the dilution or enlargement of the grantee’s rights with respect to the award. Subject to certain limitations, the Committee also has the authority to determine that an alternate method to determine adjusted non-GAAP EBITDA would be more appropriate to achieve the objectives of the award.

Generally, it is intended that the calculation of adjusted non-GAAP EBITDA will be consistent with the calculation of non-GAAP EBITDA in our earnings releases, which also contain a reconciliation of non-GAAP EBITDA to the nearest GAAP measure.

Except as described below, if the grantee terminates employment with us for any reason, any unvested PBRSUs will be cancelled and forfeited. If a Named Executive Officer’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan), any previously unvested PBRSUs will become vested.

As of March 6, 2013, none of the 2012 PBRSUs for Messrs. Jackson, Gutmann, Colvin, Cave, Hall, Klosterboer, and Dr. Nelson had vested.

The Company has filed a form of award agreement for the 2012 PBRSUs as an exhibit to its reports filed under the Exchange Act.

2012 Awards of Time-Based RSUs. Each RSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award agreement.

The 2012 awards of time-based RSUs vest annually in equal amounts over a three year period on each anniversary of the grant date through March 5, 2015 (for the March 2012 awards) and October 1, 2015 (for the October 2012 awards). Compensation Committee approval is not required for vesting. However, subject to certain limitations, if a grantee terminates his or her employment or otherwise ceases to perform services for us for any reason, including upon a termination for Cause, as such term is defined in the grantee’s employment agreement, any units that are not vested will be canceled and forfeited as of the date of termination of employment or service.

If a grantee’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan), any previously unvested RSUs will become vested.

The Company has filed a form of award agreement for the 2012 RSUs as an exhibit to its reports filed under the Exchange Act.

2012 Awards of Options. Each option entitles the optionee to purchase the Company’s common stock at $8.40 per share for the options issued in March 2012, and $6.13 per share for the options issued in October 2012. subject to the terms and conditions of the award agreement. The options expire seven years from the date of grant.

The options issued in March 2012 will vest 25% on March 5, 2013, and thereafter 6.25% per quarter on each June 5, September 5, December 5, and March 5 through March 5, 2016. The options issued in October 2012 will vest 25% on each anniversary of the grant date. Compensation Committee approval is not required for vesting. However, subject to certain limitations, if a grantee terminates his or her employment or otherwise ceases to perform services for us for any reason other than death or disability, then he or she may at any time within ninety (90) days after the effective date of such termination exercise his or her option to the extent that he or she was entitled to do so on the date of his or her termination, provided that the option shall lapse immediately upon a termination for Cause, as such term is defined in the grantee’s employment agreement.

Upon the death or disability of the optionee, the option may be exercised by the optionee’s legal representative or persons entitled to do so under the optionee’s last will and testament or under the laws of descent and distribution at any time during the period during which it could have been exercised by the optionee, but in no event later than 12 months after the optionee’s death or disability.

If an optionee’s employment is terminated without Cause (including a deemed termination for Good Reason) as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan) then, (i) any outstanding but unvested portion of the option granted pursuant to the award agreement shall vest upon the date of such optionee’s termination; and (ii) the option shall remain fully exercisable until the first to occur of (1)

the one-year anniversary of the date of the optionee’s termination, and (2) the seventh anniversary of the grant date of the option; provided, however, that if the Company determines in good faith that the extension of this exercise period for the option results in the option being considered deferred compensation subject to Section 409A of the Internal Revenue Code, such extension shall not take effect.

The Company has filed a form of award agreement for the 2012 options as an exhibit to its reports filed under the Exchange Act.

2011 Awards of PBRSUs. Effective February 16, 2011, the Compensation Committee awarded PBRSUs to certain Named Executive Officers pursuant to the Amended and Restated Plan. The general objective of the 2011 PBRSU awards was to drive employee and Company performance using adjusted non-GAAP EBIT as the key performance metric of the Company for the applicable fiscal year and quarters. The Compensation Committee granted Mr. Jackson 540,000 PBRSUs, Mr. Gutmann 9,700 PBRSUs, Mr. Colvin 170,000 PBRSUs, Dr. Nelson 190,000 PBRSUs, Mr. Cave 80,000 PBRSUs, Mr. Hall 41,000 PBRSUs, and Mr. Klosterboer 40,000 PBRSUs.

Each PBRSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award. The performance period for the 2011 PBRSU awards begins on January 1, 2011 and ends on December 31, 2013. These awards will vest (if at all) in possible increments described below (subject to the carry forward of unvested units described below) on the date the Company files its Annual Report on Form 10-K for each of the 2011, 2012 and 2013 fiscal years and the date the Company files its Quarterly Report on Form 10-Q for the second quarter of each of the 2012 and 2013 fiscal years, provided the applicable performance measures are achieved.

If the performance measures for adjusted non-GAAP EBIT are met for the fiscal year or quarter, as applicable, one-third of the eligible units will vest on the date the Company files its Annual Report on Form 10-K for fiscal year 2011 and one-sixth of the eligible units will vest on each relevant vesting date thereafter. If the performance measures for non-GAAP EBIT are not met for the relevant measurement period, no portion of the units will vest on the relevant vesting date. Any unvested units will carryover to subsequent performance measurement periods until either the performance measure is met or the grant has expired. For example, if the performance goal is not met on the date the Company files its Annual Report on Form 10-K for fiscal year 2011, the unvested units and the adjusted non-GAAP EBIT performance goal will carry over and the units will vest if the adjusted non-GAAP EBIT performance goal for fiscal year 2011 is satisfied during any four consecutive calendar quarters, provided that the cumulative non-GAAP EBIT for those four consecutive quarters is at least $529 million. Any unvested units for the first performance measurement period will not expire until all unvested units expire on the date that the Company files its Form 10-K for fiscal year 2013. To take another example, if the performance goal for the first half of fiscal 2012 is not met on the date the Company files its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2012, the unvested units and the adjusted non-GAAP EBIT performance goal will carry over and the units will vest if the adjusted non-GAAP EBIT performance goal for first half of 2012 is satisfied during the second half of fiscal 2012 or any subsequent quarterly period, provided that the cumulative non-GAAP EBIT for the second half of 2012 or such other period is at least $288 million. Any unvested units for the second performance measurement period will not expire until all unvested units expire on the date that the Company files its Form 10-K for fiscal year 2013.

All units carried forward related to the applicable adjusted non-GAAP EBIT performance goal shall vest on the relevant vesting date and any then remaining unvested units as of the performance measurement period ending date shall expire on the earlier of (i) the date on which the Company files its Form 10-K for fiscal year 2013, or (ii) the last day of the first quarter of fiscal year 2014 provided that the Company has determined the attainment of the performance goals.

The applicable performance measures are as follows:

Performance Measurement Period	Measurement Period #	Portion of Units Eligible for Vesting	Performance Goals (dollars in millions) Adjusted Non- GAAP EBIT	Vesting Date
FY 2011	1	1/3	$529	Date on which Company files its Form 10-K for FY 2011

1H FY 2012	2	1/6	$288	Date on which Company files its Form 10-Q for 2nd quarter of FY 2012

2H FY 2012	3	1/6	$331	Date on which Company files its Form 10-K for FY 2012

1H FY 2013	4	1/6	$302	Date on which Company files its Form 10-Q for 2nd quarter of FY 2013

2H FY 2013	5	1/6	$365	Date on which Company files its Form 10-K for FY 2013

Under the 2011 PBRSU award agreements, adjusted non-GAAP EBIT means the Company’s consolidated earnings, which includes merger and acquisition activities such as the 2011 SANYO Semiconductor acquisition, before interest (income or expense) and taxes (or “EBIT”) for the applicable performance measurement period, adjusted to exclude the following: (i) goodwill and intangible impairment and amortization; (ii) restructuring, asset and other, net; (iii) inventory step up from purchase accounting and (iv) in-process research and development expense, but shall specifically include merger and acquisition activity of the Company, including the SANYO Semiconductor acquisition. Subject to certain limitations, the Committee has the express authority under the 2011 PBRSU award agreement to adjust the performance measures for adjusted non-GAAP EBIT, as it deems appropriate in its sole discretion, to exclude the effect (whether positive or negative) of any of the following occurring after the grant date of the award: other unusual or infrequent matters or events, or special items similar to the items that the Company excludes or includes (as applicable) when calculating adjusted non-GAAP EBIT. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period-to-period for the calculation of the performance goals in order to prevent the dilution or enlargement of the grantee’s rights with respect to the award. Subject to certain limitations, the Committee also has the authority to determine that an alternate method to determine adjusted non-GAAP EBIT would be more appropriate to achieve the objectives of the award.

Generally, it is intended that the calculation of adjusted non-GAAP EBIT will be consistent with the calculation of non-GAAP EBITDA in our earnings releases, which also contain a reconciliation of non-GAAP EBITDA to the nearest GAAP measure.

If the Named Executive Officer’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the Amended and Restated Plan) of the Company, any previously unvested PBRSUs will become vested.

As of March 6, 2013, none of the 2011 PBRSUs for Messrs. Jackson, Gutmann, Colvin, Cave, Hall, Klosterboer, and Dr. Nelson had vested.

The Company has filed a form of award agreement for the 2011 PBRSUs as an exhibit to its reports filed under the Exchange Act.

2010 Awards of PBRSUs. Effective February 16, 2010, the Compensation Committee awarded PBRSUs to certain Named Executive Officers pursuant to the 2000 SIP. The general objective of the 2010 PBRSU awards was to drive employee and Company performance using two key performance metrics, adjusted non-GAAP EBITDA and total revenue of the Company for the applicable fiscal year. Messrs. Jackson, Colvin, and Dr. Nelson volunteered to not receive any 2010 PBRSU awards so that their grants could be redirected to other employees at the Company. The Compensation Committee considered each officer’s awards from prior years, particularly the 2009 grants, and other compensation data and information as described in the CD&A, and agreed to forego making 2010 PBRSU awards to these officers. The Compensation Committee granted Mr. Gutmann 12,000 PBRSUs, Mr. Cave 70,000 PBRSUs, Mr. Hall 80,000 PBRSUs, and Mr. Klosterboer 45,000 PBRSUs.

Each PBRSU represents the right to receive one share of the Company’s common stock, subject to the terms and conditions of the award. The performance period for the 2010 PBRSU awards begins on January 1, 2010 and ends on December 31, 2012. These awards will vest (if at all) in possible increments described below (subject to the carry forward of unvested units described below) on the date the Company files its Annual Report on Form 10-K for each of the 2010, 2011 and 2012 fiscal years, provided the applicable performance measures are achieved.

If the minimum performance measures for both revenue and adjusted non-GAAP EBITDA are met for the fiscal year, 50% of the eligible units will vest on the relevant vesting date. If the applicable maximum performance measures with respect to both revenue and adjusted non-GAAP EBITDA are met for the fiscal year, the other 50% of the eligible units will vest on the relevant vesting date. If the minimum performance measures for both revenue and adjusted non-GAAP EBITDA are not met for the fiscal year, no portion of the units will vest on the relevant vesting date. Any unvested units will carry forward to subsequent fiscal years until the cumulative minimum performance measures for both revenue and adjusted non-GAAP EBITDA for the fiscal years or the cumulative maximum performance measures for both revenue and adjusted non-GAAP EBITDA for the fiscal years are met, and then all units carried forward related to these measures will vest at the appropriate level (50% or 100%) on the relevant vesting date. If the minimum performance measures are met with respect to both revenue and adjusted non-GAAP EBITDA on the relevant vesting date, but the maximum performance measures are not met, 50% of the eligible units shall vest on the relevant vesting date and the remaining 50% of units shall carry forward to subsequent fiscal years until the cumulative maximum performance measures for both revenue and adjusted non-GAAP EBITDA are met for the relevant fiscal years, and then all units carried forward related to these measures shall vest at the appropriate level (50% or 100%) on the relevant vesting date.

The applicable performance measures are as follows:

Performance Measures[3] (dollars in millions)
Year of Performance	Portion of Units Eligible for Vesting	Revenue	Adjusted Non-GAAP EBITDA
FY 2010 (possible vesting in Q1 2011):
	1/3	Minimum: $2,000	Minimum: $400
		Maximum: $2,060	Maximum: $440
FY 2011 (possible vesting in Q1 2012):
	1/3	Minimum: $2,000	Minimum: $400
		Maximum: $2,140	Maximum: $480
FY 2012 (possible vesting in Q1 2013):
	1/3	Minimum: $2,000	Minimum: $400
		Maximum: $2,200	Maximum: $520

Under the 2010 PBRSU award agreements, adjusted non-GAAP EBITDA means the Company’s earnings before interest (income or expense), taxes, depreciation, and amortization (or “EBITDA”) for the applicable year, adjusted to exclude the following: (i) in-process research and development expense; (ii) restructuring, asset and goodwill impairment and other, net; (iii) gain (loss) on debt prepayment; (iv) inventory step-up from purchase accounting; (v) net income attributable to minority interest; and (vi) any other extraordinary or unusual item as approved by the Compensation Committee, but shall specifically include merger and acquisition activity of the Company. Subject to certain limitations, the Compensation Committee has the express authority under the 2010 PBRSU award agreement to adjust either the minimum or maximum performance measure for adjusted non-GAAP EBITDA, as it deems appropriate in its sole discretion, to exclude the effect (whether positive or negative) of any of the following occurring after the grant date of the award: other unusual or infrequent matters or events, or special items similar to the items that the Company excludes or includes (as applicable) when calculating adjusted non-GAAP EBITDA. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of the minimum and maximum performance measures in order to prevent the dilution or enlargement of the grantee’s rights with respect to the award. Subject to certain limitations, the Committee also has the authority to determine that an alternate method to determine adjusted non-GAAP EBITDA would be more appropriate to achieve the objectives of the award.

Generally, it is intended that the calculation of adjusted non-GAAP EBITDA will be consistent with the calculation of non-GAAP EBITDA in our earnings releases, which also contain a reconciliation of non-GAAP EBITDA to the nearest GAAP measure.

If the Named Executive Officer’s employment is terminated without Cause (including a deemed termination for Good Reason), as such terms are defined in the grantee’s employment agreement, within two years following a Change in Control (as such term is defined in the 2000 SIP) of the Company, any previously unvested PBRSUs will become vested.

As of March 6, 2013, 10,000 of the 2010 PBRSUs for Mr. Gutmann had vested, 58,334 of the 2010 PBRSUs for Mr. Cave had vested, 66,667 of the 2010 PBRSUs for Mr. Hall had vested, and 37,500 of the 2010 PBRSUs for Mr. Klosterboer had vested.

3 The “minimum” represents the performance measures the grantee must meet to vest in 50% of the units for a given fiscal year and the “maximum” represents the performance measures the grantee must meet to vest in 100% of the units for a given fiscal year.

The Company has filed a form of award agreement for the 2010 PBRSUs as an exhibit to its reports filed under the Exchange Act.

Outstanding Equity Awards At Fiscal Year-End 2012

Options							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith D. Jackson	02/17/2005	10,000			4.80	02/17/2015
	03/05/2007	414,800			9.21	03/05/2017
	03/03/2008	500,000			5.93	03/03/2018
	03/07/2011								540,000	3,807,000
	03/05/2012		476,191		8.40	03/05/2019
	03/05/2012						238,095	1,678,570
	03/05/2012								238,095	1,678,570
Bernard Gutmann	02/05/2004	35,000			7.02	02/05/2014
	02/17/2005	10,000			4.80	02/17/2015
	03/23/2006	30,000			6.83	03/23/2016
	03/05/2007	25,000			9.21	03/05/2017
	03/03/2008	20,000			5.93	03/03/2018
	02/16/2010								4,000	28,200
	07/06/2010	2,000	2,000		6.31	07/06/2017
	07/06/2010						1,333	9,398
	09/07/2010						3,166	22,320
	03/07/2011								9,700	68,385
	12/05/2011						3,280	23,124
	03/05/2012		6,667		8.40	03/05/2019
	03/05/2012						3,333	23,498
	03/05/2012								3,333	23,498
	10/01/2012		163,266		6.13	10/01/2019
	10/01/2012						81,633	575,513
Donald A. Colvin	03/05/2007	120,000			9.21	01/24/2013

W. John Nelson, Ph.D.	--	--	--	--	--	--	--	--	--	--
George H. Cave	02/05/2004	35,000			7.02	02/05/2014
	03/05/2007	70,000			9.21	03/05/2017
	03/03/2008	15,000			5.93	03/03/2018
	02/16/2010								23,333	164,498
	03/07/2011								80,000	564,000
	03/05/2012		79,366		8.40	03/05/2019
	03/05/2012						39,682	279,758
	03/05/2012								39,682	279,758
William M. Hall	03/05/2007	70,000			9.21	03/05/2017
	03/03/2008	37,500			5.93	03/03/2018
	02/16/2010								26,666	187,995
	03/07/2011								41,000	289,050
	03/05/2012		54,366		8.40	03/05/2019
	03/05/2012						27,182	191,633
	03/05/2012								27,182	191,633

Options							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert Klosterboer	08/03/2004	34,500			12.42	08/03/2014
	07/31/2006	27,600			8.16	07/31/2013
	07/26/2007	25,875			9.14	07/26/2014
	04/07/2008	60,000			6.83	04/07/2018
	02/16/2010								15,000	105,750
	03/07/2011								40,000	282,000
	03/05/2012		57,937		8.40	03/05/2019
	03/05/2012						28,968	204,224
	03/05/2012								28,968	204,224

(1)

In general, options vest pro rata over a four-year period beginning on the first anniversary of the date of grant, subject to the 2000 SIP, Amended and Restated Plan or relevant acquired stock incentive plan and the respective grant agreement, with the exception of options granted on March 5, 2012. For options granted on March 5, 2012, the options vest as follows: approximately 25% on March 13, 2013 and approximately 6.25% quarterly thereafter on each June 5th, September 5th, December 5th and March 5th, up to and including March 5, 2016, subject to the terms and conditions of the Amended and Restated Plan and the related grant agreement. We describe the 2012 options in more detail above under the heading “2012, 2011 and 2010 Awards of Equity – 2012 Awards of Options” and in the CD&A under the heading “Elements of our Compensation Program – Long-Term Incentives.”

(2)

This column represents outstanding awards of time-based RSUs. The awards vest pro rata over a three year period, on the anniversary of the date of grant, subject to the Amended and Restated Plan or the 2000 SIP and relevant grant agreement. We describe the 2012 RSUs in more detail above under the heading “2012, 2011 and 2010 Awards of Equity – 2012 Awards of Time-Based RSUs” and in the CD&A under the heading “Elements of our Compensation Program — Long-Term Incentives.”

(3)

The amount in this column is calculated by multiplying the closing market price of our common stock at the end of 2012 ($7.05 per share as of December 31, 2012) by the number of RSUs and PBRSUs (as applicable) listed for the specified officer.

(4)

This column represents outstanding awards of PBRSUs and includes the maximum number of PBRSUs that would vest assuming that all performance goals are achieved. These awards are subject to the Amended and Restated Plan or the 2000 SIP, as applicable, and relevant grant agreements. We describe these PBRSUs, including the vesting of the PBRSUs, above under “2012, 2011, and 2010 Awards of Equity” and in the CD&A under the heading “Elements of our Compensation Program — Long-Term Incentives.”

The amounts in this column do not necessarily represent the number of shares used for expensing purposes or the number of awards which were expected to vest as of December 31, 2012. As of February 26, 2013, approximately five-sixths of the PBRSUs awarded on February 16, 2010 vested and as of February 26, 2013, approximately one-sixth of the PBRSUs awarded on February 16, 2010 were cancelled. As of December 31, 2012, none of the PBRSUs awarded on March 7, 2011 were expected to vest. As of December 31, 2012, the PBRSUs awarded on March 5, 2012 were expected to vest in full by the final vesting date pursuant to the relevant award agreement. The estimated number of units which are expected to vest are evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements.

2012 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number Of Shares Acquired On Exercise (#)(1)	Value Realized On Exercise ($)(2)	Number Of Shares Acquired on Vesting (#)(3)	Value Realized On Vesting ($)(4)
(a)	(b)	(c)	(d)	(e)
Keith D. Jackson	0	0	281,100	2,449,787
Bernard Gutmann	0	0	18,361	148,850
Donald Colvin	313,000	174,510	150,117	1,308,270
W. John Nelson, Ph.D.	60,000	46,200	212,732	1,853,959
George H. Cave	0	0	86,369	760,289
William M. Hall	0	0	67,719	598,838
Robert Klosterboer	0	0	56,300	495,530

(1)	This column represents the maximum number of shares underlying options that were exercised by the Named Executive Officer in 2012.

(2)

If the officer executed a same-day-sale transaction, the value realized equals the difference between the per share exercise price of the option and the per share sales price upon sale, multiplied by the number of shares for which the option was exercised. If the officer executed an exercise and hold transaction, the value realized equals the difference between the per share exercise price of the option and the fair market value of a share of our common stock on such date of exercise, multiplied by the number of shares for which the option was exercised.

(3)	This column represents the total number of shares underlying RSUs that vested in 2012, including PBRSUs.

(4)

The value realized equals the number of shares of stock vested multiplied by the market value of a share of our common stock on the date of vesting or the next prior trading date if the vesting date is not a trading date.

Employment, Severance, and

Change in Control Agreements and Arrangements

We currently have employment agreements with each of our Named Executive Officers. Each of the employment agreements described entitles the officer to a specified base salary and to a target percentage of base salary for purposes of our semi-annual cash incentive plans, subject to Board review from time to time or additional Board action. The employment agreements also generally provide for certain payments or benefits in the event of the termination of employment of the executive in various circumstances, including after a “Change of Control.” Unless otherwise specified in the description of the particular employment agreement, “Change of Control” has the meaning given in the 2000 SIP. Generally, the 2000 SIP defines “Change of Control” to mean the occurrence of any of the following events:

(i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of our assets or those of SCI to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof;

(ii) the approval by the holders of our stock and the consummation of any plan or proposal for our liquidation or dissolution;

(iii) any person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 25% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the “Voting Stock”) of us and such person or Group has the power and authority to vote such shares;

(iv) the actual replacement of a majority of the Board over a two-year period from the individual directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved;

(v) any person or Group shall have acquired shares of Voting Stock such that such person or Group has the power and authority to elect a majority of the members of our Board of Directors; or

(vi) the consummation of a merger or consolidation of us with another entity in which holders of our stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.

Mr. Jackson

We entered into an employment agreement with Keith Jackson, our President and Chief Executive Officer, effective on November 19, 2002, and amended from time to time, most recently on March 24, 2010. We agreed to employ Mr. Jackson in those capacities for three years, beginning January 1, 2003. Although the initial three year employment period has expired, the agreement is automatically extended for additional one-year periods, unless either party gives notice of non-renewal at least 60 days before the end of any such period. The agreement also requires us to cause Mr. Jackson to be elected to our Board of Directors.

The employment agreement entitled Mr. Jackson to an initial base salary of $500,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our bonus programs, subject to Board action and review from time to time. The employment agreement also provides Mr. Jackson with a monthly car allowance of up to $1,200.

Under the employment agreement, when he was first hired Mr. Jackson also received options to purchase 1,000,000 shares of our common stock under our 2000 SIP and 200,000 shares of our common stock under our 1999 Founders Stock Option Plan as amended (“Founders Plan”), at an exercise price of $1.80 per share. These options vested in equal installments over a four year period beginning on the first anniversary of the date of grant. Those options were to expire at the first to occur of: (i) 90 days after termination for any other reason other than Cause, death or disability; (ii) two years after Mr. Jackson’s death, disability, or termination by us without Cause; (iii) the termination date if he is terminated for Cause; or (iv) ten years after the grant date.

The employment agreement also requires us to make specified payments to Mr. Jackson if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” “Cause” is defined to mean:

•	a material breach by Mr. Jackson of the employment agreement after notice and a reasonable period of time (not to exceed 30 days) to cure the breach;

•

the failure by Mr. Jackson to reasonably and substantially perform his duties under the employment agreement, other than as a result of physical or mental illness or injury, after notice and a reasonable period of time (not to exceed 30 days) to cure the failure;

•	willful misconduct or gross negligence which is materially injurious to us; or

•	the commission of a felony or other serious crime involving moral turpitude.

“Good Reason” means:

•	a material breach of the employment agreement by us; or

•	a material diminution of Mr. Jackson’s duties and responsibilities under the employment agreement;

in each case after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure the breach or diminution. The employment agreement treats Mr. Jackson’s resignation for Good Reason as a termination by us without Cause.

Under the employment agreement, if Mr. Jackson’s employment is terminated without Cause or if he resigns for Good Reason, he will be entitled to receive accrued and unused vacation and base salary to the date of termination and additional payments of base salary at the rate in effect immediately prior to the termination date for a period of two years. We will pay the additional base salary in accordance with our normal payroll practices, provided that the amount of payments during the six-month period following Mr. Jackson’s date of termination does not exceed the separation pay exception amount set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (“409A”). Any amount subject to the separation pay exception in 409A will be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply as of Mr. Jackson’s date of termination, then this amount will be paid (i) in an initial lump sum equal to six months’ base salary (net of applicable taxes and withholdings) on the six-month anniversary of the date of termination and (ii) thereafter in installments consistent with the Company’s normal payroll practices. To receive these payments, Mr. Jackson must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in the employment agreement. The non-solicitation and non-compete covenants are effective for a period of two years following Mr. Jackson’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date. The agreement requires Mr. Jackson to seek comparable employment upon such termination, and the termination amount that we must pay will be offset by any amounts he earns from other comparable employment during the two-year payment period.

In the event of Mr. Jackson’s death or disability, the employment agreement requires us to pay him accrued but unused vacation, accrued but unpaid base salary, any bonus earned with respect to prior performance cycles under our incentive plans and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination.

If Mr. Jackson’s employment is terminated without “Cause” or he resigns for “Good Reason” within two years following a “Change in Control,” in addition to the other benefits provided in his employment agreement, we will provide continuation of medical benefits for the greater of two years after the date of termination or the remainder of Mr. Jackson’s employment period.

Mr. Gutmann

We entered into an employment agreement with Bernard Gutmann, our Executive Vice President, Chief Financial Officer, and Treasurer, effective on September 26, 2012. The agreement does not have a specified termination date. The employment agreement entitled Mr. Gutmann to an initial base salary of $396,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our bonus programs, subject to Board action and review from time to time. In addition, the employment agreement entitles Mr. Gutmann to a monthly car allowance of $1,200 and the reimbursement of up to $10,000 of financial planning expenses annually.

The employment agreement also requires us to make specified payments to Mr. Gutmann if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” “Cause” is defined to mean:

•	a material breach by Mr. Gutmann of the employment agreement;

•	the failure by Mr. Gutmann to reasonably and substantially perform his duties under the employment agreement (other than as a result of physical or mental illness or injury);

•	Mr. Gutmann’s willful misconduct or gross negligence which is materially injurious to us; and

•	the commission by Mr. Gutmann of a felony or other serious crime involving moral turpitude.

In the case of the first two bullets above, we must provide notice to Mr. Gutmann indicating in reasonable detail the events or circumstances that we believe constitute Cause and, if such breach or failure is reasonably susceptible to cure, provide Mr. Gutmann with a reasonable period of time (not to exceed thirty (30) days) to cure such breach or failure.

“Good Reason” means:

•	a material breach of the employment agreement by us,

•

without Mr. Gutmann’s written consent, reducing his salary, as in effect immediately prior to such reduction, while at the same time not proportionately reducing the salaries of the other comparable officers of the Company, or

•

without Mr. Gutmann’s written consent, a material and continued diminution of his duties and responsibilities hereunder, unless he is provided with comparable duties and responsibilities in a comparable position (i.e., a position of equal or greater duties and responsibilities).

In the case of any of the bullets above, Mr. Gutmann must notify us within thirty (30) days after the event or events which he believes constitute Good Reason and describe in such notice in reasonable detail such event or events and provide us a thirty (30) day period after delivery of such notice to cure such breach or diminution.

If we terminate Mr. Gutmann’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Gutmann’s date of termination (to the extent not previously paid); (iii) continued payments of base salary for twelve months after the date of termination in accordance with our normal payroll practice, subject to the restrictions set forth below; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Gutmann’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount payable during such six-month period that is in excess of the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Gutmann’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends. If payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Gutmann’s health plan continuation premiums for up to one year following termination, and he would be entitled to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Gutmann must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Gutmann’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Gutmann’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options or restricted stock unit awards (including time and performance based awards) that were granted either on or before the date he signed his employment agreement or in connection with his promotion to be our Executive Vice President and Chief Financial Officer will vest and all such options (vested and unvested) will remain exercisable until the first to occur of (i) one year after the date of termination, and (ii) either the tenth anniversary or seventh anniversary of the grant date of the options depending upon what the relevant option grant agreement specifies with regard to an option’s term or expiration date. For Mr. Gutmann, Change in Control is defined in the Amended and Restated Plan, which is filed with our proxy statement for our 2012 annual meeting.

Mr. Colvin

We entered into an employment agreement with Donald Colvin, our Executive Vice President and Chief Financial Officer, effective on May 26, 2005 and amended from time to time, most recently on March 24, 2010. The agreement does not have a specified termination date. The employment agreement entitled Mr. Colvin to an initial base salary of $350,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. In addition, the employment agreement provided Mr. Colvin with a monthly car allowance of $1,200.

The employment agreement also requires us to make specified payments to Mr. Colvin if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Colvin’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above. “Good Reason” means:

•	a material breach of the employment agreement by us;

•	a reduction of Mr. Colvin’s salary while at the same time not proportionately reducing the salaries of our other executive officers; or

•	a material and continued diminution of his duties and responsibilities;

in each case, after providing us with notice and a reasonable period of time (not to exceed 30 days) to cure.

If we terminate Mr. Colvin’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Colvin’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Colvin’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Colvin’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Colvin’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Colvin must execute a general release and waiver, waiving all claims he may have against us and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Colvin’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Colvin’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested or unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.

Mr. Colvin resigned as our Executive Vice President and Chief Financial Officer effective September 26, 2012, but Mr. Colvin remained with us during a transition period until October 26, 2012. For additional information regarding Mr. Colvin’s separation from the Company, see “Potential Payments Upon Termination of Employment or Change of Control — Separation Amounts Paid to Mr. Colvin and Dr. Nelson” below.

Dr. Nelson

We entered into an employment agreement with W. John Nelson, Ph.D., our Executive Vice President and Chief Operating Officer, effective May 1, 2007 and amended from time to time, most recently on March 24, 2010. The agreement does not have a specified termination date. The employment agreement entitled Dr. Nelson to an initial base salary of $350,000, subject to Board review from time to time, and establishes a target percentage of 80% of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. In addition, the employment agreement entitles Dr. Nelson to a monthly car allowance of $1,200 and up to $10,000 annually for financial planning expenses.

The employment agreement also requires us to make specified payments to Dr. Nelson if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Dr. Nelson’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above, but also includes the failure by Dr. Nelson to take any and all measures to maintain legal work authorization with respect to his immigrant or non-immigrant status in the United States unless cured within a reasonable period of time (not to exceed 30 days). Dr. Nelson’s employment agreement has the same definition of “Good Reason” as in Mr. Colvin’s employment described above.

If we terminate Dr. Nelson’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Dr. Nelson’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Dr. Nelson’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Dr. Nelson’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January

1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(iii). We must also pay Dr. Nelson’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Dr. Nelson must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Dr. Nelson’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Dr. Nelson’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.

Dr. Nelson resigned as our Executive Vice President and Chief Operating Officer effective September 28, 2012. For additional information regarding Dr. Nelson’s separation from the Company, see “Potential Payments Upon Termination of Employment or Change of Control — Separation Amounts Paid to Mr. Colvin and Dr. Nelson” below.

Mr. Cave

We entered into an employment agreement with George H. Cave, our Senior Vice President, General Counsel, Chief Compliance and Ethics Officer and Secretary, effective on May 26, 2005 and amended from time to time, most recently on March 24, 2010. The agreement does not have a specified termination date. The employment agreement entitled Mr. Cave to an initial base salary of $300,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our cash incentive plans, subject to Board action and review from time to time. In addition, the employment agreement entitles Mr. Cave to a monthly car allowance of $1,200.

The employment agreement also requires us to make specified payments to Mr. Cave if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Cave’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above and the same definition of “Good Reason” as in Mr. Colvin’s employment agreement described above.

If we terminate Mr. Cave’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Cave’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Cave’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Cave’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Cave’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Cave must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Cave’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Cave’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested and unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options.

Mr. Hall

We entered into an employment agreement with William M. Hall, our Senior Vice President and General Manager of Standard Products Group, effective April 23, 2006 and amended from time to time, most recently on April 23, 2008. The agreement does not have a specified termination date. The employment agreement entitled Mr. Hall to an initial base salary of $270,000, subject to Board review from time to time, and establishes a target percentage of base salary for purposes of our cash incentive plans, subject to Board action. Mr. Hall also received a $90,000 one-time sign-on bonus less applicable withholdings. If Mr. Hall had terminated his employment voluntarily or if he had been terminated for cause during his first twenty-four months of employment, he would have been obligated to repay the bonus on a pro rata basis. In addition, the employment agreement provides Mr. Hall with a monthly car allowance of up to $1,200 and reimbursement of up to $10,000 annually for financial planning expenses.

Under the offer letter to Mr. Hall’s employment letter, we granted Mr. Hall options to purchase 150,000 shares of our common stock under the 2000 SIP at an exercise price equal to the fair market value of our stock as of the date of grant. The options will generally vest in 25% increments over a four year period beginning on the first anniversary of the grant date, subject to Mr. Hall’s continued employment. Mr. Hall also received an RSU grant of 25,000 with a three year ratable vest.

The employment agreement also requires us to make specified payments to Mr. Hall if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Hall’s employment agreement has the same definition of “Cause” as is in Mr. Jackson’s agreement described above. Mr. Hall’s employment has the same definition of “Good Reason” as in Mr. Colvin’s agreement described above.

If we terminate Mr. Hall’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Hall’s date of termination (to the extent not paid); (iii) continued payments of base salary for twelve months after the date of termination, subject to the restrictions set forth below, in accordance with our normal payroll practice; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Hall’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply, then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Hall’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Hall’s health plan continuation premiums for up to one year following termination, and he would be entitled to up to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Hall must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-disclosure and non-disparagement covenants in the employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Hall’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Hall’s employment is terminated (without “Cause” or for “Good Reason”) within two years after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any outstanding but unvested options or restricted stock awards granted pursuant to the offer of employment letter shall vest upon the date of termination.

Mr. Klosterboer

We entered into an employment agreement with Robert Klosterboer, our Senior Vice President and General Manager, Applications Product Group, effective on March 14, 2008. The agreement does not have a specified termination date. The employment agreement entitled Mr. Klosterboer to an initial base salary of $290,000, subject to Board review from time to time, and sets a target percentage of base salary for purposes of our bonus programs, subject to Board action and review from time to time. In addition, the employment agreement entitles Mr. Klosterboer to a monthly car allowance of $1,200, the reimbursement of up to $10,000 of financial planning expenses annually, and to reasonable relocation expenses.

Subject to Board approval, the agreement also entitles Mr. Klosterboer to an award of 25,000 PBRSUs with performance measures that were to be determined at a later date and 60,000 options to purchase common stock of the Company with an exercise price of the fair market value on the grant date and vesting over a four year period in 25% increments on each anniversary of the grant date.

The employment agreement also requires us to make specified payments to Mr. Klosterboer if his employment is terminated under various circumstances, including a termination without “Cause” or if he resigns for “Good Reason.” Mr. Klosterboer’s employment agreement generally has the same definition of “Cause” as is in Mr. Jackson’s agreement described above and generally the same definition of “Good Reason” as in Mr. Colvin’s employment agreement described above.

If we terminate Mr. Klosterboer’s employment without “Cause,” or he resigns for “Good Reason,” we are required to pay him: (i) accrued and unused vacation; (ii) base salary through Mr. Klosterboer’s date of termination (to the extent not previously paid); (iii) continued payments of base salary for twelve months after the date of termination in accordance with our normal payroll practice, subject to the restrictions set forth below; (iv) any earned but unpaid bonus for any prior performance cycle; and (v) a pro-rata portion of his bonus, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria. The amount of payment set forth in (iii) above during the six-month period following Mr. Klosterboer’s date of termination shall not exceed the severance pay exception limitation amount set forth in 409A and any amount that is subject to the separation pay exception limitation shall be paid in a lump sum on the six-month anniversary of the date of termination. If the Company determines in good faith that the separation pay exception in 409A does not apply, then this amount shall be paid (a) in an initial lump sum equal to six months base salary, net of applicable taxes and withholdings, on the six-month anniversary of Mr. Klosterboer’s date of termination and (b) thereafter in installments in accordance with ordinary payroll practices. The amounts set forth in (iv) and (v) above shall be paid as soon as reasonably practicable after the close of the accounting books and records for the Company for the relevant performance cycle at the same time bonuses are paid to other active employees, but in no event will payment be made for any performance cycle ending on December 31st before January 1st or after March 15th of the year following the year in which the performance cycle ends; provided, however, that if payment by such date is administratively impracticable, payment may be made at a later date as permitted under Treasury Regulation Section 1.409A-1(b)(4)(ii). We must also pay Mr. Klosterboer’s health plan continuation premiums for up to one year following termination, and he would be entitled to six months of outplacement assistance at a cost of up to $5,000. To receive these payments, Mr. Klosterboer must execute a general release and waiver, waiving all claims he may have against us, and comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his employment agreement. The non-solicitation and non-compete covenants are effective for a period of one year following Mr. Klosterboer’s termination. The confidentiality, non-disclosure, and non-disparagement covenants do not provide for a specific termination date.

If Mr. Klosterboer’s employment is terminated (without “Cause” or for “Good Reason”) within 24 months after a “Change in Control,” in addition to the other benefits provided in his employment agreement, any (i) outstanding but unvested stock options that were granted on or before the date he signed his employment agreement will vest and all such options (vested and unvested) will remain exercisable until the first to occur of one year after the date of termination and the tenth anniversary of the grant date of the options, and (ii) certain unvested PBRSUs and RSUs that were granted in connection with his employment agreement will vest and become payable on Mr.  Klosterboer’s date of termination.

Potential Payments Upon Termination of Employment or Change of Control

In the tables below, we summarize the estimated payments that will be made to each of our Named Executive Officers upon a termination of employment in the various circumstances listed. The table for each Named Executive Officer should be read together with the description of that officer’s employment agreement above. Unless we note otherwise in the individual table, the major assumptions that we used in creating the tables are set forth directly below.

Date of Termination. The tables assume that any triggering event (i.e., termination, resignation, Change in Control, death or disability) took place on December 31, 2012, with base salaries in effect at the end of the 2012 fiscal year being used for purposes of any severance payout calculation.

Off-setting employment. For purposes of the table, we have assumed that each Named Executive Officer was not able to obtain comparable employment during the applicable period, which would off-set the Company’s severance payment obligations if such term was set forth in his employment agreement.

Price Per Share of Common Stock. Calculations requiring a per share stock price are made on the basis of the closing price of $7.05 per share of our common stock on the NASDAQ Global Select Market on December 31, 2012.

Cash Payment upon a Change of Control. No cash payment will be made solely because of a Change of Control. For each Named Executive Officer, the cash payments described under the heading “Termination Following a Change of Control” would be triggered upon a termination without Cause or resignation for Good Reason within two years following a Change of Control.

Equity Acceleration upon a Change of Control. The terms and provisions of the 2000 SIP as in effect prior to the adoption of the Amended and Restated Plan, will continue to govern prior awards until all stock awards granted prior to the adoption of the Amended and Restated Plan have been exercised, forfeited, canceled, expired, or otherwise terminated in accordance with the terms of such grants. Under both the 2000 SIP and the Amended and Restated Plan, the Board of Directors of the Company, in its discretion, can provide for acceleration of the vesting and the lapse of restrictions on all outstanding options or other awards upon a Change of Control (as defined in the 2000 SIP or the Amended and Restated Plan, as the case may be). Generally, under the award agreements for awards granted under the 2000 SIP and the Amended and Restated Plan, outstanding options, RSUs and PBRSUs vest automatically if the Company terminates the officer’s employment with the Company without Cause (including a deemed termination for Good Reason) (as these terms are defined in the applicable award agreement) within two years following a Change of Control.

Medical and Other Benefits. The tables below do not include certain medical, disability or outplacement services benefits that may be payable on termination as set forth in the Named Executive Officers’ employment agreements. We also do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis. As described in their employment agreements, Messrs. Gutmann, Colvin, Cave, Hall, Klosterboer, and Dr. Nelson are generally entitled to Company-paid continuation of healthcare benefits under COBRA regulations for a period of up to one year following termination without Cause or resignation for Good Reason (including circumstances involving a Change of Control). Mr. Jackson is entitled to the continuation of healthcare benefits under COBRA for a period of up to two years upon a termination without Cause or resignation for Good Reason within two years following a Change of Control. As of December 31, 2012, the monthly cost of such benefits for such officers ranged between approximately $260 to $1,500 depending on medical plan and dependent enrollment. Finally, the tables do not include amounts (see footnote (6) to the Summary Compensation Table) payable by the Company on behalf of each Named Executive Officer to cover the cost of an additional $500,000 of life insurance, which insurance benefit is not generally available to all employees on a non-discriminatory basis and would be realized in the event of the death of the Named Executive Officer. Messrs. Gutmann, Colvin, Cave, Hall, Klosterboer, and Dr. Nelson are also entitled to outplacement services following a termination without Cause or resignation for Good Reason in an amount not to exceed $5,000.

Retirement. A normal retirement is treated as a resignation other than for Good Reason in the tables. Upon retirement, Named Executive Officers would receive earned but unpaid salary and accrued but unused vacation time.

Cash Incentive Program. We describe our cash incentive program in the CD&A under “Elements of our Compensation Program — Annual Cash Incentive Program.”

The following table describes the potential payments upon termination or a change in control of the Company for Keith D. Jackson, our President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change of Control ($)	Change of Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	1,675,800 (1)	1,675,800 (1)	0	0	0	0
Cash Incentive	0	0	0	0 (2)	0	0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	7,164,140 (3)	0 (4)	0	0	0
Total:	1,675,800 (1)	8,839,940	0 (4)	0	0	0

(1)

Mr. Jackson’s severance payment following a termination without Cause or a resignation for Good Reason is equal to two years of annual base salary. Mr. Jackson’s base salary at the end of fiscal 2012 was $837,900.

(2)

In the event Mr. Jackson is terminated due to death or disability, Mr. Jackson or his estate is entitled to any bonus earned with respect to prior performance cycles and an amount equal to the cash bonus he earned in the previous year times the percentage of the fiscal year that has passed prior to his termination. For purposes of this column, we have assumed that Mr. Jackson’s death or disability was as of December 31, 2012. The cash incentive program for 2012 was cancelled and no incentive bonus amounts were payable.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for Bernard Gutmann, our Executive Vice President, Chief Financial Officer and Treasurer.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change of Control ($)	Change of Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	396,000 (1)	396,000 (1)	0	0	0	0
Cash Incentive	0 (2)	0 (2)	0	0	0	0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	926,436 (3)	0 (4)	0	0	0
Total:	396,000	1,322,436	0 (4)	0	0	0

(1)

Mr. Gutmann’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Gutmann’s base salary at the end of fiscal 2012 was $396,000.

(2)

This amount anticipates that Mr. Gutmann is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Gutmann’s date of termination was as of December 31, 2012. The cash incentive program for 2012 was cancelled and no incentive bonus amounts were payable.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for George H. Cave, our Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change of Control ($)	Change of Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	377,011 (1)	377,011 (1)	0	0	0	0
Cash Incentive	0 (2)	0 (2)	0	0	0	0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	1,288,014 (3)	0 (4)	0	0	0
Total:	377,011	1,665,025	0 (4)	0	0	0

(1)	Mr. Cave’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. His base salary at the end of fiscal 2010 was $377,011.

(2)

This amount anticipates that Mr. Cave is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Cave’s date of termination was as of December 31, 2012. The cash incentive program for 2012 was cancelled and no incentive bonus amounts were payable.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for William M. Hall, our Senior Vice President and General Manager, Standard Products Group.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change of Control ($)	Change of Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	328,120 (1)	328,120 (1)	0	0	0	0
Cash Incentive	0 (2)	0 (2)	0	0	0	0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	860,312 (3)	0 (4)	0	0	0
Total:	328,120	1,188,432	0 (4)	0	0	0

(1)

Mr. Hall’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Hall’s base salary at the end of fiscal 2012 was $328,120.

(2)

This amount anticipates that Mr. Hall is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Hall’s date of termination was as of December 31, 2012. The cash incentive program for 2012 was cancelled and no incentive bonus amounts were payable

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

The following table describes the potential payments upon termination or a change of control of the Company for Robert Klosterboer, Senior Vice President and General Manager, Application Products Group.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change of Control ($)	Change of Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)

Cash Compensation:
Base Salary	326,523 (1)	326,523 (1)	0	0	0	0
Cash Incentive	0 (2)	0 (2)	0	0	0	0

Long-term Incentives:
Acceleration of Unvested Stock Options and Restricted Stock Units	0	796,199 (3)	0 (4)	0	0	0
Total:	326,523	1,122,722	0 (4)	0	0	0

(1)

Mr. Klosterboer’s severance payment following a termination without Cause or a resignation for Good Reason is equal to one year of annual base salary. Mr. Klosterboer’s base salary at the end of fiscal 2012 was $326,523.

(2)

This amount anticipates that Mr. Klosterboer is entitled to any bonus earned but unpaid in previous cycles and a pro rata portion of his bonus, if any, for the then current performance cycle based on achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Klosterboer’s date of termination was as of December 31, 2012. The cash incentive program for 2012 was cancelled and no incentive bonus amounts were payable.

(3)

Assumes that the vesting of outstanding awards has occurred due to a termination of employment upon or following a Change of Control as described above under “Equity Acceleration upon a Change of Control.” This amount denotes the incremental difference between the market value and the exercise price (if any) of unvested options or RSUs for which vesting might be accelerated.

(4)

The Board has the discretion to accelerate the vesting of outstanding awards upon a Change of Control as described above under “Equity Acceleration upon a Change of Control.” If the vesting of all outstanding awards were to be accelerated, the amount would be as set forth in the column titled “Termination Following a Change of Control” and described in footnote (3).

Separation Amounts Paid to Mr. Colvin and Dr. Nelson. On August 2, 2012, we and Mr. Colvin mutually agreed to Mr. Colvin’s resignation as an officer of the Company. Mr. Colvin’s resignation as our Executive Vice President and Chief Financial Officer was effective from September 26, 2012, but Mr. Colvin remained with us during a transition period until October 26, 2012. The termination was treated as a termination by us without cause and pursuant to his employment agreement, Mr. Colvin was entitled to the continuation of his base salary of $466,036 for twelve months after his termination. He received no further bonus or equity awards nor were any of his previously existing equity awards accelerated. Mr. Colvin also received a Company paid benefit for the continuation of health insurance for the last two months of 2012. To receive these separation benefits, Mr. Colvin was required to execute a general release and waiver, waiving all claims he may have against us, and must comply with the non-solicitation, confidentiality, non-compete, non-disclosure and non-disparagement covenants in his separation agreement.

Effective September 28, 2012, Dr. Nelson resigned as an officer of the Company in order to join UTAC Holdings Ltd., an Asia-based semiconductor related manufacturing company (“UTAC”), as its Chief Executive Officer (“CEO”). Pursuant to his employment agreement, Dr. Nelson was not entitled to, and did not receive, any severance pay or special benefits. He received no further bonus or equity awards nor were any of his previously existing equity awards accelerated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during fiscal 2012 were J. Daniel McCranie (Chairman following the date of the 2012 annual meeting), Robert H. Smith (Chairman to the date of the 2012 annual meeting), Atsushi Abe, Bernard L. Han, and Curtis J. Crawford. Mr. Smith did not stand for reelection at the 2012 annual meeting. None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. During fiscal 2012, none of the members of the Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. During fiscal 2012, none of our executive officers served on the boards of directors or the compensation committees of any entities, one of whose executive officers serves on our Board or Compensation Committee. None of our current or past executive officers has served on the Compensation Committee.

AUDIT COMMITTEE REPORT4

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of disclosure controls and procedures (including internal control over financial reporting) and the qualifications, independence and performance of its independent registered public accounting firm. It has the sole authority and responsibility to select, oversee and, when appropriate, replace the Company’s independent registered public accounting firm. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting) and the overall quality of our financial reporting.

The Audit Committee, comprised at the time of three independent Outside Directors and operating under its written charter, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer and the Chief Financial Officer financial reporting certifications required by the Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Commission.

4 Pursuant to Instruction 1 to Item 407(d) of Regulation S-K, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

Based on its review and discussions listed above, as well as such other matters deemed relevant and appropriate by it, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Commission.

It is not the duty of the Audit Committee to determine that the Company’s financial statements and disclosures are complete and accurate and in accordance with GAAP or to plan or conduct audits. Those are the responsibilities of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board, the Audit Committee has relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

This report is submitted by the Audit Committee.

Emmanuel T. Hernandez, Chairman

Atsushi Abe

Curtis J. Crawford

Teresa M. Ressel

PRINCIPAL STOCKHOLDERS

Except as discussed in the footnotes below, the following table sets forth, as of March 6, 2013, certain information regarding any person who is a beneficial owner of more than five percent of our common stock. The percentages of class amounts set forth in the table below are based on 450,158,319 shares of our common stock outstanding on March 6, 2013. The information with respect to the number of shares of common stock that the persons listed below beneficially own includes sole or shared voting power or investment power and is based solely on the information most recently filed by such persons with the Commission under the Exchange Act.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	38,297,657 (1)	8.444%

Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	33,949,921 (2)	7.542%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	23,678,339 (3)	5.260%

(1)

The number of shares of common stock for FMR LLC is based solely on the information contained in the Schedule 13G (Amendment No. 8) filed with the Commission on February 14, 2013. FMR LLC has the sole power to dispose or to direct the disposition of 38,297,657 shares it beneficially owns, has the sole power to vote or to direct the vote of 182,282 shares, and has no shared power to vote or direct the disposition of any shares it beneficially owns. The Schedule 13G contains the following information regarding beneficial ownership of shares of our common stock: (a) Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 38,030,975 shares of our common stock as a result of acting as investment adviser to various investment companies, which includes 554,095 shares resulting from the assumed conversion of $5,818,000 principal amount of our 2.625% convertible notes due December 15, 2026 (95.2381 shares for each $1,000 principal amount of debenture) and 2,810,667 shares resulting from the assumed conversion of $29,512,000 principal amount of our 2.625% convertible notes due December 15, 2026 (95.2381 shares for each $1,000 principal amount of debenture). Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC through its control of Fidelity and the funds each has sole power to dispose of the 38,030,975 shares owned by the funds. The sole power to vote or direct the voting of shares beneficially owned by the Fidelity funds resides with each fund’s board of trustees, who establish written guidelines for Fidelity to carry out. (b) Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 3,500 shares of our common stock. Edward C. Johnson 3d and FMR LLC, through its control of PGALLC, each has sole power to dispose of 3,500 shares and sole power to vote or to direct the vote of 3,500 shares owned by the institutional accounts or funds advised by PGALLC. (c) Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank, is the beneficial owner of 218,482 shares of our common stock. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 218,482 shares and sole power to vote or to direct the voting of 134,082 shares owned by the institutional accounts managed by PGATC. (d) FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 44.700 shares of our common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals. As noted in the Schedule 13G, FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and are not required to attribute to each other “beneficial ownership” of securities beneficially owned by the other corporation; and, therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d) of the Exchange Act but FMR LLC is making the filing on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.

(2)

The number of shares of common stock for Janus Capital Management LLC (“Janus”) is based solely on the information contained in the Schedule 13G (Amendment No. 3) filed with the Commission on February 14, 2013. Janus has sole voting and dispositive power with respect to 33,949,921 shares it beneficially owns and has no shared power to vote or direct the disposition of any shares it beneficially owns. The Schedule 13G provides the following information: Janus has a direct 95.67% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to this ownership structure, holdings for Janus, INTECH and Perkins are aggregated for purposes of the Schedule 13G. Janus, INTECH and Perkins are registered investment advisers, each furnishing advice to various investment companies and to individual and institutional clients (“Managed Portfolios”). As a result of its role as an investment adviser or sub-adviser, Janus may be deemed to be the beneficial owner of 33,949,921 shares of our common stock held by the Managed Portfolios. Janus does not have the right to receive any dividends from, or proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

(3)

The number of shares of common stock for T. Rowe Price Associates, Inc. (“Price Associates”) is based solely on the information contained in the Schedule 13G filed with the Commission on February 13, 2013. Price Associates has sole voting power with respect to 4,827,910 shares it beneficially owns and sole dispositive power with respect to 23,678,339 shares it beneficially owns. Price Associates has no shared voting or dispositive power with respect to any of the shares it beneficially owns. These securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth, as of March 6, 2013, except as otherwise noted, certain information regarding beneficial ownership of our common stock by each Director, each Named Executive Officer, and our Directors and executive officers as a group. The percentages of class amounts set forth in the table below are based on 450,158,319 shares of common stock outstanding on March 6, 2013. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 6, 2013 through the exercise of any stock option or similar security, or the vesting of RSUs, excluding PBRSUs, the vesting of which is based on performance.

	Common Stock
Name of Beneficial Owner	Number of Shares Owned	Right to Acquire (1)	Total	Percentage of Class
Named Executive Officers
Keith D. Jackson	1,341,383	1,043,848	2,385,231	*
Bernard Gutmann	7,770	123,667	131,437	*
Donald A. Colvin (2)	221,804	-	221,804	*
W. John Nelson, Ph.D. (2)	123,160	-	123,160	*
George H. Cave	166,971	139,842	306,813	*
William M. Hall	197,854	121,092	318,946	*
Robert Klosterboer	93,211	162,460	255,671	*
Directors and Director Nominees (excluding CEO) (2)
J. Daniel McCranie	105,064	-	105,064	*
Atsushi Abe	46,769	13,335	60,104	*
Curtis J. Crawford	130,875	26,983	157,858	*
Bernard L. Han	30,663	6,666	37,329	*
Emmanuel T. Hernandez	95,489	14,000	109,489	*
Phillip D. Hester	42,412	-	42,412	*
Daryl A. Ostrander	91,916	20,000	111,916	*
Teresa M. Ressel	30,663	6,666	37,329	*
Robert H. Smith (2)	-	-	-	*
All Directors and Executive Officers as a group (18 persons)	2,866,623	1,946,683	4,813,306	1.06%

*	Less than 1% of the total voting power of the outstanding shares of common stock.

(1)	This number includes shares of common stock issuable upon exercise of options or vesting of RSUs, excluding PBRSUs, the vesting of which is based on performance, within 60 days of March 6, 2013.

(2)

As described elsewhere in this report, Mr. Colvin left the Company effective October 26, 2012 and Dr. Nelson left the Company effective September 28, 2012. Due to his reaching the age of retirement, Mr. Smith did not stand for reelection at the 2012 annual meeting and his term expired at the 2012 annual meeting.

RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

As set forth in the Audit Committee Charter, unless submitted to another comparable independent body of the Board, and to the extent required under applicable federal securities laws and related rules and regulations, and/or the NASDAQ listing standards, related party transactions are submitted to the Audit Committee for review and oversight.

We have a written policy on related party transactions (“Policy”) to which all employees are required to adhere. The Policy was revised in 2008, 2009 and 2011 to, among other reasons, reflect changes to the Commission’s rules governing disclosure of related party transactions. The Policy provides for review and oversight requirements and related procedures with respect to transactions in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest. The Policy intentionally defines “related party” to not only include parties set forth under the definitions contained in the NASDAQ rules but also to include additional parties such as commonly controlled affiliates of the Company, certain investments in other entities, and employee trusts. The Policy provides that our law department distribute periodically a list of each known related party. The list is distributed to personnel who have been identified as appropriate employees to monitor potential related party transactions. All related party transactions must be reviewed by our Corporate Controller’s Office, in conjunction with our law department, for potential conflict of interest situations and related matters on an ongoing basis. Even related party transactions which do not require review and oversight by the Audit Committee (or other independent body of the Board of Directors) and public disclosure under the Commission’s rules and NASDAQ’s listing standards must be reported to our Corporate Controller’s Office (preferably prior to consummation of such transactions) so that our Corporate Controller’s Office, in conjunction with our law department, can review the transactions for conflict of interest and related matters.

When review and oversight by the Audit Committee (or other independent body) is required, the Audit Committee (or other independent body) must be provided the details of such transactions including, but not limited to, the terms of the transaction, the business purpose of the transaction and the benefits to the Company and to the relevant party. Although the Policy has not set standards for review or approval of related party transactions, our Audit Committee (or other independent body), Corporate Controller’s Office and law department seek to ensure that all related party transactions are conducted at arms-length, on terms that are fair to the Company and in the best interests of the Company and its stockholders.

Related Party Transactions

Effective September 28, 2012, Dr. Nelson resigned as the Executive Vice President and Chief Operating Officer of the Company to join UTAC as its CEO. UTAC provided subcontracting work to the Company, prior to hiring of Dr. Nelson. During 2012, the Company paid UTAC a total of approximately $38.3 million for subcontracting work for test and assembly services and related expenditures, of which approximately $36.2 million was paid to UTAC for test and assembly services (which equates to approximately 24% of the Company’s 2012 annual spend on subcontracting work for test and assembly services) and the remainder of the related expenditures was for fixtures, equipment and certain fees. The fees paid to UTAC represented an unusually high percentage of the Company’s annual spend in 2012 because UTAC’s competitor, which was providing subcontracting services to the Company, was forced to cease operations due to flooding in Thailand that occurred during the fourth quarter of 2011, resulting in a shift of the Company’s subcontracting work to UTAC. For fiscal year 2013, UTAC’s percentage of the Company’s annual spend on subcontracting work relating to test and assembly services is expected to decrease.

Dr. Nelson does not have any ownership interest in UTAC, but he will participate in UTAC’s incentive plan, which is linked to UTAC’s financial performance. As such, payments made by the Company to UTAC could impact the bonus Dr. Nelson receives pursuant to UTAC’s incentive plan; however, the Company believes that such impact, if any, would be nominal.

For transactions between us and our Named Executive Officers, see “Compensation of Executive Officers” generally and specifically “Compensation of Executive Officers — Employment, Severance, and Change in Control Agreements and Arrangements” above. For a discussion of certain relationships pertaining to our Directors that were analyzed in connection with the Board’s independence determinations see “Management Proposals — Proposal No. 1: Election of Directors” above.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and officers and persons who own more than ten percent of a registered class of our equity securities to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. Except as noted below, to our knowledge (based solely on review of the copies of such reports furnished to us and a representation that no other reports were required), all Directors, officers and beneficial owners of greater than ten percent of any class of our equity securities registered pursuant to Section 12 of the Exchange Act made all required filings under Section 16(a) on a timely basis. Due to a clerical error, on January 25, 2013, Mr. Gutmann filed a Form 4 reporting the disposition of 503 shares of the Company’s common stock on December 5, 2012 as a result of a net share settlement to satisfy certain tax withholding requirements. Additionally, on January 29, 2013, Mr. Hester filed a Form 4/A to correct a clerical error in the amount of shares sold on May 10, 2011. The original Form 4 incorrectly stated that Mr.  Hester had sold 5,000 shares, rather than 5,386 shares.

MISCELLANEOUS INFORMATION

Solicitation of Proxies

The cost of soliciting proxies will be borne by us. We have retained Georgeson Inc. (“Georgeson”) to assist in the distribution of proxy solicitation materials and the solicitation of proxies. We have agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement. The estimated cost will be $13,000 plus additional fees relating to telephone solicitation of proxies and upon the occurrence of certain other contingencies, as well as other customary costs. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use several of our regular employees, who will not be specially compensated, to solicit proxies personally or by telephone, telegram, facsimile or special delivery letter.

Annual Report/Form 10-K

Our 2012 Annual Report to Stockholders, which includes our Annual Report on Form 10-K (without certain exhibits which are excluded from our Annual Report to Stockholders pursuant to Rule 14a-3(b) of the Exchange Act) for the fiscal year ended December 31, 2012, is being mailed concurrently with this proxy statement to all stockholders of record as of March 28, 2013. Those exhibits that are excluded from our Annual Report to Stockholders as described above are available for the cost of photocopying. To receive a copy, please write to: Investor Relations, ON

Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008; call: Investor Relations at (602) 244-3437; email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.

Stockholders Sharing the Same Address

If you hold your shares in “street name” and share the same address as another stockholder, you may receive only one set of proxy materials including the annual report to stockholders, unless you have provided contrary instructions. If you hold your shares in “street name” and wish to receive a separate set of proxy materials and annual report or if you share the same address as another stockholder and are receiving multiple sets of proxy materials including the annual report to stockholders and wish to receive only one set, you will need to contact your bank or brokerage firm. Registered holders are each provided a set of proxy materials including an annual report to stockholders; however, if you are a registered holder and would like an additional copy or, alternatively, if you share the same address as another stockholder and are receiving multiple sets of proxy materials including the annual report to stockholders and wish to receive only one set, please write to: Investor Relations Department, ON Semiconductor Corporation, 5005 E. McDowell Road, M/D-C302 Phoenix, Arizona 85008; call: Investor Relations at (602) 244-3437; email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com. We will provide a copy as requested, as promptly as possible.

Other Business

Other than the election of Directors, the advisory vote on executive compensation, the ratification of PricewaterhouseCoopers as our independent registered public accounting firm, and approval of an amendment to the 2000 ESPP to increase the shares issuable thereunder, we do not intend to bring any other matters to be voted on at the meeting. We are not currently aware of any other matters that will be presented by others for action at the meeting. If, however, other matters are properly presented at the meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.

Stockholder Communications with the Board of Directors

Historically, we have not adopted a formal policy for stockholder communications with the Board. Nevertheless, we do have a process by which stockholders can send communications to the Board and every effort has been made to ensure that the Board or individual Directors, as applicable, hear the views of stockholders so that appropriate responses can be provided to stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary, George H. Cave, at the address of our principal offices with a request to forward the same to the intended recipient. Substantive communications will generally be forwarded to the Board.

Stockholder Nominations and Proposals

Stockholders may present, and our Corporate Governance and Nominating Committee will consider, proposals for action at a future meeting if they comply with our bylaws and Commission rules. Subject to advance notice provisions contained in our bylaws, a stockholder of record may propose the nomination of someone for election as a Director by timely written notice to our Secretary. Generally, a notice is timely if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days of such initial public disclosure or announcement. The notice must set forth: (i) with respect to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person as would be required to be disclosed under federal securities laws in a proxy statement relating to the election of Directors (including such person’s written consent to being named in the proxy statement as a nominee); (ii) the name and address of the nominating stockholder, as they appear on our books; and (iii) the class and number of shares that are owned beneficially and of record by the nominating stockholder on the date of the notice. In addition, not more than ten days after a request from our Secretary, the nominating stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination that does not comply with the above procedure will be disregarded.

Under the Commission rules, stockholder proposals for the 2014 Annual Meeting must be received at our principal executive offices, 5005 E. McDowell Road, Phoenix Arizona 85008, not later than December 6, 2013 to be considered for inclusion in next year’s proxy statement. Proposals to be presented at the Annual Meeting that are not intended for inclusion in the proxy statement must be submitted in accordance with applicable advance notice provisions of our bylaws. You may contact our Secretary at the principal executive offices to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals. Generally, our bylaws provide that a stockholder may sponsor a proposal to be considered at the annual meeting if written notice of such proposal is timely received by our Secretary. Generally, a notice is timely given if received by our Secretary not less than 90 or more than 120 days before the date of the annual meeting. If, however, the date of the annual meeting has not been publicly disclosed or announced at least 105 days in advance of the annual meeting, then our Secretary must have received the notice within 15 days after the initial public disclosure or announcement of the date of the annual meeting.

The notice must set forth: (i) as to each matter the sponsoring stockholder proposes to bring before the annual meeting, a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the sponsoring stockholder as they appear on our books; (iii) the class and number of shares that are owned beneficially and of record by the sponsoring stockholder on the date of the notice; and (iv) any material interest of the sponsoring stockholder in such proposal. In addition, not more than ten days after a request from our Secretary, the sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A proposal that does not comply with the above procedure will be disregarded.

If we do not receive notice of any proposal within the time frame specified by our applicable advance notice provisions of our bylaws, our management will use its discretionary authority to vote the shares subject to the proxy as the Board may recommend.

Stockholders are urged to vote their shares as more fully described in the proxy card and above in this proxy statement under the heading “Proxy Statement.” Your prompt response is appreciated.

GEORGE H. CAVE

Senior Vice President, General Counsel, Chief Compliance &

Ethics Officer and Secretary

Dated: April 5, 2013

APPENDIX A

ON SEMICONDUCTOR CORPORATION

2000 EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated as of May ~~20, 2009 and as further amended on May 19, 2010~~15, 2013)

1.        PURPOSE. The purpose of this ON Semiconductor Corporation 2000 Employee Stock Purchase Plan (the “Plan”) is to encourage stock ownership by eligible employees of ON Semiconductor Corporation (formerly known as SCG Holding Corporation) (the “Company”) and its Subsidiaries and thereby provide employees with an incentive to contribute to the profitability and success of the Company. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and will be maintained for the exclusive benefit of eligible employees of the Company and its Subsidiaries.

2.        DEFINITIONS. For purposes of the Plan, in addition to the terms defined in Section 1, the following terms are defined:

(a)        “Board” means the Board of Directors of the Company.

(b)        “Cash Account” means the account maintained on behalf of a Participant by the Company for the purpose of holding cash contributions withheld from payroll pending investment in Stock.

(c)        “Code” means the Internal Revenue Code of 1986, as amended.

(d)        “Custodian” means Solomon Smith Barney or any successor or replacement appointed by the Board or its delagatee under Section 3(a).

(e)        “Earnings” means a Participant’s salary or wages, including bonuses, for services performed for the Company and its Subsidiaries and received by a Participant for services rendered during an Offering Period.

(f)        “Fair Market Value” means the closing price of the Stock on the relevant date as reported on NASDAQ (or any national securities exchange or quotation system on which the Stock is then listed), or if there were no sales on that date the closing price on the next preceding date for which a closing price was reported; provided, however, that for any Offering Period beginning on the IPO Date, the Fair Market Value of the Stock on the first day of such Offering Period shall be deemed to be the price at which the Company’s Stock is offered under its initial public offering of Stock.

(g)        “IPO Date” means the date on which the Company’s initial public offering of Stock is consummated.

(h)        “Offering Period” means the period beginning on the IPO Date and ending on the last day of the next calendar quarter, and every three-month period thereafter. For Participants who do not reside in the United States, if the day on which the Company receives approval by the applicable foreign jurisdiction to offer common stock to Participants residing in that jurisdiction is later than the day on which the Company’s initial public offering becomes effective, the Offering Period means the period beginning on the day on which the Company receives approval by the applicable foreign jurisdiction to offer common stock to such Participants and ending on the last day of the next calendar quarter, and every three-month period thereafter.

(i)        “Participant” means an employee of the Company or a Subsidiary who is participating in the Plan.

(j)        “Purchase Right” means a Participant’s option to purchase Stock that is deemed to be outstanding during an Offering Period. A Purchase Right represents an “option” under Section 423 of the Code.

(k)        “Stock” means the common stock of the Company.

(l)        “Stock Account” means the account maintained on behalf of the Participant by the Custodian for the purpose of holding Stock acquired under the Plan.

(m)        “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain as set forth in Code Section 424(f).

3.        ADMINISTRATION.

(a)        Board Administration. The Plan will be administered by the Board. The Board may delegate its administrative duties and authority (other than its authority to amend the Plan) to any Board committee or to any officers or employees or committee thereof as the Board may designate (in which case references to the Board will be deemed to refer to the administrator to which such duties and authority have been delegated). The Board will have full authority to adopt, amend, suspend, waive, and rescind rules and regulations and appoint agents as it deems necessary or advisable to administer the Plan, to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and rules and regulations thereunder, to furnish to the Custodian such information as the Custodian may require, and to make all other decisions and determinations under the Plan (including determinations relating to eligibility). No person acting in connection with the administration of the Plan will, in that capacity, participate in deciding any matter relating to his or her participation in the Plan.

(b)        The Custodian. The Custodian will act as custodian under the Plan, and will perform duties under the Plan and in any agreement between the Company and the Custodian. The Custodian will establish and maintain Participants Stock Accounts and any subaccounts as may be necessary or desirable to administer the Plan.

(c)        Waivers. The Board may waive or modify any requirement that a notice or election be made or filed under the Plan a specified period in advance on an individual case or by adopting a rule or regulation under the Plan, without amending the Plan.

(d)        Other Administrative Provisions. The Company will furnish information from its records as directed by the Board, and such records, including a Participant’s Earnings, will be conclusive on all persons unless determined by the Board to be incorrect. Each Participant and other person claiming benefits under the Plan must furnish to the Company in writing an up-to-date mailing address and any other information as the Board or Custodian may reasonably request. Any communication, statement, or notice mailed with postage prepaid to any such Participant or other person at the last mailing address filed with the Company will be deemed sufficiently given when mailed and will be binding upon the named recipient. The Plan will be administered on a reasonable and nondiscriminatory basis and uniform rules will apply to all persons similarly situated. All Participants will have equal rights and privileges (subject to the terms of the Plan) with respect to Purchase Right outstanding during any given Offering Period in accordance with Code Section 423(b)(5).

4.        STOCK SUBJECT TO PLAN. Subject to adjustment as provided below, the total number of shares of Stock reserved and available for issuance or which may be otherwise acquired upon exercise of Purchase Rights under the Plan will be ~~15~~18,000,000. If, at the end of any Offering Period, the number of shares of Stock with respect to which Purchase Rights are to be exercised exceeds the number of shares of Stock then available under the Plan, the Board shall make a pro rata allocation of the shares of Stock remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. Any shares of Stock delivered by the Company under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares or shares of Stock purchased on the open market. The number and kind of such shares of Stock subject to the Plan will be proportionately adjusted, as determined by the Board, in the event of any extraordinary dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affecting the Stock.

5.        ENROLLMENT AND CONTRIBUTIONS.

(a)        Eligibility. An employee of the Company or any Subsidiary designated by the Board may be enrolled in the Plan for any Offering Period if such employee is employed by the Company or a Subsidiary authorized to participate in the Plan on the first day of the Offering Period, unless one of the following applies to the employee:

(i)        such person has been employed by the Company or a Subsidiary less than 90 days; or

(ii)        such person is customarily employed by the Company or a Subsidiary for 20 hours or less a week; or

(iii)        such person is customarily employed by the Company or a Subsidiary for not more than five months in any calendar year;

(iv)        such person would, immediately upon enrollment, be deemed to own, for purposes of Section 423(b)(3) of the Code, an aggregate of five percent or more of the total combined voting power or value of all outstanding shares of all classes of the Stock of the Company or any Subsidiary.

Notwithstanding the above, solely for purposes of the first Offering Period under the Plan, an employee who is employed by the Company or a Subsidiary on the first date of such Offering Period and who is otherwise eligible to participate in the Plan shall not be required to satisfy the 90 day employment period specified in 5(a)(i) above.

The Company will notify an employee of the date as of which he or she is eligible to enroll in the Plan, and will make available to each eligible employee the necessary enrollment forms. Notwithstanding the above, any individual who is employed by the Company or a Subsidiary designated by the Board and who is a citizen or resident of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of section 7701(b)(1)(A))) will be ineligible to participate in the Plan if the offering is prohibited under the laws of the jurisdiction or if compliance with the laws of the jurisdiction would cause the offering to violate Section 423 of the Code. Additionally, the offer of the Purchase Right and the delivery of Stock under the Plan shall be effective for any individual who is employed by the Company or a Subsidiary designated by the Board and who is working outside of the United States only after the Company has complied with the applicable laws of the country in which the employee is working.

(b)        Initial Enrollment. An employee who is eligible under Section 5(a) (or who will become eligible on or before a given Offering Period) may, after receiving current information about the Plan, initially enroll in the Plan by executing and filing with the Company a properly completed enrollment form, including the employee’s election as to the rate of payroll contributions for the Offering Period. To be effective for any Offering Period, such enrollment form must be filed at least two weeks (or such other period determined by the Board) preceding such Offering Period.

(c)        Automatic Re-enrollment for Subsequent Offering Periods. A Participant whose enrollment in, and payroll contributions under, the Plan continues throughout a Offering Period will automatically be re-enrolled in the Plan for the next Offering Period unless (i) the Participant terminates enrollment before the next Offering Period in accordance with Section 7(a), or (ii) the Participant is ineligible to participate under Section 5(a). The initial rate of payroll contributions for a Participant who is automatically re-enrolled for a Offering Period will be the same as the rate of payroll contribution in effect at the end of the preceding Offering Period, unless the Participant files a new enrollment form designating a different rate of payroll contributions and such new enrollment form is received no later than two weeks (or such other period determined by the Board) prior to the beginning of the next Offering Period.

(d)        Payroll Contributions. A Participant will make contributions under the Plan by means of payroll deductions from each payroll period which ends during the Offering Period, at the rate elected by the Participant in his or her enrollment form in effect for that Offering Period (except that such rate may be changed during the Offering Period to the extent permitted below). The rate of payroll contributions elected by a Participant may not be less than one percent (1%) nor more than ten percent (10%) of the Participant’s Earnings for each payroll period, and only whole percentages may be elected; provided, however, that the Board may specify a lower minimum rate and higher maximum rate, subject to Section 8(c). Notwithstanding the above, a Participant’s payroll contributions will be adjusted downward by the Company as necessary to ensure that the limit on the amount of Stock purchased for an Offering Period set forth in Section 6(a)(iii) is not exceeded. A Participant may elect to increase, decrease, or discontinue payroll contributions for a future Offering Period by filing a new enrollment form designating a different rate of payroll contributions, which form must be received at least two weeks (or such other period determined by the Board) prior to the beginning of an Offering Period to be effective for that Offering Period. In addition, a Participant may elect to discontinue payroll contributions during an Offering Period by filing a new enrollment form, such change to be effective for the next payroll after the Participant’s new enrollment form is received.

(e)        Crediting Payroll Contributions to Cash Accounts. All payroll contributions by a Participant under the Plan will be credited to a Cash Account maintained by the Company on behalf of the Participant. The Company will credit payroll contributions to each Participant’s Cash Account as soon as practicable after the contributions are withheld from the Participant’s Earnings.

(f)        No Interest on Cash Accounts. No interest will be credited or paid on cash balances in Participant’s Cash Accounts pending investment in Stock.

6.        PURCHASES OF STOCK.

(a)        Purchase Rights. Enrollment in the Plan for any Offering Period by a Participant will constitute a grant by the Company of a Purchase Right to such Participant for such Offering Period. Each Purchase Right will be subject to the following terms:

(i)        The purchase price of each share of Stock purchased for each Offering Period will equal 85% of the lesser of the Fair Market Value of a share of Stock on the first day of an Offering Period, or the Fair Market Value of a share of Stock on the last day of an Offering Period.

(ii)        Except as limited in (iii) below, the number of shares of Stock that may be purchased upon exercise of the Purchase Right for a Offering Period will equal the number of shares (including fractional shares) that can be purchased at the purchase price specified in Section 6(a)(i) with the aggregate amount credited to the Participant’s Cash Account as of the last day of an Offering Period.

(iii)        The number of shares of Stock subject to a Participant’s Purchase Right for any Offering Period will not exceed the lesser of: (1) 500 shares of Stock, or (2) the number derived by dividing $6,250 by 100% of the Fair Market Value of one share of Stock on the first day of the Offering Period for the Offering Period.

(iv)        The Purchase Right will be automatically exercised on the last day of the Offering Period.

(v)        Payments by a Participant for Stock purchased under a Purchase Right will be made only through payroll deduction in accordance with Section 5(d) and (e).

(vi)        The Purchase Right will expire on the earlier of the last day of the Offering Period or the date on which the Participant’s enrollment in the Plan terminates.

(b)        Purchase of Stock. At or as promptly as practicable after the last day of an Offering Period, amounts credited to each Participant’s Cash Account will be applied by the Company to purchase Stock, in accordance with the terms of the Plan. Shares of Stock will be purchased from the Company or in the open market, as the Board determines. The Company will aggregate the amounts in all Cash Accounts when purchasing Stock, and shares purchased will be allocated to each Participant’s Stock Account in proportion to the cash amounts withdrawn from such Participant’s Cash Account. After completing purchases for each Offering Period (which will be completed in not more than 15 calendar days after the last day of an Offering Period), all shares of Stock so purchased for a Participant will be credited to the Participant’s Stock Account.

(c)        Dividend Reinvestment; Other Distributions. Cash dividends on any Stock credited to a Participant’s Stock Account will be automatically reinvested in additional shares of Stock; such amounts will not be available in the form of cash to Participants. The Company will aggregate all purchases of Stock in connection with dividend reinvestment for a given dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 15 calendar days) after a dividend payment date. The purchases will be made directly from the Company at 100% of the Fair Market Value of a share of Stock on the dividend payment date or on the open market. Any shares of Stock distributed as a dividend or distribution in respect of shares of Stock or in connection with a split of the Stock credited to a Participant’s Stock Account will be credited to such Account.

(d)        Withdrawals and Transfers. Shares of Stock may be withdrawn from a Participant’s Stock Account, in which case one or more certificates for whole shares may be issued in the name of, and delivered to, the Participant, with such Participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the day preceding the date of withdrawal. Alternatively, whole shares of Stock may be withdrawn from a Participant’s Stock Account by means of a transfer to a broker-dealer or financial institution that maintains an account for the Participant, together with the transfer of cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the day preceding the date of withdrawal. Participants may not designate any other person to receive shares of Stock withdrawn or transferred under the Plan. A Participant seeking to withdraw or transfer shares of Stock must give instructions to the Custodian in such manner and form as may be prescribed by the Custodian, which instructions will be acted upon as promptly as practicable. Withdrawals and transfers will be subject to any fees imposed in accordance with Section 8(a).

(e)        Excess Account Balances. If any amounts remain in a Cash Account following the date on which the Company purchases Stock for an Offering Period as a result of the limitation set forth in Section 6(a)(iii) or for any other reason, such amounts will be returned to the Participant as promptly as practicable.

7.        TERMINATION AND DISTRIBUTIONS.

(a)        Termination of Enrollment. A Participant’s enrollment in the Plan will terminate upon (i) the beginning of any payroll period or Offering Period that begins after he or she files a written notice of termination of enrollment with the Company, provided that such Participant will continue to be deemed to be enrolled with respect to any completed Offering Period for which purchases have not been completed, (ii) such time as the Participant becomes ineligible to participate under Section 5(a) of the Plan, or (iii) the termination of the Participant’s employment by the Company and its Subsidiaries. An employee whose enrollment in the Plan terminates may again enroll in the Plan as of any subsequent Offering Period if he or she satisfies the eligibility requirements of Section 5(a) as of such Offering Period. A Participant’s election to discontinue payroll contributions will not constitute a termination of enrollment.

(b)        Distribution. As soon as practicable after a Participant’s enrollment in the Plan terminates, amounts in the Participant’s Cash Account which resulted from payroll contributions will be repaid to the Participant. The Custodian will continue to maintain the Participant’s Stock Account for the Participant until the earlier of such time as the Participant directs the sale of all Stock in the Account, withdraws, or transfers all Stock in the Account, or one year after the Participant ceases to be employed by the Company and its Subsidiaries. If a Participant’s termination of enrollment results from his or her death, all amounts payable will be paid to his or her estate.

8. GENERAL.

(a)        Costs. Costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, to the extent provided in this Section 8(a). Any brokerage fees and commissions for the purchase of Stock under the Plan (including Stock purchased upon reinvestment of dividends and distributions) will be paid by the Company, but any brokerage fees and commissions for the sale of Stock under the Plan by a Participant will be borne by such Participant. The rate at which such fees and commissions will be charged to Participants will be determined by the Custodian or any broker-dealer used by the Custodian (including an affiliate of the Custodian), and communicated from time to time to Participants. In addition, the Custodian may impose or pass through a reasonable fee for the withdrawal of Stock in the form of stock certificates (as permitted under Section 6(d)), and reasonable fees for other services unrelated to the purchase of Stock under the Plan, to the extent approved in writing by the Company and communicated to Participants.

(b)        Statements to Participants. The Participant’s statement will reflect payroll contributions, purchases, sales, and withdrawals and transfers of shares of Stock and other Plan transactions by appropriate adjustments to the Participant’s Accounts. The Custodian will, not less frequently than quarterly, provide or cause to be provided a written statement to the Participant showing the transactions in his or her Stock Account and the date thereof, the number of shares of Stock credited or sold, the aggregate purchase price paid or sales price received, the purchase or sales price per share, the brokerage fees and commissions paid (if any), the total shares held for the Participant’s Stock Account (computed to at least three decimal places), and such other information as agreed to by the Custodian and the Company.

(c)        Compliance with Section 423. It is the intent of the Company that this Plan complies in all respects with applicable requirements of Section 423 of the Code and regulations thereunder. Accordingly, if any provision of this Plan does not comply with such requirements, such provision will be construed or deemed amended to the extent necessary to conform to such requirements.

9.        GENERAL PROVISIONS.

(a)        Compliance With Legal and Other Requirements. The Plan, the granting and exercising of Purchase Rights hereunder, and the other obligations of the Company and the Custodian under the Plan will be subject to all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company may, in its discretion, postpone the issuance or delivery of Stock upon exercise of Purchase Rights until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule, or regulation, or the laws of any country in which employees of the Company and a Subsidiary who are nonresident aliens and who are eligible to participate reside, or other required action with respect to any automated quotation system or stock exchange upon which the Stock or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate. In addition, the Company may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules, and regulations, designation or listing requirements, or other contractual obligations.

(b)        Limits on Encumbering Rights. No right or interest of a Participant under the Plan, including any Purchase Right, may be pledged, encumbered, or hypothecated to or in favor of any party, subject to any lien, obligation, or liability of such Participant, or otherwise assigned, transferred, or disposed of except pursuant to the laws of descent or distribution, and any right of a Participant under the Plan will be exercisable during the Participant’s lifetime only by the Participant.

(c)        No Right to Continued Employment. Neither the Plan nor any action taken hereunder, including the grant of a Purchase Right, will be construed as giving any employee the right to be retained in the employ of the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company or any of its Subsidiaries to terminate any employee’s employment at any time.

(d)        Taxes. The Company or any Subsidiary is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, and a Participant’s enrollment in the Plan will be deemed to constitute his or her consent to such withholding. In addition, Participants may be required to advise the Company of sales and other dispositions of Stock acquired under the plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan. This provision and other Plan provisions do not set forth an explanation of the tax consequences to Participants under the Plan. A brief summary of the tax consequences will be included in disclosure documents to be separately furnished to Participants.

(e)        Changes to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Company’s shareholders within one year after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any automated quotation system or stock exchange on which the Stock may then be quoted or listed, or if such shareholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code, and the Board may otherwise, in its discretion, determine to submit other such actions to shareholders for approval. However, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant with respect to outstanding Purchase Rights relating to any Offering Period that has been completed prior to such Board action. The foregoing notwithstanding, upon termination of the Plan the Board may (i) elect to terminate all outstanding Purchase Rights at such time as the Board may designate, and all amounts contributed to the Plan which remain in a Participant’s Cash Account will be returned to the Participant (without interest) as promptly as practicable, or (ii) shorten the Offering Period to such period determined by the Board and use amounts credited to a Participant Cash Account to purchase Stock.

(f)        No Rights to Participate; No Shareholder Rights. No Participant or employee will have any claim to participate in the Plan with respect to Offering Periods that have not commenced, and the Company will have no obligation to continue the Plan. No Purchase Right will confer on any Participant any of the rights of a shareholder of the Company unless and until Stock is duly issued or transferred and delivered to the Participant (or credited to the Participant’s Stock Account).

(g)        Fractional Shares. Unless otherwise determined by the Board, purchases of Stock under the Plan executed by the Custodian may result in the crediting of fractional shares of Stock to the Participant’s Stock Account. Such fractional shares will be computed to at least three decimal places. Fractional shares will not, however, be issued by the Company, and certificates representing fractional shares will not be delivered to Participants under any circumstances.

(h)        Plan Year. The Plan will operate on a plan year that begins on January 1 and ends December 31 in each year.

(i)        Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the State of Arizona, without giving effect to principles of conflicts of laws, and applicable federal law.

(j)        Effective Date. The Plan will become effective on the IPO Date, subject to the Plan being approved by shareholders of the Company, at a meeting by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code. If the Plan is not approved in accordance with Section 423(b)(2) of the Code, each Participant’s Purchase Right shall be void and amounts credited to the Participant’s Cash Account shall be promptly returned to the Participant.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 15, 2013.
Vote by Internet • Go to www.investorvote.com/ONNN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each of the listed director nominees and FOR Proposals 2, 3 and 4.
1. ELECTION OF THREE CLASS II DIRECTORS - Nominees:	+

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - J. Daniel McCranie	☐	☐	☐	02 - Emmanuel T. Hernandez	☐	☐	☐	03 - Teresa M. Ressel	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. ADVISORY (NON-BINDING) RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐	4. TO APPROVE AN AMENDMENT TO THE 2000 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE THEREUNDER	☐	☐	☐
3. RATIFY PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Stockholders who wish to view the Company’s Proxy Statement

and Annual Report on the Internet, including those stockholders who have elected to receive these materials electronically,

can view the 2013 Annual Meeting materials by directing their

Internet browser to www.onsemi.com/annualdocs

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ON SEMICONDUCTOR CORPORATION

Meeting Details

Description – 2013 Annual Meeting of Stockholders

Date & Time – May 15, 2013 at 2:00 p.m. (local time)

Location – The Company’s Principal Offices at 5005 East McDowell Road, Phoenix, AZ 85008

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

I appoint J. Daniel McCranie, Keith D. Jackson and George H. Cave, individually and together, proxies with full power of substitution, to vote all my shares of common stock of ON Semiconductor Corporation (the “Company”) which I have the power to vote, at the Annual Meeting of Stockholders to be held at the Company’s principal offices at 5005 East McDowell Road, Phoenix, AZ 85008 on May 15, 2013, at 2:00 p.m. local time and at any adjournments or postponements of the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE INDICATED, THE SHARES WILL BE VOTED AS FOLLOWS: (1) “FOR” THE ELECTION OF EACH CLASS II DIRECTOR NOMINEE; (2) “FOR” THE ADVISORY (NON-BINDING) RESOLUTION TO APPROVE EXECUTIVE COMPENSATION; (3) “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; AND (4) “FOR” THE AMENDMENT TO THE 2000 EMPLOYEE STOCK PURCHASE PLAN. The proxies may vote according to their discretion on any other matter which may properly come before the meeting.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)